QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-74981
333-74450

Prospectus Supplement to Prospectus Dated May 16, 2000.

$144,500,000

Boise Cascade Corporation
Senior Floating Rate Debentures Due December 16, 2006

        This prospectus supplement relates to the remarketing of $144,500,000 aggregate principal amount of senior floating rate debentures, due December 16, 2006, of Boise Cascade Corporation. We issued the debentures to Boise Cascade Trust I, or the Trust, in December 2001 in connection with our issuance and sale to the public of equity security units. Each equity security unit initially consisted of (a) a contract to purchase, for $50, shares of our common stock on December 16, 2004, and (b) a preferred security of the Trust, with a stated liquidation amount of $50. The preferred securities represented undivided beneficial ownership interests in the assets of the Trust, which consisted solely of the debentures we issued to the Trust. The terms of the debentures described in this prospectus supplement will apply to all $172,500,000 aggregate principal amount of outstanding debentures.

        In accordance with the terms of the preferred securities, on September 16, 2004, we will dissolve the Trust and distribute the debentures to the holders of the preferred securities in exchange for their preferred securities.

        We will pay interest on the debentures quarterly on March 16, June 16, September 16 and December 16 of each year. Interest on the debentures will accrue at a floating rate per annum, determined in advance for each quarter. The rate for each quarter will be 2.75% over the average of the interbank offered rates for three-month United States dollar deposits in the London market (LIBOR) as published in The Wall Street Journal on the third business day before the prior quarter's interest payment date. The 2.75% over LIBOR rate will be decreased (or increased) by 0.25% if at any time Standard and Poor's Corporation's and Moody's Investor Service, Inc.'s rating agencies have both raised (or lowered) their ratings of the debentures as described under "Prospectus Supplement Summary — The Remarketing — Interest Rates and Payment Dates" in this prospectus supplement. The first such interest payment on the debentures will be made on December 16, 2004 at a rate of 4.62% per annum (subject to changes for ratings changes).

        We may not redeem the debentures prior to their maturity on December 16, 2006, except in a Tax Event Redemption.

        The debentures are being remarketed through Goldman, Sachs & Co., as remarketing agent, pursuant to a remarketing agreement with us. We will not receive any of the proceeds from the remarketing. See "Relationship of the Equity Security Units to the Remarketing" in this prospectus supplement.

        See "Risk Factors" beginning on page S-10 of this prospectus supplement to read about some of the factors you should consider before buying the debentures.

	Per Debenture	Total
Price to the public(1)	102.01%	$147,404,450
Remarketing fee to remarketing agent	0.25%	$368,511
Net proceeds to participating unit holders(2)	101.76%	$147,035,939

    (1)
    Plus accrued interest from September 16, 2004, if any, if settlement occurs after that date.

    (2)
    Includes amounts used to purchase the treasury portfolio on behalf of unit holders.

        Delivery of the debentures, in book-entry form only, will be made on or about September 16, 2004.

        None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Remarketing Agent

Goldman, Sachs & Co.

Prospectus Supplement dated September 10, 2004.

PROSPECTUS SUPPLEMENT SUMMARY

        The debentures are offered for sale in those jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the debentures in some jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us and the remarketing agent to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation.

About This Prospectus Supplement

        This prospectus supplement contains the terms of this remarketing of debentures. This prospectus supplement may add, update or change information in the accompanying prospectus. In addition, the information incorporated by reference in the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information.

        It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information under the caption "Where You Can Find More Information" in this prospectus supplement.

Our Company

        As used in this prospectus supplement, the terms "Boise" and "we" include Boise Cascade Corporation and its consolidated subsidiaries and predecessors. Our Securities and Exchange Commission (SEC) filings, which include annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all related amendments, and our proxy statements are available, free of charge, on our website at www.bc.com, Investor Relations, SEC filings. These reports are available soon after they are filed electronically with the SEC.

        Our annual report on Form 10-K for the year ended December 31, 2003 is referred to as our 2003 10-K, and our quarterly report on Form 10-Q for the quarter ended June 30, 2004 is referred to as our 2004 June 30 10-Q. Much of the information under "Our Company" is derived from, and discussed in greater detail, in our 2003 10-K and 2004 June 30 10-Q.

        Boise is a multinational contract and retail distributor of office supplies and paper, technology products, and office furniture. Boise is also a major distributor of building materials and an integrated manufacturer and distributor of paper, packaging, and wood products. We are headquartered in Boise, Idaho, with domestic and international operations. We own or control approximately 2.3 million acres of timberland in the United States. We were incorporated under the laws of Delaware in 1931 under the name Boise Payette Lumber Company of Delaware, as a successor to an Idaho corporation formed in 1913. In 1957, our name was changed to Boise Cascade Corporation.

Our Business

        We have historically reported our business results using four reportable segments: Boise Office Solutions; Boise Building Solutions; Boise Paper Solutions; and Corporate and Other (support staff services). In December 2003, we acquired OfficeMax, Inc. After that acquisition, we began reporting Boise Office Solutions as two separate segments, Boise Office Solutions, Contract, and Boise Office Solutions, Retail. All of our segments, except Boise Office Solutions, Retail, have a December 31 year-end. Our Boise Office Solutions, Retail, segment maintains a fiscal year that ends on the last Saturday in December, which in 2003 was December 27. We consolidate the fiscal-year results of Boise Office Solutions, Retail, with the calendar-year results of our other segments. We present information pertaining to each of our five segments and the geographic areas in which they operate in our 2003 10-K and 2004 June 30 10-Q.

        OfficeMax Acquisition.    Our acquisition of OfficeMax significantly changed our business mix and was in keeping with our long-term strategy of growing our distribution business. The acquisition more than doubled the size of Boise Office Solutions, and this part of our business generated approximately 66% of total company sales (including intersegment sales) for the six months ended June 30, 2004. For more information about our acquisition of OfficeMax, see "OfficeMax Acquisition" under Item 2 of the 2004 June 30 10-Q.

        Paper, Forest Products and Timberland Assets Disposition.    In connection with the OfficeMax acquisition, we announced in July 2003 that we would undertake a review of the direction of the company as a whole by exploring strategic alternatives for our other businesses. Following the consideration of various alternatives, we announced in July 2004 that we had agreed to sell our paper, forest products and timberland assets for approximately $3.7 billion to affiliates of Boise Cascade, L.L.C., which we refer to as New Boise, a new company formed by Madison Dearborn Partners LLC, which we refer to as Madison Dearborn, a leading private equity firm located in Chicago, Illinois. We expect the transaction, which we refer to as the Proposed Asset Disposition, to close in the last quarter of 2004. The assets being sold constitute essentially all of our Boise Building Solutions and Boise Paper Solutions assets, and generated approximately 42% of total company sales (including intersegment sales) for the six months ended June 30, 2004. We expect the remaining businesses to operate under the trade name OfficeMax after closing.

        Capital Structure Changes.    In connection with the OfficeMax acquisition, we incurred additional debt, and our outstanding debt as of June 30, 2004 was $2.3 billion. In addition, Standard and Poor's Corporation's and Moody's Investor Services, Inc.'s rating agencies lowered our credit ratings to BB and Ba2, respectively, which are below investment grade.

        In anticipation of the asset disposition, in the third quarter of 2004, we expect to enter into approximately $200 million to $400 million of short-term borrowings to fund incremental contributions to our pension plans and to decrease our accounts receivable financing. We expect to use approximately $2.2 billion to $2.3 billion of the net proceeds from the asset disposition to repay such short-term borrowings and to retire or repurchase other debt. We expect to return $800 million to $1.0 billion of the remaining net proceeds to shareholders through common and/or preferred stock buybacks, cash dividends or a combination. These planned debt retirements and equity repurchases or dividends will begin after the asset disposition is completed. Standard and Poor's and Moody's Investors Services have not indicated what our credit ratings might be following these transactions.

Boise Office Solutions, Contract

        Boise distributes a broad line of items for the office, including office supplies and paper, technology products, and office furniture, through our Boise Office Solutions, Contract, segment. This segment markets and sells through field salespeople, catalogs, the Internet, and stores in Canada, Hawaii, Australia, and New Zealand. It also includes sales generated by OfficeMax's field salespeople, catalogs, and E-commerce business after December 9, 2003. Substantially all products sold by this segment are purchased from outside manufacturers or from industry wholesalers, except office papers, which are sourced primarily from our paper operations. Boise Office Solutions, Contract, sells these office products directly to large corporate, government, and small and medium sized offices in the United States, Canada, Australia, New Zealand, and Mexico.

        Customers with more than one location are often served under the terms of one national contract that provides consistent products, prices, and service to multiple locations. If the customer desires, we also provide summary billings, usage reporting, and other special services. On June 30, 2004, Boise Office Solutions, Contract, operated 77 distribution centers, six customer service centers and outbound sales centers, and five wholesale/manufacturing facilities. Boise Office Solutions, Contract, also operated 102 stores in Canada, Hawaii, Australia, and New Zealand.

        Boise Office Solutions, Contract, sales for 2003, 2002, 2001, 2000, and 1999 were $3.7 billion, $3.5 billion, $3.5 billion, $3.7 billion, and $3.4 billion, respectively, and for the six months ended June 30, 2004 and 2003 were $2.2 billion and $1.8 billion, respectively.

Boise Office Solutions, Retail

        Boise Office Solutions, Retail, which operates under the trade name OfficeMax, is a retail distributor of office supplies and paper, technology products, and office furniture. Its superstores feature CopyMax® and FurnitureMax® in-store modules devoted to print-for-pay services and office furniture. Our retail segment has operations in the United States, Puerto Rico, and the U.S. Virgin Islands and a 51%-owned joint venture in Mexico. In 2003, all products sold by this segment were purchased from outside manufacturers or from industry wholesalers. The retail office products segment began purchasing office paper from Boise during 2004. The combined Boise Office Solutions, which comprises our contract and retail segments, expects to sell approximately 650,000 tons of Boise office paper in 2004, compared with 568,000 tons in 2003.

        This segment includes the operating results of our office supply superstores. On June 30, 2004, our retail office products segment operated 931 superstores, three large distribution centers that support the superstores, one small-format store, and one distribution center in Mexico. Boise Office Solutions, Retail, sales from December 10 to December 27, 2003, were $0.3 billion, and for the six months ended June 30, 2004 were $2.2 billion.

Other Segments

        The following is a brief description of the segments of our business that we are selling as part of our asset disposition.

        Boise Building Solutions.    We are a major producer of engineered wood products (laminated veneer lumber and wood I-joists), lumber, and particleboard through this segment. Boise Building Solutions sales for 2003, 2002, 2001, 2000, and 1999 were $2.9 billion, $2.5 billion, $2.4 billion, $2.5 billion, and $2.2 billion, respectively, and for the six months ended June 30, 2004 and 2003 were $1.9 billion and $1.3 billion, respectively.

        Boise Paper Solutions.    We manufacture and sell uncoated free sheet papers (office papers, printing grades, forms bond, envelope papers and value added papers), containerboard, corrugated containers, newsprint and market pulp through this segment. Approximately 41% of our uncoated free sheet paper, including about 77% of our office papers, was sold through Boise Office Solutions during 2003. These percentages were 45% and 81% during the six months ended June 30, 2004. Boise Paper Solutions sales for 2003, 2002, 2001, 2000, and 1999 were $1.9 billion, $1.9 billion, $1.9 billion, $2.0 billion, and $1.9 billion, respectively, and for the six months ended June 30, 2004 and 2003 were $970 million and $928 million, respectively.

        Timber Resources.    We own or control approximately 2.3 million acres of timberland in the United States, and manage these resources as part of our Boise Building Solutions and Boise Paper Solutions segments. During 2003, these segments met 47% of their fiber needs through our timber and wood fiber resources, 42% through private sources and 11% through government sources. During 2002, these percentages were 49%, 39% and 12%, and during 2001, they were 44%, 47% and 9%.

Risk Factors

        You should consider carefully prior to investing in the debentures all of the information set forth in this prospectus supplement and, in particular, the information under the heading "Risk Factors" in this prospectus supplement.

The Remarketing

        The following summary of the terms of the debentures is not complete. For a more detailed description, see "Description of the Remarketed Debentures." Capitalized terms used in this summary are defined under "Description of the Remarketed Debentures — Definitions."

Issuer	Boise Cascade Corporation
Securities Offered	$144,500,000 aggregate principal amount of floating rate debentures due December 16, 2006.
Interest Rate and Payment Dates
We will pay interest on the debentures quarterly on March 16, June 16, September 16, and December 16 of each year. Interest on the debentures will accrue at a floating rate per annum, determined in advance for each quarter. The initial quarterly rate will be 2.75% over the average of the interbank offered rates for three-month United States dollar deposits in the London market (LIBOR) as published in The Wall Street Journal on the third business day before the prior quarter's interest payment date. The first such interest payment on the debentures will be made on December 16, 2004 at a rate of 4.62% (subject to changes for ratings changes).

Standard & Poor's Corporation (S&P) and Moody's Investors Service, Inc. (Moody's) rating agencies are expected to assign a long-term issue credit rating to the debentures of BB (S&P) and Ba2 (Moody's). The 2.75% over LIBOR rate will be decreased (or increased) by 0.25% if both S&P and Moody's have raised (or lowered) their rating of the debentures by one or more levels. The table below shows the percentage over LIBOR annual rate of interest for the ratings expected at issuance and ratings at one level above and below.
	S&P	Moody's	% over LIBOR
Ratings at or above	BB+	Ba1	2.50
Ratings at	BB	Ba2	2.75
Ratings at or below	BB-	Ba3	3.00

If the rating agencies' changes are not simultaneous, any change in the percentage rate over LIBOR will be made as of the announcement of a change by the second agency, and such percentage rate will remain in effect until both agencies have changed their rate to another level reflected in the table above.

The ratings set forth above are not a recommendation to purchase, hold or sell the remarketed debentures, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information we have furnished to the rating agencies and information obtained by the rating agencies from other sources. The ratings are only accurate as of their date and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information.
The Remarketing
We issued the debentures in December 2001 to the Trust, in connection with our issuance and sale to the public of equity security units. Each equity security unit initially consisted of a stock purchase contract and a preferred security of the Trust. The preferred securities represented undivided beneficial ownership interests in the assets of the Trust, which consisted solely of the debentures. In order to secure their obligations under the stock purchase contracts, investors in the preferred securities pledged their preferred securities in our favor. We will dissolve the Trust and distribute the debentures to the holders of the preferred securities on or about September 16, 2004. Under the terms of the equity security units, we are required to engage one or more nationally recognized investment banks to remarket the debentures on behalf of the holders (other than those holders who have elected not to participate in the remarketing) pursuant to a remarketing agreement between us and the remarketing agent. We have appointed Goldman, Sachs & Co. to act as exclusive remarketing agent.
Ranking
The debentures are unsecured senior obligations of Boise Cascade Corporation and rank senior in right of payment to all existing and future senior subordinated indebtedness and equally in right of payment with all of our existing and future senior unsecured and unsubordinated indebtedness.
Covenants	By supplemental indenture, we have added covenants for the benefit of debenture holders, as described below.

Unless and until (i) the debentures receive an investment grade rating from two or more nationally recognized statistical rating organizations and other conditions are satisfied, or (ii) we close on a tender offer to all holders of debentures to purchase their debentures at a premium (each a fall away event) the indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:
• pay dividends on stock or repurchase our stock;
• make investments;
• borrow money and issue preferred stock;

	•	create liens;
	•	restrict the ability of our restricted subsidiaries to pay dividends or make other transfers to us;
	•	consolidate or merge with another person or sell all or substantially all of our assets and our restricted subsidiaries' assets to another person;
	•	engage in certain transactions with affiliates;
	•	enter into sale and leaseback transactions; and
	•	expand into unrelated businesses.
After a fall away event, some of the above limitations will no longer apply. The indenture will, however, among other things, limit our ability to:
	•	borrow money by restricted subsidiaries;
	•	create liens on principal properties held by us or our restricted subsidiaries;
	•	consolidate or merge with another person or sell all or substantially all of our assets and our restricted subsidiaries' assets to another person; and
	•	enter into sale and leaseback transactions affecting principal properties held by us or our restricted subsidiaries.
These covenants are subject to important exceptions. For more detail, see "Description of the Remarketed Debentures — Debenture Covenants."
Redemption	We may not redeem the debentures at any time prior to the date of their maturity, except in a Tax Event Redemption.
Use of Proceeds	We will not receive any of the proceeds from the remarketing. See "Relationship of the Equity Security Units to the Remarketing."
Clearance and Settlement	The debentures will be cleared through The Depository Trust Company.
Governing Law	State of New York.

Summary Historical Financial Data

        The following is a summary of consolidated financial data of Boise for the year ended December 31, 2003 and the six months ended June 30, 2003 and 2004. The information with respect to the year ended December 31, 2003 is derived from the audited financial statements of Boise contained in our 2003 10-K. The information with respect to the six months ended June 30, 2003 and 2004 is derived from the unaudited consolidated financial statements of Boise contained in our 2004 June 30 10-Q. These unaudited financial statements, in the opinion of management, have been prepared on the same basis as the audited financial statements and reflect all adjustments necessary for a fair presentation of Boise's results of operations and financial position. Results for the six months ended June 30, 2004 are not necessarily indicative of results that may be expected for the entire year. This summary should be read together with the consolidated financial statements, the accompanying notes and management's discussion and analysis of the operating and financial condition of Boise contained in our reports referred to above.

	Year Ended December 31, 2003	Six Months Ended June 30, 2003	Six Months Ended June 30, 2004
	(in millions)
Statements of income (loss) data:
Sales	$8,245	$3,782	$6,931
Costs and expenses	8,097	3,758	6,669

Income from operations	148	24	262
Interest expense	(133)	(63)	(81)
Other	4	3	—

Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	19	(36)	181
Income tax (provision) benefit	(2)	13	(66)
Minority interest, net of income tax	—	—	(1)

Income (loss) before cumulative effect of accounting changes	17	(23)	114
Cumulative effect of accounting changes, net of income tax	(9)	(9)	—

Net income (loss)	$8	$(32)	$114

Balance sheet data:
Cash and cash equivalents	$125	$98	$180
Working capital	524	354	235
Property and equipment, net	2,825	2,531	2,779
Total assets	7,376	4,990	7,481
Total debt	2,280	1,784	2,309
Shareholders' equity	2,324	1,400	2,442

Summary Unaudited Pro Forma Condensed Financial Data

        The following summary unaudited pro forma condensed financial data are derived from the unaudited pro forma condensed financial statements included in this prospectus supplement under "Unaudited Pro Forma Condensed Financial Information." The unaudited pro forma financial information gives effect to the OfficeMax acquisition and the Proposed Asset Disposition. You should read the information below together with such financial statements and accompanying notes.

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	(in millions)
Statements of income (loss) data:
Sales	$8,198	$4,004
Costs and expenses	8,106	3,955

Income from operations	92	49
Interest expense	(101)	(50)
Other	6	4

Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	(3)	3
Income tax benefit	1	3
Minority interest, net of income tax	(3)	(1)

Income (loss) before cumulative effect of accounting changes	(5)	5
Cumulative effect of accounting changes, net of income tax	(5)	—

Net income (loss)	$(10)	$5

June 30, 2004
(in millions)
Balance sheet data:
Cash and cash equivalents	$2,007
Working capital	2,153
Property and equipment, net	638
Total assets	6,392
Total debt	1,401
Shareholders' equity	2,433

RISK FACTORS

        You should read carefully this prospectus supplement and accompanying prospectus and the other documents attached to or incorporated by reference in this prospectus supplement and accompanying prospectus. You should, in particular, read and consider the risk factors specified below and elsewhere in this prospectus supplement. Additional risks and uncertainties not currently known to or deemed significant by us also may adversely affect us.

Risks Relating to Our Operations

Intense competition in our markets could harm our ability to achieve or maintain profitability

        All of the markets we serve are highly competitive, with a number of large companies operating in each. We compete in our markets principally through price, service, quality and value-added products and services.

        Office Solutions, Contract and Retail.    The office products market is highly competitive. Purchasers of office products have many options when purchasing office supplies and paper, technology products, and office furniture. We compete with worldwide contract stationers, large retail office products suppliers, direct-mail distributors, discount retailers, drugstores, supermarkets, and thousands of local and regional contract stationers, many of whom have long-standing customer relationships. Increased competition in the office products industry, together with increased advertising, has heightened price awareness among end users. Such heightened price awareness has led to margin pressure on office products. Besides price, competition is also based on customer service.

        Our retail business may face increased competition from well-established mass merchant retailers who have the financial and distribution abilities to compete effectively with us should they choose to (a) increase their presence in the office superstore, Internet office supply or contract stationer business, or (b) substantially expand their office product offerings in their existing retail outlets. We may also encounter significant competition in the areas of price and selection from merchants that are heavily focused on Internet sales, some of whom may operate few, if any, stores and thereby limit their fixed costs. In particular, they may be formidable competitors with respect to customers who are willing to look for the absolute lowest price without regard to the other attributes of our business, including advice and service. In addition, increasing numbers of manufacturers of computer hardware, software, and peripherals, including certain of our suppliers, have expanded their own direct marketing of products, particularly over the Internet. There is a possibility that any or all of these competitors could become more aggressive in the future, thereby increasing the number and breadth of our competitors, potentially having a material adverse effect on our retail business and results of our operations.

        Building Solutions.    The building products markets in which we compete are very large and highly fragmented, with fewer than ten national producers but hundreds of local and regional manufacturers and distributors. Most of our competitors are located in the United States and Canada, although we have seen increasing competition from outside North America. We compete not only with manufacturers and distributors of similar building products but also with products made from alternative resources, such as steel and plastic. Many factors influence competition in the building products markets, chiefly price, quality, and service.

        Paper Solutions.    Our major paper products are uncoated free sheet, containerboard, and newsprint, all of which are globally traded commodities with numerous worldwide manufacturers and distributors. About a dozen major manufacturers compete in the North American paper market. Price, quality, and service are important competitive determinants across paper markets. All of our paper manufacturing facilities are located in the United States, and we compete largely in the domestic arena. We do, however, face competition from foreign producers. The level of this competition varies depending on the level of demand abroad and the relative rates of currency exchange. Our paper products also compete with electronic transmission and document storage alternatives. As trends toward these alternatives continue, we may see variances in the demand overall for paper products or shifts from one type of paper to another. For example, demand for newsprint grades may decline, and demand for office papers may increase, as newspapers are replaced with electronic media.

        Some of our competitors in each business are larger than we are and have greater financial and other resources available to them, and there can be no assurance that we can continue to compete successfully with them. Some of our competitors are also currently lower-cost producers than we are and may be better able to withstand price declines. In addition, if we do not continue to provide excellent customer service and quality products in each of our businesses, our profitability from each business and our overall profitability could be harmed.

The remodeling of our stores and new store openings and the associated costs are expected to continue affecting store expenses

        Our future plans include opening retail stores of different sizes and using different store formats and layouts than our traditional superstore models. Our future plans also include efforts to remodel and reformat existing stores. The expenses associated with such activities could have an impact on our net income in the future. We cannot determine with certainty whether we will derive the anticipated benefit from these newly sized or formatted stores. We are also engaged in ongoing rationalization efforts to maintain an optimal portfolio of stores by closing stores that no longer meet our investment requirements while opening new stores in other locations. Our new stores typically require an extended period of time to reach the sales and profitability levels of our existing stores. In addition, our strategy sometimes includes opening new stores in markets where we already have a presence and those new stores may cause a loss of sales in existing stores in nearby areas. The opening of new stores does not ensure that those stores will be as profitable as existing stores. In particular, this is a risk when those stores are opened in proximity to our existing stores, in highly competitive markets or markets in which other office supply superstores may have achieved "first mover" advantage. In addition, our profitability would be adversely affected if our competitors were to attempt to capture market share by reducing prices. Any or all of the circumstances described above could have a material adverse effect on our anticipated future revenues and profits.

There is no assurance that the sale of our paper, forest products and timberland assets to Boise Cascade L.L.C. will be completed

        On July 26, 2004, we announced that we had reached a definitive agreement to sell our paper, forest products, and timberland assets for approximately $3.7 billion to affiliates of Boise Cascade, L.L.C., a new company formed by Madison Dearborn Partners LLC, a leading private equity investment firm located in Chicago, Illinois. While we expect to complete the sale during the fourth quarter of 2004, there is no assurance that we will be able to complete the sale at all or complete it on the terms and conditions that we have described here and in our other filings with the SEC. The closing of the transaction depends upon a number of factors, some of which are outside of our control. If we cannot complete the sale, we will not be able to repay debt or return proceeds to our shareholders at the same level or within the same time frames as we have anticipated. In addition, intervening or unexpected events, changes in our debt structure, or unanticipated cash requirements could disrupt our plans to repay debt and return proceeds to our shareholders.

        The consummation of the sale is subject to a number of conditions which must either be satisfied or, in certain cases, waived. Among other such conditions, no material adverse change in our businesses to be sold shall have occurred since the execution of the acquisition agreement, and no court order or other legal restraint shall be in effect which restrains or enjoins consummation of the transaction. We cannot assure that all such conditions will be satisfied or waived on a timely basis or that the sale will be completed.

We cannot ensure that our integration with OfficeMax will be successful

        Integrating and coordinating our operations and personnel with those of OfficeMax have involved and will continue to involve complex operational and personnel-related challenges. This process is time-consuming and expensive, may disrupt the business of either or both companies, and may not result in the full benefits we expect. The difficulties, costs, and delays that have been or could be encountered include: unanticipated issues in integrating information, communications, and other systems; negative effects on employee morale and performance as a result of job changes and reassignments; difficulties attracting and retaining key personnel; loss of customers, unanticipated incompatibility of purchasing, logistics, marketing, paper sales, and administration methods; and unanticipated costs of terminating or relocating facilities and operations. In addition, the integration may be made more difficult by disruptions which could be caused by the Proposed Asset Disposition, which may include employee uncertainty and the inability of management to devote full attention to integration matters.

We will retain "legacy" liabilities not normally associated with the office products business

        Under our agreement for the Proposed Asset Disposition, we will retain responsibility for any liabilities not directly associated with the day-to-day operations of the forest products business, including but not limited to liabilities related to environmental, tax, and employee benefit matters. Some of these retained liabilities could turn out to be significant, which could have a material adverse effect on our results of operations. Our exposure to these liabilities could harm our ability to compete with other office products distributors, who would not typically be subject to similar liabilities.

The prices for paper and building products are subject to cyclical market pressures

        Paper and building products businesses are subject to cyclical market pressures. Historical prices for our products have been volatile, and our direct influence over the timing and extent of price changes for our products is limited. The relationship between supply and demand in the paper and building products industries significantly affects product pricing. Demand for building products is driven mainly by factors outside our control, such as the construction, repair and remodeling, and industrial markets; interest rates; and weather. The supply of paper and building products fluctuates based on available manufacturing capacity, and excess capacity in either industry, both domestically and abroad, can result in significant declines in market prices for our products. Prolonged periods of weak demand or excess supply in any of our businesses could negatively affect our market share, seriously reduce our margins, and harm our liquidity, financial condition, or results of operations. Furthermore, upon completion of the Proposed Asset Disposition, we will not only have a continuing equity interest in New Boise, but also have an ongoing obligation to purchase paper from New Boise, and as a result will continue to be affected by the market pressures described above.

Increases in raw material costs may harm the results of our operations

        Paper and buildings products businesses are significantly affected by the cost of our raw supplies, such as wood fiber, energy and chemicals. Selling prices of our products have not always increased in response to increases in the prices of our raw materials. On occasion, our results of operations have been, and in the future may be, harmed if we are unable to pass raw material price increases through to our customers. Wood fiber is a significant raw material for our paper and building products businesses. The percentage of our wood fiber requirements obtained from our timberlands will fluctuate based on a variety of factors, including changes in our timber harvest levels and changes in our manufacturing capacity. The cost of various types of wood fiber that we purchase in the market has at times fluctuated greatly because of economic or industry conditions. The volume and value of timber that can be harvested from our lands may be limited by natural disasters such as fire, insect infestation, disease, ice storms, windstorms, flooding, and other weather conditions and causes. We do not maintain insurance for any loss to our standing timber from natural disasters or other causes.

Environmental regulation and environmental compliance expenditures affect our results

        Our paper and building products businesses are subject to a wide range of general and industry-specific environmental laws and regulations, particularly with respect to air emissions, wastewater discharges, solid and hazardous waste management, site remediation, forestry operations, and endangered species. Compliance with these laws and regulations is a significant factor in our business. Our failure to comply with applicable environmental laws and regulations, including permit requirements, could result in civil or criminal fines or penalties or in enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment, or remedial actions. As an owner and operator of real estate, we may be liable under environmental laws for cleanup and other costs and damages, including tort liability, resulting from past or present spills or releases of hazardous or toxic substances on or from our properties. Liability under these laws may be imposed without regard to whether we knew of, or were responsible for, the presence of such substances on our property and, in some cases, may not be limited to the value of the property. Unanticipated situations could give rise to material environmental liabilities. Enactment of new environmental laws or regulations or changes in existing laws or regulations might require significant expenditures. We may be unable to generate funds or other sources of liquidity and capital to fund unforeseen environmental liabilities or expenditures.

Risks Related to Our Indebtedness and the Debentures

We have more indebtedness since the OfficeMax merger, which could adversely affect our cash flows, business, and ability to fulfill our debt obligations

        We have a substantial amount of debt, some of which we incurred as part of our acquisition of OfficeMax. As of June 30, 2004, our outstanding debt was $2.3 billion. The increased levels of debt could, among other things: require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, and other purposes; increase the cost and reduce the availability of funds from commercial lenders, debt financing transactions, and other sources; increase our vulnerability to, and limit our flexibility in planning for, adverse economic and industry conditions; create competitive disadvantages compared with other companies with lower debt levels; and cause further downgrading of our credit rating, which could limit our ability to borrow money and increase the cost of doing so. While we anticipate repaying some of this debt with the proceeds from the Proposed Asset Disposition, we cannot ensure that this transaction will be completed or that intervening events will not cause us to deploy proceeds for another use.

Restrictions imposed by the indenture governing the debentures, our revolving credit facility and our other outstanding indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in other business activities

        The indenture governing the debentures will contain various covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

  •
  pay dividends on our stock or repurchase our stock;

  •
  make investments;

  •
  borrow money and issue preferred stock;

  •
  create liens;

  •
  restrict the ability of our restricted subsidiaries to pay dividends or make other transfers to us;

  •
  consolidate or merge with another person or sell all or substantially all of our assets or our restricted subsidiaries' assets to another person;

  •
  engage in certain transactions with affiliates;

  •
  enter into sale and leaseback transactions; and

  •
  expand into unrelated businesses.

        Some of the agreements governing our outstanding debt require us to maintain compliance with certain financial ratios. Our ability to comply with such ratios may be affected by events beyond our control. In the event of a default under any of these agreements, the lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable. If the debt under these agreements or the debentures were to be accelerated, we cannot assure you that our assets would be sufficient to repay such debt in full. In particular, debentureholders will be paid only if we have assets remaining after we pay amounts due on our secured debt.

Claims of creditors of our subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over holders of the debentures

        None of our subsidiaries will guarantee the debentures, although our revolving credit facility is guaranteed by our domestic subsidiary, Boise Cascade Office Products Corporation. In addition, as of June 30, 2004, Boise Cascade Office Products Corporation and OfficeMax, Inc. have guaranteed approximately $60.0 million of our floating rate term loans. Claims of creditors of our subsidiaries, including trade creditors and lenders under our revolving credit facility, generally will have priority with respect to the assets and earnings of such subsidiaries over our claims or those of our creditors, including holders of the debentures. As of June 30, 2004, our subsidiaries would have had $163.7 million of indebtedness and $1.8 billion of other liabilities outstanding, including trade payable and deferred income tax liabilities.

We and our subsidiaries may be able to incur substantially more debt, including secured debt

        Subject to the restrictions in our revolving credit facility, the indenture governing the debentures and our other outstanding indebtedness, we and our subsidiaries may incur significant additional debt, including secured debt that would be effectively senior to the debentures. Although the terms of the facility and the indenture governing the debentures contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of important exceptions, and debt incurred in compliance with these restrictions could be substantial. If we and our restricted subsidiaries incur significant additional debt, the related risks that we face could intensify.

Our ability to generate cash depends on many factors beyond our control, and we may not be able to generate the cash required to service our debt

        Our ability to make payments on and refinance our indebtedness, including the debentures, and to fund our operations will depend on our ability to generate cash in the future. Our historical financial results have been, and our future financial results are expected to be, subject to substantial fluctuations, and will depend upon general economic conditions and financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are unable to meet our debt service obligations or fund our other liquidity needs, we may need to refinance all or a portion of our debt, including the debentures, before maturity, seek additional equity capital or sell assets. We cannot assure you that we will be able to pay our debt or refinance it on commercially reasonable terms, or at all, or to fund our liquidity needs.

        If for any reason we are unable to meet our debt service obligations, we would be in default under the terms of our agreements governing our outstanding debt. If such a default were to occur, the lenders could elect to declare all amounts outstanding under the facility immediately due and payable, and the lenders would not be obligated to continue to advance funds under the revolving credit facility. If the amounts outstanding under these agreements are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to the banks or to our debt holders, including holders of debentures.

FORWARD-LOOKING STATEMENTS

        Certain statements and assumptions in this prospectus supplement or the accompanying prospectus contain or are based on "forward looking" information and involve risks and uncertainties. We believe that such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those that may predict, forecast, indicate or imply future results, performance or achievements. These statements are subject to numerous assumptions and uncertainties, many of which are outside of our control, and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Actual outcomes are dependent upon many factors. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, among others, the "Risk Factors" set forth above as well as the following factors:

  •
  our ability to complete the Proposed Asset Disposition upon the agreed terms or otherwise;

  •
  our continued ability to execute our business strategy and achieve cost structure improvements;

  •
  market demand for products which may be tied to the relative strength of various business segments, the level of white collar employment and the long-term effect of electronic media;

  •
  the activity of competitors and the impact of such activity on production capacity and customer demand across pulp, paper and wood products markets and the office products market;

  •
  the activity of our competitors in the office products distribution arena and the effects of that activity on our pricing margins, expansion plans and growth strategies;

  •
  changes in foreign economies and competition, which tend to affect the level of imports and exports of paper and wood products;

  •
  changes in the price or availability of raw materials, including energy and wood fiber;

  •
  the performance of manufacturing operations and the amount of capital required to maintain these operations;

  •
  changes in general and economic conditions both domestically and abroad including, without limitation, the levels of interest rates, which affect the level of housing starts, remodeling, and other building activity;

  •
  fluctuations in foreign currency exchange rates;

  •
  the effect of forestry, land use, environmental and other governmental laws and regulations, and the impact of these regulations on cost structure;

  •
  the effect of various product liability, consumer, environmental and other litigation that arise from time to time in the ordinary course of business;

  •
  the impact of increasing environmental activism on our business;

  •
  changes in the banking and capital markets, which can affect the cost of financing activities;

  •
  the impact of weather and the occurrence of natural disasters such as fires, floods and other catastrophic events and natural disasters; and

  •
  acts of war or terrorist activities.

        Words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "hopes," "targets" or similar expressions are intended to identify forward-looking statements, which speak only as of the date of this prospectus supplement, and in the case of documents incorporated by reference, as of the date of those documents. We operate in an unpredictable and competitive environment. It is not possible for management to predict all risk factors or to estimate the impact of these factors on our business. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of future results. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
Ratio of earnings to fixed charges(1)	2.95	2.59	—	—	1.04	—	2.24

(1)
Earnings before fixed charges were inadequate to cover total fixed charges by $51,196,000 in 2001, $20,121,000 in 2002 and by $38,428,000 for the six months ended June 30, 2003.

        For further information on the Ratio of Earnings to Fixed Charges, please see Exhibit 12.1 to each of our 2003 10-K and 2004 June 30 10-Q.

CAPITALIZATION

        The following table sets forth as of June 30, 2004:

  •
  our actual cash and cash equivalents and capitalization; and

  •
  our pro forma cash and cash equivalents and capitalization, giving effect to the Proposed Asset Disposition and the distribution of the debentures to holders of preferred securities.

        The table should be read together with our financial statements, the pro forma financial statements and the other financial information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2004
	Actual	Pro Forma
	(in millions)
Cash and cash equivalents	$180	$2,007

Debt:
Revolving credit and other loan facility borrowings	$280	$—
Unsecured credit agreement	128	—
7.05% notes, due in 2005	151	151
7.50% notes, due in 2008	149	149
9.45% debentures, due in 2009	150	150
7.35% debentures, due in 2016	125	125
Medium-term notes Series A	298	298
Revenue bonds	233	233
American & Foreign Power Company Inc. 5% debentures, due in 2030	18	18
6.50% senior notes, due in 2010	300	—
7.00% senior notes, due in 2013	200	—
Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of parent	173	—
Senior floating rate debentures, due in 2006	—	173
Other indebtedness	104	104

Total debt	2,309	1,401
Minority interest	22	22
Shareholders' equity	2,442	2,433

Total capitalization	$4,773	$3,856

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Agreement

        In March 2002, we entered into a three-year, unsecured revolving credit agreement with 14 major financial institutions. The agreement permits us to borrow as much as $560 million at variable interest rates based on either the London Interbank Offered Rate (LIBOR) or the prime rate. Borrowings under the agreement were $280 million at June 30, 2004, and were classified in the current portion of long-term debt. In addition to these borrowings, $76.5 million of letters of credit reduced our borrowing capacity at June 30, 2004 to $203.5 million. At June 30, 2004, our borrowing rate under the revolving credit agreement, including fees, was 3.5%. We have entered into interest rate swaps related to $50 million of these borrowings, which gave us an effective interest rate for outstanding borrowings under the revolving credit agreement of 4.0% at June 30, 2004.

        The revolving credit agreement contains customary conditions to borrowing, including compliance with financial covenants relating to minimum net worth, minimum interest coverage ratio, and ceiling ratio of debt to capitalization. At June 30, 2004, we were in compliance with these covenants. As a result, no consent or waiver will be required under this agreement for this offering.

        Under the credit agreement, the payment of dividends depends on the existence and amount of net worth in excess of the defined minimum. Our net worth at June 30, 2004 exceeded the defined minimum by $1,100.6 million. When the credit agreement expires in June 2005, any amount outstanding will be due and payable.

Unsecured Credit Agreement

        In December 2003, we entered into a 19-month, unsecured credit agreement with 13 major financial institutions. Under the agreement, we borrowed $150 million at variable interest rates based on either the LIBOR or the prime rate. Borrowings under the agreement were $128 million at June 30, 2004. At June 30, 2004, our borrowing rate under the agreement was 3.4%. The credit agreement contains financial covenants that are essentially the same as those in our revolving credit agreement discussed above, except that the terms require that the net proceeds of asset sales in excess of the first $100 million be used to reduce the loan balance. The agreement also states that a lien of two times the outstanding balance will be applied to our inventory if our credit ratings fall to either BB- or Ba3 or lower by Standard & Poor's Corporation and Moody's Investors Services, Inc., respectively. When the agreement expires in June 2005, any amount outstanding will be due and payable.

Short-Term Borrowings

        At June 30, 2004 and 2003, we had $49.5 million and $1.0 million of short-term borrowings outstanding, respectively. The minimum and maximum amounts of combined short-term borrowings outstanding during the six months ended June 30, 2004, were $6.2 million and $70.9 million and during the six months ended June 30, 2003, were $0 and $117.4 million, respectively. The average amounts of short-term borrowings outstanding during the six months ended June 30, 2004 and 2003, were $22.0 million and $52.0 million, respectively. The average interest rates for these borrowings were 1.3% for 2004 and 2.1% for 2003.

Notes and Debentures

        As of June 30, 2004, we had outstanding publicly held notes and debentures of approximately $1,390.7 million, net of unamortized discounts, as follows:

Principal Amount	Title
$151,322,000	7.05% notes, due in 2005
$149,034,000	7.50% notes, due in 2008
$149,880,000	9.45% debentures, due in 2009
$124,938,000	7.35% debentures, due in 2016
$297,705,000	Medium-term notes, Series A, with interest rates averaging 7.25% to 8.28%, due in varying amounts annually through 2019
$ 17,814,000	American & Foreign Power Company Inc. 5% debentures, due in 2030
$300,000,000	6.50% senior notes, due in 2010
$200,000,000	7.00% senior notes, due in 2013

Revenue Bonds

        At June 30, 2004, we had outstanding borrowings of approximately $232.5 million, net of unamortized discounts, under industrial revenue bonds with interest rates ranging from 5.50% to 7.20%, due in varying amounts annually through 2029.

Other

        During second quarter 2003, we arranged a $33.5 million sale-leaseback of equipment at our HomePlate™ siding facility near Elma, Washington, of which $30.7 million was outstanding on June 30, 2004. The sale-leaseback was accounted for as a financing arrangement and has a base term of seven years and an interest rate of 4.67%.

        At June 30, 2004, we had a floating rate term loan of $20 million due on April 28, 2005. The interest rate is determined on the basis of three month LIBOR plus a spread determined on the same basis as the spread on our revolving credit agreement. The agreement incorporates the covenants of our revolving credit agreement by reference.

        At June 30, 2004, we had $143 million of unused borrowing capacity registered with the SEC for additional debt securities.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

        The unaudited pro forma condensed financial information shown below is based on audited and unaudited historical financial statements of Boise. The unaudited pro forma condensed financial information presented reflects the estimated pro forma effects of two significant transactions: (1) the acquisition of OfficeMax by Boise on December 9, 2003, and (2) the Proposed Asset Disposition, expected to close in the fourth quarter of 2004. The Proposed Asset Disposition includes essentially all of Boise's Paper Solutions and Building Solutions segments, including timberlands, and selected corporate assets. Some assets, such as a wood-plastic composite siding facility that is going through start-up, and company owned life insurance, are being retained by Boise, as are certain liabilities associated with retiree pension and benefits, environmental remediation at selected sites and discontinued operations.

        Three unaudited pro forma condensed financial statements are included herein, as follows:

  •
  An unaudited pro forma condensed balance sheet, as of June 30, 2004, giving effect to the pending sale as if it occurred on June 30, 2004.

  •
  An unaudited pro forma condensed income statement for the year ended December 31, 2003, giving effect to both transactions as if they had occurred on January 1, 2003.

  •
  An unaudited pro forma condensed income statement for the six months ended June 30, 2004, giving effect to the pending sale as if it had occurred on January 1, 2003. The OfficeMax acquisition took place on December 9, 2003; its results are included in Boise's actual operating results for the six months ended June 30, 2004.

        The three unaudited pro forma condensed financial statements include specific assumptions and adjustments related to the Proposed Asset Disposition. These pro forma adjustments have been made to illustrate the anticipated financial effect of the sale. The adjustments are based upon available information and assumptions that we believe are reasonable. However, as of the date of this filing, we are still preparing to close the pending sale. Actual adjustments may differ materially from the information presented here. Some decisions regarding the disposition and use of sale proceeds have not yet been made. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read together with the unaudited financial statements.

        The unaudited pro forma condensed financial information presented here is for informational purposes only. It is not intended to represent or be indicative of the consolidated results of operations, or financial position that would have been reported had the OfficeMax acquisition and the asset disposition been completed as of the dates presented. This information is not representative of future results of operations or financial position.

Unaudited Pro Forma Condensed Balance Sheet
June 30, 2004

	Actual June 30, 2004	Proposed Asset Disposition	Pro Forma Adjustments for Proposed Asset Disposition	Note 4 Reference	Pro Forma June 30, 2004
	(in thousands)
ASSETS
Current
Cash and equivalents	$180,194	$—	$1,805,000	(A)
			1,485,000	(B)
			(908,000)	(C)
			(200,000)	(D)
			(355,000)	(E)	$2,007,194
Receivables, less allowances	766,799	(234,000)	—		532,799
Inventories	1,591,711	(519,878)	—		1,071,833
Deferred income tax benefits	138,542	—	—		138,542
Other	68,868	(20,523)	—		48,345

	2,746,114	(774,401)	1,827,000		3,798,713
Property
Property and equipment, net	2,778,844	(2,140,715)	—		638,129
Timber, timberlands, and timber deposits	303,052	(303,052)	—		—

	3,081,896	(2,443,767)	—		638,129
Goodwill, net of amortization	1,106,980	(11,639)	—		1,095,341
Investments in affiliates	85	—	175,000	(F)	175,085
Other assets	546,031	(16,438)	165,000	(G)
			(9,646)	(H)	684,947

Total assets	$7,481,106	$(3,246,245)	$2,157,354		$6,392,215

LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Short-term borrowings	$49,547	$—	$—		$49,547
Current portion of long-term debt	667,257	—	(408,000)	(C)	259,257
Accounts payable	1,100,138	(355,989)	—		744,149
Accrued liabilities	694,622	(101,761)	—		592,861

	2,511,564	(457,750)	(408,000)		1,645,814
Debt
Long-term debt, less current portion	1,419,457	—	(500,000)	(C)	919,457
Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of parent	172,500	—	—		172,500

	1,591,957	—	(500,000)		1,091,957
Other
Deferred income taxes	94,980	—	—		94,980
Other long-term liabilities	818,734	(47,878)	(78,000)	(I)
			412,383	(J)	1,105,239

	913,714	(47,878)	334,383		1,200,219
Minority interest	21,674	—	—		21,674

Shareholders' equity
Preferred stock	180,091		—		180,091
Common stock	216,786		—		216,786
Additional paid-in capital	1,263,912		—		1,263,912
Retained earnings	982,675		—
			(9,646)	(H)	973,029
Accumulated other comprehensive loss	(201,267)		—		(201,267)

Total shareholders' equity	2,442,197	—	(9,646)		2,432,551

Total liabilities and shareholders' equity	$7,481,106	$(505,628)	$(583,263)		$6,392,215

See the accompanying Notes to the Unaudited Pro Forma Condensed Financial Statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Statement of Income (Loss)
Year Ended December 31, 2003

	Boise Year Ended Dec. 31, 2003	Pro Forma OfficeMax For Period Jan. 1, 2003 through Dec. 9, 2003	Pro Forma Adjustments for OfficeMax Acquisition	Note 4 Ref.	Pro Forma Boise with OfficeMax Year Ended Dec. 31, 2003	Proposed Asset Disposition	Pro Forma Adjustments for Proposed Asset Disposition	Note 4 Ref.	Pro Forma Year Ended Dec. 31, 2003
	(in thousands, except per share amounts)

Sales	$8,245,146	$4,617,448	$2,196	(K)	$12,864,790	$(4,666,603)	$—		$8,198,187
Cost and expenses	8,097,321	4,667,084	(63,010)	(L)	12,701,395	(4,592,902)	(2,303)	(O)	8,106,190

Income (loss) from operations	147,825	(49,636)	65,206		163,395	(73,701)	2,303		91,997
Interest expense	(132,545)	(3,995)	(31,073)	(M)	(167,613)	—	66,556	(P)	(101,057)
Interest income	1,186	—			1,186	(850)	—	(Q)	336
Other income (expense), net	2,831	—			2,831	(2,672)	5,280	(R)	5,439

	(128,528)	(3,995)	(31,073)		(163,596)	(3,522)	71,836		(95,282)
Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	19,297	(53,631)	34,133		(201)	(77,223)	74,139		(3,285)
Income tax (provision) benefit	(2,222)	20,864	(13,278)	(N)	5,364	24,588	(28,840)	(N)	1,112

Income (loss) before minority interest and cumulative effect of accounting changes	17,075	(32,767)	20,855		5,163	(52,635)	45,299		(2,173)
Minority interest, net of income tax	—	(2,836)	—		(2,836)	—	—		(2,836)

Income (loss) before cumulative effect of accounting changes	17,075	(35,603)	20,855		2,327	(52,635)	45,299		(5,009)
Cumulative effect of accounting changes, net of income tax	(8,803)	—	—		(8,803)	4,133	—		(4,670)

Net income (loss)	$8,272	$(35,603)	$20,855		$(6,476)	$(48,502)	$45,299		$(9,679)

Net income (loss) per common share:
Basic and diluted before cumulative effect of accounting changes	$0.07			Note 5	$(0.13)			Note 5	$(0.21)

Cumulative effect of accounting change, net of income tax	$(0.15)				$(0.10)				$(0.05)

Basic and diluted	$(0.08)				$(0.23)				$(0.26)

Shares used in calculating income (loss) per common share:
Basic and diluted	60,093				85,689				85,689

See the accompanying Notes to the Unaudited Pro Forma Condensed Financial Statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Statement of Income (Loss)
Six Months Ended June 30, 2004

	Actual Six Months Ended June 30, 2004	Proposed Asset Disposition	Pro Forma Adjustments for Proposed Asset Disposition	Note 4 Reference	Pro Forma Six Months Ended June 30, 2004
	(in thousands, except per share amounts)
Sales	$6,930,843	$(2,926,681)	$—		$4,004,162
Cost and expenses	6,669,099	(2,712,670)	(1,238)	(O)	3,955,191

Income (loss) from operations	261,744	(214,011)	1,238		48,971
Interest expense	(81,084)	—	31,099	(P)	(49,985)
Interest income	934	(325)	—	(Q)	609
Other income (expense), net	(344)	415	2,851	(R)	2,922

	(80,494)	90	33,950		(46,454)
Income (loss) before income taxes and minority interest	181,250	(213,921)	35,188		2,517
Income tax (provision) benefit	(66,156)	83,215	(13,688)	(N)	3,371

Income (loss) before minority interest	115,094	(130,706)	21,500		5,888
Minority interest, net of income tax	(1,248)	—	—		(1,248)

Net income (loss)	$113,846	$(130,706)	$21,500		$4,640

Net income per common share:
Basic	$1.24			Note 5	$(0.02)

Diluted	$1.18				$(0.02)

Shares used in calculating income per common share:
Basic	86,275				86,275

Diluted	91,485				86,275

See the accompanying Notes to the Unaudited Pro Forma Condensed Financial Statements, which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1.    Basis of Presentation

        The unaudited pro forma condensed financial statements present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the OfficeMax acquisition and the Proposed Asset Disposition. Adjustments made to adjust Boise's historical financial statements to the pro forma unaudited condensed financial statements presented are described in these footnotes. The unaudited pro forma condensed balance sheet assumes the Proposed Asset Disposition took place on June 30, 2004. The unaudited pro forma condensed statement of income (loss) for the year ended December 31, 2003, assumes the OfficeMax acquisition and the Proposed Asset Disposition took place on January 1, 2003. The unaudited pro forma condensed statement of income (loss) for the six months ended June 30, 2004, also assumes the Proposed Asset Disposition took place on January 1, 2003. Since the OfficeMax acquisition took place on December 9, 2003, its results are included in Boise's actual statements of income and financial position for the six months and period ended June 30, 2004.

        The unaudited pro forma condensed financial statements are not necessarily indicative of the results of operations that would have been achieved had the OfficeMax merger or the Proposed Asset Disposition taken place at the dates indicated, and do not purport to be indicative of the effects that may be expected to occur in the future. The unaudited pro forma condensed financial statements should be read in conjunction with the historical financial statements contained in Boise's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed on August 5, 2004, and Boise's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed on March 2, 2004.

        The pro forma condensed financial statements of Boise, and Boise as adjusted for the OfficeMax acquisition and Proposed Asset Disposition, are prepared in accordance with accounting principles generally accepted in the United States of America.

2.    Pro forma for merger with OfficeMax

        On December 9, 2003, we acquired OfficeMax, Inc. We paid OfficeMax shareholders $1.3 billion for the acquisition, paying 60% of the purchase price in Boise common stock and 40% in cash.

        OfficeMax is now a subsidiary of Boise, and its financial results are reflected in our unaudited proforma condensed balance sheet as of June 30, 2004, and our unaudited pro forma condensed income statement for the six months ended June 30, 2004.

        The pro forma condensed income statement for the year ended December 31, 2003, includes specific assumptions and adjustments related to the merger with OfficeMax. The pro forma adjustments have been made to illustrate the anticipated financial effect of the merger. The adjustments are based upon available information and assumptions that we believe are reasonable.

3.    Pro forma for Proposed Asset Disposition

        On July 26, 2004, we entered into a definitive agreement for the Proposed Asset Disposition for an aggregate purchase price of approximately $3.725 billion. We will sell our building products, paper manufacturing, and distribution assets, other than timberlands and associated timber rights, to buyer for approximately $2.025 billion in cash, less approximately $45 million in benefit liabilities assumed by the buyer. We will sell our timberlands and associated timber rights to the buyer for approximately $1.650 billion, which will be paid through non-recourse installment notes issued by special purpose subsidiaries of the buyer. We have also agreed to leave $50 million of operating cash with the business, for which we will be paid $50 million in cash at closing. We expect to monetize approximately 90% of the timberland notes through a securitization arrangement shortly after closing. We also expect to reinvest $109 million of the proceeds in Series B common stock of the new entities, and $66 million in Series A 8% PIK common stock of the new entities. We expect to close the sale in the fourth quarter of 2004.

        The purchase price is subject to potential upward or downward adjustment based on the difference between specific working capital balances at closing and a target working capital balance specified in the asset purchase agreement. In addition, the purchase price may be adjusted upward or downward based on paper sales prices over a six-year period. Over that period the buyers could pay Boise as much as $125 million or we could pay the buyers as much as $125 million. The pro forma information does not include the effect, if any, of these potential adjustments.

4.    Pro forma adjustments

        The pro forma adjustments included in the unaudited pro forma condensed financial statements are as follows:

  (A)
  To reflect cash proceeds from the sale, net of cash to be left with sold business.

  (B)
  To reflect 90% monetization of the $1.650 billion timberland notes receivable.

  (C)
  To reflect retirement of short term debt instruments and those with provisions relating to the use of proceeds from asset sales. Use of the transaction proceeds for other debt retirements, equity repurchases, or special dividends have not yet been determined and are not reflected in these pro forma financial statements.

  (D)
  To reflect our additional cash requirements as we eliminate the portion of our accounts receivable securitization program related to the sold assets.

  (E)
  To reflect transaction-related costs including funding of accumulated pension benefit obligations associated with active employees that will become employees of New Boise upon the close of the transaction.

  (F)
  To record the Series A and Series B equity investments in New Boise.

  (G)
  To record 10% of timberland notes receivable retained.

  (H)
  To reflect write-off of deferred financing costs associated with debt retirements noted in footnote C above.

  (I)
  To eliminate the estimated pension plan liabilities related to active employees that will be transferred to New Boise.

  (J)
  Includes the estimated deferred gain before certain transaction-related costs that have yet to be determined. Approximately $220 million of the gain will be deferred as a result of our retained ownership interest in New Boise. We expect to ultimately report a gain upon finalization of the transaction, after determination of all associated costs and necessary reserves. However, since certain costs and reserves are not determinable at this time, we have not reflected any gain on the unaudited pro forma condensed income statement.

  (K)
  To reflect sales rebate adjustment resulting from transition of OfficeMax financial results to a calendar year basis.

  (L)
  To eliminate costs incurred by OfficeMax directly related to the transaction.

  (M)
  To reflect the increase in interest expense assuming an acquisition date of January 1, 2003. The majority of the cash portion of the purchase price was funded via the issuance of $500 million of senior notes with a weighted average interest rate of 6.7%.

  (N)
  To reflect the income tax effect of the pro forma income statement entries described herein at a combined state and federal effective rate of 38.9%.

  (O)
  To reflect reduction in deferred financing costs amortization associated with deferred financing costs write-off in Note H.

  (P)
  To reflect interest expense reduction for the $908 million debt retirement described in footnote C. To calculate the adjustments we used an average interest rate of 7.33% for the year ended December 31, 2003, and 6.85% for the six months ended June 30, 2004.

  (Q)
  No interest income on excess cash is reflected in the unaudited pro forma condensed statements of income. Assuming an interest rate of 4.5%, the excess cash would have generated interest income of $82.2 million for the year ended December 31, 2003, and $41.1 million for the six months ended June 30, 2004. The application of excess cash from the transaction is yet to be determined.

  (R)
  To reflect the 8% annual dividend on the Series A equity interest in New Boise. The Series B equity is assumed to be accounted for under the cost method with no dividends received during the pro forma periods presented.

5.    Pro forma income (loss) per share

        The pro forma net income (loss) per share was determined by dividing net income (loss), as adjusted, by applicable shares outstanding. For the year ended December 31, 2003, average shares for the pro forma calculations differ from Boise historical shares because the OfficeMax acquisition (and related shares issued for the acquisition) was assumed to take place on January 1, 2003.

	Six Months Ended June 30, 2004		Year Ended December 31, 2003
	Boise Historical	Boise with Proposed Asset Disposition Pro Forma	Boise Historical	Boise with OfficeMax Pro Forma	Boise with Proposed Asset Disposition Pro Forma
Basic
Income (loss) before cumulative effect of accounting changes	$113,846	$4,640	$17,075	$2,327	$(5,009)
Preferred dividends (net of a tax benefit)	(6,534)	(6,534)	(13,061)	(13,061)	(13,061)

Basic income (loss) before cumulative effect of accounting changes	107,312	(1,894)	4,014	(10,734)	(18,070)
Cumulative effect of accounting changes	—	—	(8,803)	(8,803)	(4,670)

Basic income (loss)	$107,312	$(1,894)	$(4,789)	$(19,537)	$(22,740)

Average shares used to determine basic income (loss) per common share	86,275	86,275	60,093	85,689	85,689

Basic income (loss) per common share before cumulative effect of accounting changes	$1.24	$(0.02)	$0.07	$(0.13)	$(0.21)
Cumulative effect of accounting changes	—	—	(0.15)	(0.10)	(0.05)

Basic income (loss) per common share	$1.24	$(0.02)	$(0.08)	$(0.23)	$(0.26)

Diluted
Basic income (loss) before cumulative effect of accounting changes	$107,312	$(1,894)	$4,014	$(10,734)	$(18,070)
Preferred dividends eliminated	6,534	—	—	—	—
Supplemental ESOP contribution	(5,932)	—	—	—	—

Diluted income (loss) before cumulative effect of accounting changes	$107,914	$(1,894)	$4,014	$(10,734)	$(18,070)
Cumulative effect of accounting changes	—	—	(8,803)	(8,803)	(4,670)

Diluted income (loss)	$107,914	$(1,894)	$(4,789)	$(19,537)	$(22,740)

Average shares used to determine diluted income (loss) per common share	91,485	86,275	60,093	85,689	85,689

Diluted income (loss) per common share before cumulative effect of accounting changes	$1.18	$(0.02)	$0.07	$(0.13)	$(0.21)
Cumulative effect of accounting changes	—	—	(0.15)	(0.10)	(0.05)

Diluted income (loss) per common share	$1.18	$(0.02)	$(0.08)	$(0.23)	$(0.26)

RELATIONSHIP OF THE EQUITY SECURITY UNITS TO THE REMARKETING

        In December 2001, we issued 3,450,000 equity security units in a public offering. Each equity security unit initially consisted of (a) a contract to purchase, for $50, a number of shares of our common stock on December 16, 2004 determined by dividing $50 by an average of reported closing prices for our common stock in a 20 trading day period ending December 13, 2004, and (b) a preferred security of the Trust, with a stated liquidation amount of $50. The preferred securities represented undivided beneficial ownership interests in the assets of the Trust, which consisted solely of the debentures.

        In accordance with the terms of the preferred securities, we will dissolve the Trust on September 16, 2004 and distribute the debentures to the holders of the preferred securities. The debentures are pledged to JPMorgan Chase Bank as collateral agent for our benefit. The debentures will be released from that pledge when U.S. Treasury securities in the appropriate amount are delivered to the collateral agent.

        Under the terms of the equity security units, we have engaged Goldman, Sachs & Co. to remarket the debentures on behalf of the holders (other than those holders who have elected not to participate in the remarketing), pursuant to a remarketing agreement between us and the remarketing agent. See "Plan of Distribution."

        We will not receive any of the proceeds from the remarketing. Pursuant to the remarketing agreement, the remarketing agent will retain a remarketing fee not exceeding 25 basis points (0.25%) of the total proceeds of the remarketing. The remarketing agent will use a portion of the net proceeds of the remarketing of debentures comprising part of "normal units" (i.e., units consisting prior to the settlement of the remarketing of a debenture and a stock purchase contract) to purchase certain U.S. Treasury securities which will mature on the settlement date for the stock purchase contracts. These U.S. Treasury securities will be pledged to support the obligations of holders of normal units to purchase shares of our common stock under those contracts. The remarketing agent will remit the remaining portion of the proceeds for the benefit of holders of debentures participating in the remarketing. On December 16, 2004, when the stock purchase contracts are scheduled to be settled, we expect to receive the purchase price for the shares in the aggregate amount of $172,500,000 from the proceeds paid upon maturity of the U.S. Treasury securities.

DESCRIPTION OF THE REMARKETED DEBENTURES

        A description of the specific terms of the debentures being offered in this remarketing is set forth below. The description is qualified in its entirety by reference to the indenture. The debentures have been issued by us pursuant to an indenture, dated as of October 1, 1985, between us and U.S. Bank Trust National Association (as successor in interest to Morgan Guarantee Trust Company of New York), as the initial trustee, as supplemented by the first supplemental indenture between us and the initial trustee, dated as of December 20, 1989, the second supplemental indenture between us and the initial trustee, dated as of August 1, 1990, the third supplemental indenture, dated as of December 5, 2001, among us, the initial trustee and BNY Western Trust Company as series trustee, the fourth supplemental indenture between us and the initial trustee, dated as of October 21, 2003, and the fifth supplemental indenture, dated as of September 16, 2004, among us, the initial trustee and the series trustee. We refer to the indenture and the five supplemental indentures together as the indenture. The indenture has been qualified as an indenture under the Trust Indenture Act of 1939. The terms of the indenture are those provided in the indenture and those made part of the indenture by the Trust Indenture Act. We have filed a copy of the indenture with the SEC under the Securities Exchange Act of 1934 (except that the fifth supplemental indenture will be filed promptly after closing), as a result of which the indenture is (and the fifth supplemental indenture will be) incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part.

Overview

        The aggregate principal amount of debentures to be remarketed pursuant to this prospectus supplement is $144,500,000. The balance of $28,000,000 principal amount of debentures not remarketed will have the same terms.

        The debentures are unsecured senior obligations ranking senior in light of payment to all existing and future senior subordinated indebtedness and ranking equally in right of payment with all of our existing and future senior unsecured and unsubordinated indebtedness to the extent provided in the indenture. The debentures have been issued as a separate series of senior debt securities under the indenture, limited to $177,836,000 in aggregate principal amount. In connection with the remarketing of the debentures and the dissolution of the Trust, $5,336,000 in aggregate principal amount of the debentures will be cancelled.

        The debentures are not subject to a sinking fund provision. The entire principal amount of the debentures will mature and become due and payable, together with any accrued and unpaid interest thereon including compound interest, if any, on December 16, 2006.

        Under specific limited circumstances, debentures may be issued in certificated form in exchange for a global security. In the case that debentures are issued in certificated form, these debentures will be in minimum denominations of $50 and integral multiples of $50 and may be transferred or exchanged at the offices described below. Payments on debentures issued as a global security will be made to the depositary, a successor depositary or, in the case that no depositary is used, to a paying agent for the debentures. In the case that debentures are issued in certificated form, principal and interest will be payable, the transfer of the debentures will be registrable and debentures will be exchangeable for debentures of other denominations of a like aggregate principal amount, at the corporate trust office or agency of the trustee in New York, New York. However, at our option, payment of interest may be made by check mailed to the address of the entitled holder or by wire transfer to an account appropriately designated by the entitled holder.

        Except as set forth below under Debenture Covenants, the indenture does not contain provisions that afford holders of the debentures protection in case we are involved in a highly leveraged transaction or other similar transaction that may adversely affect those holders.

Interest

        Following the remarketing, we will pay interest on the debentures quarterly on March 16, June 16, September 16, and December 16 of each year. Interest on the debentures will accrue at a floating rate per annum, determined in advance for each quarter. The rate for each quarter will be 2.75% over the average of the interbank offered rates for three-month United States dollar deposits in the London market (LIBOR) as published in The Wall Street Journal on the third business day before the prior quarter's interest payment date. The first such interest payment on the debentures will be made on December 16, 2004 at a rate of 4.62% per annum (subject to changes for ratings changes). The interest rate on the debentures was reset by the remarketing agent as the rate it determined is sufficient to cause the market value of the remarketed debentures to be equal to 100.5% of the remarketing value as described under the caption "Plan of Distribution." Interest is payable to the person in whose name that debenture is registered, subject to certain exceptions, at the close of business on the business day next preceding that interest payment date. If debentures do not remain in book-entry only form, we will have the right to select record dates, which shall be more than one business day but less than 60 business days prior to the interest payment date.

        The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full month for which interest is computed will be computed on the basis of the actual number of days elapsed in that month. In the case that any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day. However, no interest or other payment shall be paid in respect of the delay but if that business day is in the next succeeding calendar year, then that payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that date.

Debenture Covenants

        You can find the definitions of certain terms used in this description of covenants under the caption "— Definitions." In that subheading and this subheading, references to "Boise," "we," "us," "our" and "our Company" refer only to Boise Cascade Corporation and not to any of its subsidiaries.

        We will have added the following covenants for the benefit of debenture holders by supplemental indenture.

        Changes in Covenants When Debentures Rated Investment Grade or Upon Our Offer to Purchase Debentures.    If on any date following the date of the indenture (i) the debentures have an Investment Grade Rating from two or more Rating Agencies and no Default or Event of Default has occurred and is continuing, or (ii) we close on a Tender Offer to all holders of debentures to purchase their debentures at a premium (each, a "Fall Away Event") then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the debentures, the provisions of the indenture summarized under the following captions will no longer be applicable to the debentures:

          (1)   "— Debenture Covenants — Restricted Payments;"

          (2)   "— Debenture Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock" (except the last paragraph of such covenant);

          (3)   "— Debenture Covenants — Liens" (but only the provisions of the indenture summarized by the first paragraph under this caption);

          (4)   "— Debenture Covenants — Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;"

          (5)   "— Debenture Covenants — Merger, Consolidation or Sale of Assets" (but only the provisions of the indenture summarized by clause (4) under this caption);

          (6)   "— Debenture Covenants — Transactions with Affiliates;"

          (7)   "— Debenture Covenants — Sale and Leaseback Transactions" (but only the provisions of the indenture summarized by the first paragraph under this caption);

          (8)   "— Debenture Covenants — Payments for Consent;"

          (9)   "— Debenture Covenants — Business Activities;" and

          (10) "— Debenture Covenants — Events of Default and Remedies" (but only the provisions of the indenture summarized by the first two paragraphs under this caption).

        The Tender Offer referred to above as a Fall Away Event must be a bona fide offer by us to purchase any and all debentures properly tendered at a price which is at least 102.50% of their principal amount (plus any interest accrued to the date of purchase) in the quarterly interest period ending December 16, 2004, declining by 0.25% of their principal amount on the first business day of each succeeding quarterly interest period (plus any interest accrued to the date of purchase).

        The provisions under the caption "Description of Debt Securities — Provisions Applicable to Senior Debt Securities — Material Covenants" of the accompanying prospectus do not apply before a Fall Away Event and are superseded to the extent described in this prospectus supplement.

        If the debentures achieve an Investment Grade Rating, there can be no assurance that such rating will be maintained.

        Restricted Payments.    Boise will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any other payment or distribution on account of Boise's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Boise) or to the direct or indirect holders of Boise's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Boise);

          (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Boise) any Equity Interests of Boise;

          (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the debentures, except a payment of interest or principal at the Stated Maturity thereof (other than (x) intercompany Indebtedness permitted under clause (7) of the covenant described below under the caption "— Incurrence of Indebtedness and Issuance of Preferred Stock" and (y) the purchase, repurchase or other acquisition of subordinated Indebtedness purchased in anticipation of satisfying a payment of principal at the Stated Maturity thereof, in each case within one year of such Stated Maturity); or

          (4)   make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default has occurred and is continuing;

          (2)   Boise could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "— Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Boise and its Restricted Subsidiaries after October 1, 2003 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

            (a)   50% of the Consolidated Net Income of Boise for the period (taken as one accounting period) beginning October 1, 2003 to the end of Boise's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), provided that for the purposes of this clause (a), in the event of a Permitted Spin-Off Transaction, Consolidated Net Income shall thereafter be calculated on a pro forma basis, as if such Permitted Spin-Off Transaction had been consummated on October 1, 2003, plus

            (b)   100% of the aggregate net cash proceeds received by Boise since October 1, 2003 (i) as a contribution to its common equity capital or from the issue or sale of Equity Interests of Boise (other than Disqualified Stock) or (ii) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Boise upon conversion into or exchange for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Boise), plus

            (c)   100% of the fair market value as of the date of issuance of any Equity Interests (other than Disqualified Stock) issued by Boise as consideration for the purchase by Boise or any of its Restricted Subsidiaries of all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business (including by means of a merger, consolidation or other business combination permitted under the indenture), other than Equity Interests issued by Boise in connection with its acquisition of OfficeMax, plus

            (d)   to the extent that any Restricted Investment that was made after October 1, 2003 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

            (e)   to the extent that any Unrestricted Subsidiary of Boise is redesignated as a Restricted Subsidiary after October 1, 2003, the lesser of (i) the fair market value of Boise's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

        The preceding provisions will not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

          (2)   any Restricted Payments required to complete a Permitted Spin-Off Transaction;

          (3)   the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Boise or any Restricted Subsidiary or of any Equity Interests of Boise in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Boise) of, Equity Interests of Boise (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

          (4)   the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Boise or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (5)   so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Boise or any Restricted Subsidiary of Boise from employees, former employees, directors or former directors of Boise or any of its Restricted Subsidiaries or their authorized representatives upon the death, disability or termination of the employment of such employees or former employees or termination of the term of such director or former director; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period; provided further that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by Boise and its Restricted Subsidiaries after October 1, 2003 less the amount of any Restricted Payments previously made pursuant to this proviso;

          (6)   the repurchase, redemption or other acquisition or retirement for value of Boise's Series D Preferred Stock held by the trustee for Boise's 1989 Employee Stock Ownership Plan;

          (7)   repurchases of Equity Interests deemed to occur upon (i) the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof and (ii) the withholding of a portion of the Equity Interests granted or awarded to an employee to pay taxes associated therewith;

          (8)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Boise issued in accordance with the covenant described below under the caption "— Incurrence of Indebtedness and Issuance of Preferred Stock" to the extent such dividends are included in the definition of Fixed Charges;

          (9)   so long as no Default or Event of Default shall have occurred and be continuing, the declaration and payment of dividends to holders of Boise's common stock, provided that any such dividends declared and paid pursuant to this clause (9) shall not exceed $20.0 million in any fiscal quarter; or

          (10) so long as no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (10), not to exceed $30.0 million.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Boise or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be final and binding and will be delivered to the series trustee.

        Incurrence of Indebtedness and Issuance of Preferred Stock.    Boise will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Boise will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Boise may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for Boise's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness, Disqualified Stock or preferred stock, as applicable (collectively, "Permitted Debt"):

          (1)   the incurrence by Boise and the Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Boise and the Restricted Subsidiaries thereunder) not to exceed the greater of:

            (a)   the Designated Facilities Amount; or

            (b)   the Borrowing Base as of the date of such incurrence;

          (2)   the incurrence by Boise and its Restricted Subsidiaries of the Existing Indebtedness;

          (3)   the debentures;

          (4)   the incurrence by Boise or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment (whether through the direct purchase of assets or through the purchase of the Capital Stock of any Person owning such assets) used in the business of Boise or such Restricted Subsidiary, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (i) $75.0 million or (ii) 3.0% of the Consolidated Net Tangible Assets of Boise and its Restricted Subsidiaries;

          (5)   the incurrence by Boise or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (12), (13), (16), (17) or (18) of this paragraph;

          (6)   the incurrence by Boise or any of its Restricted Subsidiaries of obligations with respect to letters of credit securing obligations entered into in the ordinary course of business to the extent such letters of credit are not drawn upon or, if drawn upon, such drawing is reimbursed within five Business Days following receipt of a demand for reimbursement;

          (7)   the incurrence by Boise or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Boise and any of its Restricted Subsidiaries; provided, however, that:

            (a)   if Boise is the obligor on such Indebtedness and such Indebtedness is held by a Restricted Subsidiary, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the debentures; and

            (b)   (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Boise or a Restricted Subsidiary of Boise and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Boise or a Restricted Subsidiary of Boise will be deemed, in each case, to constitute an incurrence of such Indebtedness by Boise or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

          (8)   the issuance of shares of preferred stock by a Restricted Subsidiary to Boise or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which, in either case, results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to Boise or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock that was not permitted by this clause (8);

          (9)   the incurrence by Boise or any of its Restricted Subsidiaries of:

            (a)   Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

            (b)   Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business; and

            (c)   Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations of Boise or any of its Restricted Subsidiaries incurred in connection with the disposition of any business, assets or Subsidiary of Boise in an aggregate amount not to exceed the gross proceeds actually received by Boise or any Restricted Subsidiary in connection with such disposition;

          (10) the guarantee by Boise or any of its Restricted Subsidiaries of Indebtedness of Boise or a Restricted Subsidiary of Boise that was permitted to be incurred by another provision of this covenant, provided that, in the case of a Restricted Subsidiary (other than the guarantee by Boise Cascade Office Products Corporation or OfficeMax, Inc. of Indebtedness and letters of credit under Credit Facilities), the debentures are guaranteed equally and ratably with such Indebtedness;

          (11) the incurrence by Boise or any of its Restricted Subsidiaries of Indebtedness represented by letters of credit for the account of Boise or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, environmental remediation or other environmental matters or payment obligations in connection with self-insurance or similar requirements, in each case to the extent arising in the ordinary course of business;

          (12) the incurrence by Boise or any of its Restricted Subsidiaries of Indebtedness represented by industrial revenue bonds incurred to finance the construction or improvement of their respective operations in an aggregate principal amount at any time outstanding pursuant to this clause (12), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace Indebtedness incurred pursuant to this clause (12), not to exceed the greater of (i) $50.0 million or (ii) 2.0% of the Consolidated Net Tangible Assets of Boise and its Restricted Subsidiaries;

          (13) the incurrence by any Receivables Subsidiary of Indebtedness pursuant to a Receivables Program; provided, however, that the aggregate principal amount of Indebtedness incurred pursuant to this clause (13) at any one time outstanding does not exceed the Designated Receivables Amount;

          (14) the incurrence by Boise or a Restricted Subsidiary of Indebtedness to the extent the net proceeds thereof are promptly deposited to defease all outstanding debentures as described in the accompanying prospectus under the caption "Description of Debt Securities — Provisions Applicable to All Debt Securities — Satisfaction, Discharge and Defeasance Prior to Maturity or Redemption;"

          (15) the incurrence by Boise or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

          (16) the incurrence by any Restricted Subsidiary of Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16), not to exceed the excess of (i) $300.0 million over (ii) the principal amount then outstanding of the 7.05% Notes due May 15, 2005 of Boise Cascade Office Products Corporation and Permitted Refinancing Indebtedness incurred to refund, refinance or replace such notes;

          (17) Indebtedness of OfficeMax existing at the time of Boise's acquisition of OfficeMax; and

          (18) the incurrence by Boise of additional Indebtedness or the issuance of Disqualified Stock by Boise at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (18), not to exceed $150.0 million.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant:

          (1)   in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Boise will be permitted to classify such item of Indebtedness on the date of its incurrence, or, subject to clause (2) below, later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant;

          (2)   Indebtedness under Credit Facilities outstanding on the date of the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and Indebtedness under a Receivables Program outstanding on the date of the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (13) of the definition of Permitted Debt, and Boise will not be permitted to reclassify any portion of such Indebtedness thereafter;

          (3)   the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted;

          (4)   the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Boise as accrued; and

          (5)   the maximum amount of Indebtedness that Boise or a Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

        After a Fall Away Event, no Restricted Subsidiary shall, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness (including Acquired Debt) unless it Guarantees the debentures; provided, however, that a Restricted Subsidiary may incur Indebtedness (including Acquired Debt) in an aggregate principal amount at any time outstanding not to exceed 5.0% of the Consolidated Net Tangible Assets of Boise and its Restricted Subsidiaries.

        Liens.    Prior to a Fall Away Event, Boise will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien securing Indebtedness, Attributable Debt or trade payables (other than Permitted Liens) on any asset now owned or hereafter acquired, unless all payments due under the indenture and the debentures are secured on an equal and ratable basis with (or prior to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

        After a Fall Away Event, the indenture provides that neither Boise nor any Restricted Subsidiary shall incur, issue, assume, or guarantee any Indebtedness secured by a mortgage, pledge or lien ("Mortgage") on any Principal Property of Boise or any Restricted Subsidiary, or on any stock or Indebtedness of any Restricted Subsidiary, unless either:

          (1)   Boise secures or causes the Restricted Subsidiary to secure the debentures equally and pro rata with, or at Boise's option, prior to, the secured Indebtedness; or

          (2)   the total amount of all such secured Indebtedness, plus all Attributable Debt of Boise and its Restricted Subsidiaries with respect to Sale and Leaseback Transactions involving Principal Properties (except Sale and Leaseback Transactions permitted under "— Sale and Leaseback Transactions" below) does not exceed 10% of Consolidated Net Tangible Assets.

        The restriction in the paragraph above does not apply to, and computations under this restriction will exclude from the total amount of secured Indebtedness, Indebtedness secured by:

          (1)   Mortgages on property, any shares of stock or Indebtedness of any corporation existing at the time the corporation becomes a Restricted Subsidiary;

          (2)   Mortgages in favor of Boise or a Restricted Subsidiary;

          (3)   Mortgages in favor of governmental bodies to secure progress or advance payments;

          (4)   Mortgages on property, shares of capital stock or Indebtedness existing at the time the property, stock or Indebtedness is acquired (including acquisition through merger or consolidation);

          (5)   purchase money and construction Mortgages which are entered into within specified time limits;

          (6)   Mortgages securing industrial revenue or pollution control bonds;

          (7)   Mortgages on timberlands in connection with arrangements under which Boise or any Restricted Subsidiary is obligated to cut or pay for timber; or

          (8)   any extension, renewal, or refunding of any Mortgage referred to in the foregoing clauses.

        Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    Boise will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock to Boise or any of its Restricted Subsidiaries;

          (2)   make loans or advances to Boise or any of its Restricted Subsidiaries; or

          (3)   transfer any of its properties or assets to Boise or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   agreements in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements and any new agreements, provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or new agreements, taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in agreements in place on the date of the indenture;

          (2)   the indenture and the debentures;

          (3)   any applicable law, rule, regulation or order;

          (4)   any instrument governing Indebtedness or Capital Stock of a Person acquired by Boise or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person so acquired, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments, provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in instruments in effect on the date of acquisition;

          (5)   customary non-assignment provisions in leases or other agreements entered into in the ordinary course of business and consistent with past practices;

          (6)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

          (7)   any agreement for the sale or other disposition (including a Permitted Spin-Off Transaction) of a Restricted Subsidiary or the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition (including a Permitted Spin-Off Transaction);

          (8)   Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness, taken as a whole, are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

          (9)   Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "— Liens" or below under the caption "— Sale and Leaseback Transactions" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

          (11) restrictions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business; and

          (12) with respect to a Receivables Subsidiary, encumbrances and restrictions that are imposed pursuant to a Receivables Program of such Receivables Subsidiary; provided that such encumbrances and restrictions are customarily required by the institutional sponsor or arranger or are necessary for customary "non-consolidation" or "true sale" opinions at the time of entering into such Receivables Program in similar types of documents relating to the purchase of similar receivables in connection with the financing thereof.

        Merger, Consolidation or Sale of Assets.    The indenture provides that no consolidation or merger of Boise with or into any other corporation and no conveyance, transfer or lease of its and its Restricted Subsidiaries' properties substantially as an entirety to another corporation may be made unless:

          (1)   the surviving corporation or acquiring Person shall be a corporation organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia and shall expressly assume the payment of principal of and any premium and interest on the debentures and the performance of covenants in the indenture;

          (2)   immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing;

          (3)   Boise has delivered the required officers' certificate and opinion of counsel to the series trustee; and

          (4)   prior to a Fall Away Event, Boise or the Person formed by or surviving any such consolidation or merger (if other than Boise), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "— Incurrence of Indebtedness and Issuance of Preferred Stock;"

provided, however, that Boise may not consolidate with or merge into any other corporation or convey its property substantially as an entirety to another corporation if any Principal Property of Boise or any Restricted Subsidiary would become subject to a Mortgage which is not expressly excluded from the restrictions or permitted by the provisions of the "Liens" covenant after a Fall Away Event, unless all the outstanding debt securities under the indenture are secured by a lien upon such Principal Property equal with or, at Boise's option, prior to the Indebtedness secured by the Mortgage.

        Notwithstanding the foregoing clause (4), if

            (a)   any Restricted Subsidiary consolidates with, merges into or transfers all or part of its properties and assets to Boise or to any other Restricted Subsidiary of Boise, or

            (b)   Boise merges with an Affiliate incorporated in the United States primarily for the purpose of reincorporating Boise in another jurisdiction,

then no violation of this covenant will be deemed to have occurred, as long as the requirements of clauses (1), (2) and (3) of this covenant are satisfied.

        Except for clause (1) of the preceding paragraph, this "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Boise and its Restricted Subsidiaries or to a Permitted Spin-Off Transaction or to any sale, assignment, transfer, conveyance or other disposition of assets between or among Boise and any of its Subsidiaries required in connection with a Permitted Spin-Off Transaction.

        Transactions with Affiliates.    Boise will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1)   the Affiliate Transaction is on terms, when taken as a whole, that are no less favorable to Boise or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Boise or such Restricted Subsidiary with an unrelated Person; and

          (2)   Boise delivers to the trustee:

            (a)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

            (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to Boise of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   any employment, compensation, benefit or indemnification agreement or arrangement (and any payments or other transactions pursuant thereto) entered into by Boise or any of its Restricted Subsidiaries in the ordinary course of business with an officer, employee or director and any transactions pursuant to stock option plans, stock ownership plans and employee benefit plans or arrangements;

          (2)   transactions between or among Boise and/or its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of any such transaction);

          (3)   transactions with a Person that is an Affiliate of Boise solely because Boise owns an Equity Interest in, or controls, such Person;

          (4)   payment of fees to directors who are not otherwise employees of Boise;

          (5)   sales of Equity Interests (other than Disqualified Stock) to Affiliates of Boise;

          (6)   Restricted Payments that are permitted by the provisions described above under the caption "— Restricted Payments;"

          (7)   loans or advances to employees or consultants in the ordinary course of business of Boise or its Restricted Subsidiaries;

          (8)   transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment or any other transactions in connection with a Receivables Program of Boise or a Restricted Subsidiary;

          (9)   a Permitted Spin-Off Transaction and actions taken and agreements entered into between or among Boise and its Subsidiaries required to complete a Permitted Spin-Off Transaction;

          (10) transactions pursuant to or contemplated by any agreement of Boise or any Restricted Subsidiary as in effect as of the date of the indenture or any amendment thereto or any replacement agreement so long as any such amendment or replacement agreement, taken as a whole, is not materially more disadvantageous to the holders than the original agreement as in effect on the date of the indenture; and

          (11) the provision of administrative services by Boise to any Unrestricted Subsidiary, so long as it does not result in an Investment in such Subsidiary.

        Designation of Restricted and Unrestricted Subsidiaries.    The Board of Directors of Boise may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Boise and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "— Restricted Payments" or Permitted Investments, as determined by Boise. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default. Notwithstanding the foregoing, Boise's Chief Executive Officer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary, or vice versa, if Boise's Investment in such Subsidiary is $5.0 million or less and the redesignation would not cause a Default.

        Sale and Leaseback Transactions.    Prior to a Fall Away Event, Boise will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that Boise or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

  (1)    Boise or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "— Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the first paragraph of the covenant described above under the caption "— Liens;" and

  (2)    the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors, or Boise's Chief Executive Officer if less than or equal to $25.0 million, and set forth in an officers' certificate delivered to the series trustee, of the property that is the subject of that Sale and Leaseback Transaction.

        After a Fall Away Event, neither Boise nor any Restricted Subsidiary may enter into any Sale and Leaseback Transaction involving any Principal Property, unless the total amount of all Attributable Debt of Boise and its Restricted Subsidiaries with respect to such transaction plus all Indebtedness secured by liens on Principal Properties (with the exception of secured Indebtedness excluded as described in "Liens" above after a Fall Away Event) would not exceed 10% of Consolidated Net Tangible Assets.

        The restriction in the paragraph above does not apply to, and computations of Attributable Debt under that restriction shall exclude, a Sale and Leaseback Transaction if:

  (1)    the lease, including renewal rights, is for three years or less;

  (2)    the Principal Property is sold or transferred within a specified period after it is acquired or constructed;

  (3)    the lease secures or relates to industrial revenue or pollution control bonds;

  (4)    the transaction is between Boise and a Restricted Subsidiary or between Restricted Subsidiaries; or

  (5)    within 180 days after the sale, Boise or the Restricted Subsidiary uses an amount of money at least equal to the greater of (i) the net proceeds of the sale of the Principal Property leased or (ii) the fair market value of the Principal Property leased, to retire Funded Debt of Boise or a Restricted Subsidiary, or to purchase other property which will be Principal Property at least equal in value to the Principal Property leased.

        With respect to clause (5) above, the amount used to retire Funded Debt shall be reduced by (a) the principal amount of any debentures or notes (including securities issued under the indenture) of Boise or a Restricted Subsidiary surrendered to the trustee for retirement and cancellation within 180 days after the sale of the Principal Property, and (b) the principal amount of Funded Debt, other than items referred to in the preceding clause (a), voluntarily retired by Boise or a Restricted Subsidiary within 180 days after the sale of the Principal Property.

        Business Activities.    Boise will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to Boise and its Restricted Subsidiaries taken as a whole.

        Payments for Consent.    Boise will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of debentures for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the debentures unless such consideration is offered to be paid and is paid to all holders of the debentures, pro rata based on the principal amount of the debentures held by such holders, that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

        Reports.    Whether or not required by the SEC, so long as any debentures are outstanding, Boise will furnish to the trustee, within the time periods specified in the SEC's rules and regulations:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Boise were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Boise's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if Boise were required to file such reports.

        Events of Default and Remedies.    Prior to a Fall Away Event, each of the following is an "Event of Default:"

          (1)   default for 30 days in the payment when due of interest on the debentures;

          (2)   default in payment when due of the principal of or premium, if any, on the debentures;

          (3)   default in the performance, or breach, of any covenant or warranty of Boise in the supplemental indenture and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to Boise by the series trustee or to Boise and the series trustee by the holders of at least 25% in principal amount of the debentures, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "notice of default" under the supplemental indenture;

          (4)   failure by Boise or any of its Restricted Subsidiaries to comply with the provisions described under the caption "— Merger, Consolidation or Sale of Assets;"

          (5)   failure by Boise or any of its Restricted Subsidiaries for 60 days after notice from the trustee or the holders of at least 25% in aggregate principal amount of the debentures outstanding to comply with any of the other agreements in the indenture;

          (6)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Boise or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Boise or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

            (a)   is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness after the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its express maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more and has not been discharged in full or such acceleration rescinded or annulled within 10 days of such Payment Default or acceleration;

          (7)   failure by Boise or any of its Restricted Subsidiaries to pay final, non-appealable judgments aggregating in excess of $1.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

          (8)   certain events of bankruptcy or insolvency described in the indenture with respect to Boise or any of its Significant Subsidiaries.

        In the case of an Event of Default described above in clauses (1), (2) or (8), all outstanding debentures will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debentures may declare the debentures to be due and payable immediately.

        After a Fall Away Event, the debentures will be subject to the provisions described under the caption "Description of Debt Securities — Provisions Applicable to All Debt Securities — Events of Default" of the accompanying prospectus.

        Holders of the debentures may not enforce the indenture or debentures except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding debentures may direct the trustee in its exercise of any trust or power.

        The holders of a majority in aggregate principal amount of debentures then outstanding by notice to the trustee may on behalf of the holders of debentures waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, or the principal of, the debentures.

        Boise is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Boise is required to deliver to the trustee a statement specifying such Default or Event of Default.

Tax Event Redemption

        In the event we receive advice of counsel that there is more than an insubstantial risk that an adverse tax-related consequence may occur to us (a "Tax Event"), we may choose to redeem the debentures.

        A Tax Event will occur if we receive advice of counsel, which may be Bell, Boyd & Lloyd LLC or another law firm having a nationally-recognized tax practice, that there is more than an insubstantial risk that we will not be able to deduct all of the interest payable or original issue discount subject to accrual on the debentures for U.S. federal income tax purposes.

        A Tax Event may occur as a result of a change or announced change in law or regulation or a change or announced change in interpretation of law or regulation.

        If a Tax Event occurs, we will have the option to redeem all, but not less than all, of the debentures at a price of $50 per debenture, plus all accrued and unpaid interest to the date of redemption, upon not less than 30 and no more than 60 days' notice.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of Boise, as such, will have any liability for any obligations of Boise under the debentures and the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debentures by accepting a debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debentures. The waiver may not be effective to waive liabilities under the federal securities laws.

Satisfaction and Discharge

        If all the outstanding debentures have become due and payable or will become due and payable within one year, we may satisfy and discharge the indenture. To do so we must deposit funds with the indenture trustee in an amount sufficient to pay and discharge the entire indebtedness on the debentures, along with interest to the date of maturity.

Delivery and Form; Book-Entry Interests in Global Debentures

        The debentures will be issued in fully registered, book-entry form as global securities (a "Global Debenture"). A Global Debenture is deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, NY, as depositary, and registered in the name of Cede & Co. (DTC's partnership nominee). Except under the limited circumstances described below, debentures represented by a Global Debenture may not be exchangeable for, and will not otherwise be issuable as, debentures in certificated form. Global Debentures may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee. We may appoint a successor to the depositary or any successor depositary if the depositary or a successor depositary is unable or unwilling to continue as a depositary for the Global Debentures.

Ownership of Book-Entry Global Debentures

        Ownership of beneficial interests in book-entry Global Debentures is limited to institutions that have accounts with DTC or its nominee or persons that may hold interests through those participants in DTC. Ownership of beneficial interests in Global Debenture is shown on, and the transfer of that ownership is effected through, records maintained by DTC, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

DTC

        DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, and a "clearing agency" registered under Section 17A of the Securities Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfer and pledges, among its participants in those securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the agents, banks, trust companies, clearing corporations, and certain other organizations, some of whom, and/or their representatives, indirectly own DTC. Access to DTC's book-entry system is also available to others, such as both U.S. and non-U.S. banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Transfer of Book-Entry Interests

        So long as DTC or its nominee is the registered owner or holder of a Global Debenture, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the book-entry debentures represented by the Global Debenture for all purposes under the indenture and the debenture. No beneficial owner of an interest in a Global Debenture will be able to transfer that interest except in accordance with DTC's applicable procedures. Transfers between participants in DTC will be effected in accordance with DTC's rules and will be settled in same-day funds. The laws of some states, however, require that certain persons take physical delivery of securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in the Global Debentures.

Payments on Global Debentures

        Payments in respect of Global Debenture are made to DTC, or its nominee, as the registered owner. Neither we nor the trustee have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        DTC or its nominee, upon receipt of any payment in respect of a Global Debenture, credits participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of that Global Debenture as shown on the records of DTC or its nominee. Payments by participants are governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Those payments, however, are the responsibility of those participants. Street name or other indirect holders should consult their banks or brokers for information on how they will receive payment.

        DTC may take any action permitted to be taken by a holder of debentures, including the presentation of debentures for exchange as described below, only at the direction of one or more participants to whom account interests in the global security are credited and only in respect of that portion of the aggregate principal amount of the global security or securities as to which such participant or participants has or have given such direction. However, only in those certain circumstances described in the following paragraph, will DTC exchange the Global Debentures for certificated debentures.

Exchange of Global Debentures for Certificated Debentures

        A Global Debenture is exchangeable for definitive debentures in registered certificated form ("Certificated Debentures") if:

          (1)   DTC (a) notifies Boise that it is unwilling or unable to continue as depositary for the Global Debentures and Boise fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Securities Exchange Act; or

          (2)   Boise, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Debentures.

        In addition, beneficial interests in a Global Debenture may be exchanged for Certificated Debentures upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Debentures delivered in exchange for any Global Debenture or beneficial interests in Global Debentures will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

        Boise will make payments in respect of the Global Debentures (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Debenture holder. Boise will make all payments of principal, interest and premium, if any, with respect to Certificated Debentures by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Debentures or, if no such account is specified, by mailing a check to each such holder's registered address.

Information Concerning the Trustee

        The trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the foregoing, the trustee is not under any obligation to perform any duty or exercise any right or power vested in it by the indenture at the request or direction of any debenture holder, unless it receives security or indemnity satisfactory to it against any costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

        The trustee is one of a number of banks and trust companies with which we and our subsidiaries maintain ordinary banking and trust relationships.

Governing Law

        The indenture and the debentures are governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

but excluding Indebtedness of such other Person that is extinguished, retired or repaid concurrently with such other Person becoming a Restricted Subsidiary of, or at the time it is merged into or consolidates with, such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings. Notwithstanding the foregoing, no Person (other than Boise or any Subsidiary of Boise) in whom a Receivables Subsidiary makes an Investment in connection with a Receivables Program shall be deemed to be an Affiliate of Boise or any of its Subsidiaries solely by reason of such Investment.

        "Asset Sale" means:

          (1)   the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Boise and its Restricted Subsidiaries taken as a whole will be governed by the provisions described above under the caption "— Debenture Covenants — Merger, Consolidation or Sale of Assets" and

          (2)   the issuance of Equity Interests by any of Boise's Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1)   any single transaction or series of related transactions that involves Equity Interests or assets having a fair market value of less than $10.0 million;

          (2)   a transfer of assets between or among Boise and one or more of its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary in connection with such transaction);

          (3)   an issuance of Equity Interests by a Restricted Subsidiary to Boise or to another Restricted Subsidiary;

          (4)   the sale or lease of equipment, inventory or accounts receivable in the ordinary course of business;

          (5)   any sale or other disposition of Receivables and Related Assets pursuant to or in connection with a Receivables Program;

          (6)   a Permitted Spin-Off Transaction and any sale, lease, conveyance or other disposition of any assets or rights required to complete a Permitted Spin-Off Transaction;

          (7)   sales of assets received by Boise or any Restricted Subsidiary upon the foreclosure on a Lien;

          (8)   the lease, assignment or sublease of any real or personal property in the ordinary course of business;

          (9)   any sale, lease or other disposition in the ordinary course of business of obsolete, worn out or damaged equipment no longer being used by Boise or its Restricted Subsidiaries;

          (10) any sale or disposition deemed to occur in connection with creating or granting any Permitted Lien;

          (11) the sale or other disposition of cash or Cash Equivalents; and

          (12) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "— Debenture Covenants — Restricted Payments."

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the weighted average interest rate on the debentures.

        "beneficial owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Securities Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "beneficially owns" and "beneficially owned" have a corresponding meaning.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation or any committee thereof;

          (2)   with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrowing Base" means, as of any date, an amount equal to:

          (1)   85% of the face amount of all accounts receivable owned and not pledged by Boise and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 180 days past due; plus

          (2)   50% of the book value of all inventory owned by Boise and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; minus

          (3)   the aggregate amount of trade payables of Boise and its Restricted Subsidiaries outstanding as of the end of the most recent fiscal quarter preceding such date, all calculated on a consolidated basis in accordance with GAAP, provided that in the event of a Permitted Spin-Off Transaction, when calculating the Borrowing Base as of the end of the most recent fiscal quarter preceding such Permitted Spin-Off Transaction, the Borrowing Base shall be determined on a pro forma basis, as if the Permitted Spin-Off Transaction had been consummated at the beginning of such fiscal quarter.

        "Business Day" means each day other than a Saturday, a Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding any debt securities convertible into such equity securities.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition; and

          (6)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1)   an amount equal to any non-routine loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2)   provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3)   Consolidated Interest Expense, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4)   depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

          (5)   any unusual or nonrecurring charges or expenses, including any nonrecurring charges or expenses incurred within six months of a Permitted Spin-Off Transaction as a result of such Permitted Spin-Off Transaction to the extent that such charges or expenses were deducted in computing such Consolidated Net Income; minus

          (6)   an amount equal to any non-routine gain plus any net gain realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such gain was added in computing such Consolidated Net Income; minus

          (7)   non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

        in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Interest Expense" means, for any period, the total interest expense of a Person and its consolidated Restricted Subsidiaries determined in accordance with GAAP, net of any interest income relating to the obligations giving rise to such interest expense, plus, to the extent not included in such total interest expense and to the extent incurred by such Person or its Restricted Subsidiaries, without duplication:

          (1)   interest expense attributable to Capital Lease Obligations and imputed interest with respect to Attributable Debt;

          (2)   amortization of debt discount;

          (3)   capitalized interest;

          (4)   non-cash interest expense;

          (5)   commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financings;

          (6)   net costs associated with interest rate swap, cap or collar agreements and other agreements designed to protect such Person against fluctuations in interest rates;

          (7)   the interest component of any deferred payment obligations; and

          (8)   any premiums, fees, discounts, expenses and losses on the sale of Receivables and Related Assets (and any amortization thereof) payable in connection with a Receivables Program,

(in each case as determined on a consolidated basis in conformity with GAAP), and less, to the extent included in such total interest expense, (a) the amortization during such period of capitalized financing costs associated with a Permitted Spin-Off Transaction and (b) the amortization during such period of other capitalized financing costs; provided, however, that the aggregate amount of amortization relating to any such other capitalized financing costs deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of the financing giving rise to such capitalized financing costs.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1)   the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to or by the specified Person or a Restricted Subsidiary of the Person;

          (2)   the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent that such Net Income is actually paid to such Person or one of its Restricted Subsidiaries through dividends, loans or otherwise;

          (3)   the cumulative effect of a change in accounting principles will be excluded;

          (4)   any non-cash goodwill impairment charges incurred subsequent to the date of the indenture resulting from the application of SFAS No. 142 will be excluded;

          (5)   any non-cash charges incurred subsequent to the date of the indenture relating to the underfunded portion of any pension plans will be excluded;

          (6)   any non-cash charges incurred subsequent to the date of the indenture resulting from the application of SFAS No. 123 and APB 25 will be excluded;

          (7)   the Net Income of any Unrestricted Subsidiary will be included to the extent distributed or otherwise paid in cash (or to the extent converted into cash) to the specified Person or one of its Restricted Subsidiaries; and

          (8)   any restructuring charges in connection with Boise's acquisition of OfficeMax will be excluded.

        "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all liabilities other than deferred income taxes, Funded Debt and shareholders' equity, (2) any item representing investments in Unrestricted Subsidiaries and (3) all goodwill, trade names, trademarks, patents, organization expenses and other like intangibles, all as set forth on the most recent balance sheet of Boise and its consolidated Restricted Subsidiaries and computed in accordance with GAAP.

        "Credit Agreement" means the Credit Agreement, dated as of March 28, 2002, among Boise, the financial institutions named therein and JPMorgan Chase Bank as Administrative Agent, as such agreement may be amended, restated, refunded, renewed, replaced or refinanced (including increasing the amount borrowed thereunder) in whole or in part from time to time.

        "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, in each case, as amended, restated, refunded, renewed, replaced or refinanced (including increasing the amount borrowed thereunder) in whole or in part from time to time. Credit Facilities do not include any arrangement which constitutes a Receivables Program.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Facilities Amount" means, with respect to any Person:

          (1)   prior to a Permitted Spin-Off Transaction, $850.0 million, less the aggregate amount of all Net Proceeds of Asset Sales required to be applied pursuant to the terms of one or more Credit Facilities by Boise or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under any such Credit Facility or to repay revolving credit Indebtedness under any such Credit Facility and to correspondingly reduce commitments thereunder; and

          (2)   following a Permitted Spin-Off Transaction, the greater of:

            (a)   the product of (x) $850.0 million, less the aggregate amount of all Net Proceeds of Asset Sales required to be applied pursuant to the terms of one or more Credit Facilities by Boise or any of its Restricted Subsidiaries from the date of the indenture through the date of the Permitted Spin-Off Transaction to repay any term Indebtedness under any such Credit Facility or to repay revolving credit Indebtedness under any such Credit Facility and to correspondingly reduce commitments thereunder, and (y) a fraction:

                (i)  the numerator of which is the Consolidated Cash Flow of such Person for its most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which the Permitted Spin-Off Transaction occurred, determined on a pro forma basis, as if the Permitted Spin-Off Transaction had been consummated at the beginning of such four-quarter period, including, on a pro forma basis, the Consolidated Cash Flow of any entity acquired during such four-quarter period, and

                (ii)  the denominator of which is the Consolidated Cash Flow of Boise for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the Permitted Spin-Off Transaction occurred, including, on a pro forma basis, the Consolidated Cash Flow of any entity acquired during such four-quarter period, and less the aggregate amount of all Net Proceeds of Asset Sales required to be applied pursuant to the terms of one or more Credit Facilities by Boise or any of its Restricted Subsidiaries since the date of the Permitted Spin-Off Transaction to repay any term Indebtedness under any such Credit Facility or to repay revolving credit Indebtedness under any such Credit Facility and to correspondingly reduce commitments thereunder; and

            (b)   the aggregate amount available for borrowing or otherwise committed as of the date of such Permitted Spin-Off Transaction under all Credit Facilities of such Person entered into in connection with such Permitted Spin-Off Transaction less the aggregate amount of all Net Proceeds of Asset Sales required to be applied pursuant to the terms of one or more Credit Facilities of such Person since the date of the Permitted Spin-Off

    Transaction to repay any term Indebtedness under any such Credit Facility or to repay revolving credit Indebtedness under any such Credit Facility and to correspondingly reduce commitments thereunder.

        "Designated Receivables Amount" means, with respect to any Person:

          (1)   prior to a Permitted Spin-Off Transaction, $500.0 million; and

          (2)   following a Permitted Spin-Off Transaction, the product of $500.0 million and a fraction:

            (a)   the numerator of which is the average daily balance of receivables eligible for pledging or sale under a Receivables Program held by such Person during its most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which the Permitted Spin-Off Transaction occurred, determined on a pro forma basis, as if the Permitted Spin-Off Transaction had been consummated at the beginning of such four-quarter period, and

            (b)   the denominator of which is the average daily balance of receivables eligible for pledging or sale under a Receivables Program held by Boise during its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the Permitted Spin-Off Transaction occurred.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the debentures mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Boise to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Boise may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption
"— Debenture Covenants — Restricted Payments."

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary of Boise formed under the laws of the United States or any state of the United States or the District of Columbia.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any primary private or public offering of Equity Interests of Boise (other than Disqualified Stock) to Persons who are not Affiliates of Boise other than (1) public offerings with respect to Boise's common stock registered on Form S-8 and (2) issuances upon exercise of options by employees of Boise or any of its Restricted Subsidiaries.

        "Event of Default" has the meaning set forth under "— Events of Default and Remedies."

        "Existing Indebtedness" means any Indebtedness of Boise and its Restricted Subsidiaries in existence on the date of the indenture, other than the 7.05% Notes due May 15, 2005 of Boise Cascade Office Products Corporation, until such amounts are repaid.

        "Fall Away Event" has the meaning defined under "— Debenture Covenants — Changes in Covenants when Debentures Rated Investment Grade or Upon Our Offer to Purchase Debentures" above.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1)   the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

          (2)   any interest expense on Indebtedness of any Person other than such Person or any of its Restricted Subsidiaries that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon, but only to the extent of the Guarantee or Lien on such Indebtedness; plus

          (3)   all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Boise (other than Disqualified Stock) or to Boise or a Restricted Subsidiary of Boise.

        "Fixed Charge Coverage Ratio" means, with respect to any specified Person for any four-quarter period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1)   acquisitions or dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, including through the Permitted Spin-Off Transaction or mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including any acquisitions or dispositions made during such reference period or subsequent to such reference period and on or prior to the Calculation Date by any Person that became a Restricted Subsidiary or was merged with and into the specified Person or any of its Restricted Subsidiaries on or prior to such Calculation Date) will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

          (2)   interest on Capital Lease Obligations and Attributable Debt shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Boise to be the rate of interest implicit in such Capital Lease Obligation or Attributable Debt in accordance with GAAP;

          (3)   the consolidated interest expense attributable to interest on (a) any Indebtedness computed on a pro forma basis that was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying, at the option of such Person, either the fixed or floating rate and (b) borrowings under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such borrowings during the applicable period;

          (4)   the interest rate on any Indebtedness that bears a floating rate of interest shall be calculated as if the weighted average interest rate that would have been applicable to such Indebtedness over the latest 12-month period ending on the last calendar month immediately prior to the Calculation Date had been the applicable rate on such Indebtedness for the entire reference period (taking into account any Hedging Obligation designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates (including any agreement that exchanges a fixed rate interest obligation for a floating rate interest obligation) applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months);

          (5)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded; and

          (6)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

        "Funded Debt" means (1) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower and (2) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with GAAP (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the amount so capitalized).

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

          (2)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent and without duplication:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)   in respect of bankers' acceptances;

          (4)   representing Capital Lease Obligations;

          (5)   representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, or similar obligations to trade creditors; or

          (6)   representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date will be:

          (1)   the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

          (2)   the principal amount of the Indebtedness, in the case of any other Indebtedness.

        Notwithstanding the foregoing, "Indebtedness" shall not include (A) advance payments by customers in the ordinary course of business for services or products to be provided or delivered in the future or (B) deferred taxes.

        "Investment Grade Rating" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's), BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any other Rating Agency.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees of other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for value of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Boise or any Restricted Subsidiary of Boise sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Boise such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Boise, Boise will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of Boise's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "— Debenture Covenants — Restricted Payments." "Investments" shall exclude extensions of trade credit by Boise or any of its Restricted Subsidiaries in the ordinary course of business.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1)   any gain or loss, together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2)   any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by Boise or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (2) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (3) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Boise or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (4) all distributions or other payments made to minority interest holders required in connection with the Asset Sale.

        "Non-Recourse Debt" means Indebtedness:

          (1)   as to which neither Boise nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender; and

          (2)   no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the debentures) of Boise or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness of Boise or any of its Restricted Subsidiaries to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal, interest, penalties, fees, taxes, costs, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, securing or relating to any Indebtedness, whether or not a claim in respect thereof has been asserted.

        "Permitted Business" means any business conducted by Boise and its Restricted Subsidiaries on the date of the indenture, any reasonable extension thereof, and any additional business reasonably related, incidental, ancillary or complementary thereto.

        "Permitted Investments" means:

          (1)   any Investment in Boise or in a Restricted Subsidiary of Boise;

          (2)   any Investment in Cash Equivalents;

          (3)   any Investment by Boise or any Restricted Subsidiary of Boise in a Person, if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary of Boise; or

            (b)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Boise or a Restricted Subsidiary of Boise;

          (4)   Reserved.

          (5)   any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Boise;

          (6)   any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

          (7)   Hedging Obligations;

          (8)   Investments constituting loans, advances or extensions of credit to employees, officers and directors made in the ordinary course of business;

          (9)   Investments in existence on the date of the indenture and an Investment in any Person to the extent such Investment replaces or refinances an Investment in such Person existing on the date of the indenture in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment is on terms and conditions no less favorable to Boise than the Investment being renewed or replaced;

          (10) an Investment in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Program; provided, however, that the only assets transferred to such trust, limited liability company, special purpose entity or other similar entity consist of Receivables and Related Assets of such Receivables Subsidiary;

          (11) Investments in any of the debentures;

          (12) Guarantees of Indebtedness of Boise or any of its Restricted Subsidiaries issued in accordance with the covenant described above under the caption "— Debenture Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (13) Investments in Permitted Joint Ventures having an aggregate market value (measured on the date such investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made and still in Permitted Joint Ventures pursuant to this clause (13) since the date of the indenture, not to exceed 3.0% of the Consolidated Net Tangible Assets of Boise and its Restricted Subsidiaries; and

          (14) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) since the date of the indenture, not to exceed $50.0 million.

        "Permitted Joint Ventures" means, with respect to any Person, any corporation, partnership, limited liability company or other business entity (1) of which at least 20%, but not more than 50%, of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries (other than a Receivables Subsidiary) of that Person and (2) which engages only in a Permitted Business.

        "Permitted Liens" means:

          (1)   Liens on inventory or receivables of Boise and its Restricted Subsidiaries and liens on Equity Interests of Restricted Subsidiaries, in each case securing Indebtedness and other Obligations under Credit Facilities that were permitted to be incurred by clause (1) of the second paragraph of the covenant described above under the caption "— Debenture Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (2)   Liens in favor of Boise or a Restricted Subsidiary;

          (3)   Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Boise or any Restricted Subsidiary of Boise; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Boise or the Restricted Subsidiary;

          (4)   Liens on assets existing at the time of acquisition of the assets by Boise or any Restricted Subsidiary of Boise, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5)   Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6)   Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described above under the caption "— Debenture Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

          (7)   Liens existing on the date of the indenture;

          (8)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (9)   Liens on Receivables and Related Assets to reflect sales of receivables pursuant to a Receivables Program permitted by clause (13) of the second paragraph of the covenant described above under the caption " — Debenture Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the sold Receivables and Related Assets;

          (10) Liens in favor of issuers of tender, bid, surety, appeal or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of Boise or any Restricted Subsidiary in the ordinary course of its business; provided, however, that such letters of credit do not support Indebtedness;

          (11) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Boise or a Restricted Subsidiary;

          (12) Liens incurred in the ordinary course of business of Boise or any Restricted Subsidiary of Boise with respect to obligations that do not exceed $5.0 million at any one time outstanding;

          (13) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus assets or property affixed or appurtenant thereto or proceeds in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien;

          (14) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be incurred under the indenture;

          (15) Liens incurred in connection with a Sale and Leaseback Transaction with respect to Attributable Debt that does not exceed 10.0% of the Consolidated Net Tangible Assets of Boise and the Restricted Subsidiaries; and

          (16) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Boise or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of Boise or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, except for the refinancing or refunding of industrial revenue bonds so long as such refinancing or refunding bonds have a Weighted Average Life to Maturity greater than the maturity of the debentures;

          (3)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the debentures, such Permitted Refinancing Indebtedness is subordinated in right of payment to the debentures on terms at least as favorable to the holders of debentures as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4)   such Indebtedness is incurred either by Boise or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Permitted Spin-Off Transaction" means a spin-off, split-up, split-off or other transaction involving the dividend, distribution or transfer by Boise of all or some portion of one or more business units, as such unit or units are reported in Boise's audited financial statements on the date of the indenture (the entity comprising such segment after giving effect to the dividend or distribution, "Newco"), provided that each of the following two conditions has been met:

          (1)   Newco shall have completed a registered exchange offer in which it shall have offered to the holders of all debentures the opportunity to exchange their debentures for Spin-Off

  Notes, which offer shall have remained open for at least 20 business days; provided, further, that:

            (a)   Newco will, on the date of such Permitted Spin-Off Transaction after giving pro forma effect thereto and to all related transactions (including, without limitation, the incurrence by Newco of any Indebtedness (including the assumption by Newco of any Indebtedness of Boise or any of its subsidiaries) and the disposition by Newco of any assets) as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "— Debenture Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;"

            (b)   each of the Rating Agencies shall have given the applicable Spin-Off Notes a rating that is equal to or better than such Rating Agency's highest rating of the debentures being exchanged for such Spin-Off Notes during the one-year period immediately prior to the consummation of the Permitted Spin-Off Transaction (it being understood that the ratings of the Spin-Off Notes shall take into account all transactions relating to the Permitted Spin-Off Transaction, including, without limitation, the incurrence by Newco of any Indebtedness (including the assumption by Newco of any Indebtedness of Boise or any of its Subsidiaries) and the disposition by Newco of any assets);

            (c)   immediately after such transaction, no Default or Event of Default exists; and

            (d)   Newco assumes all obligations of Boise under the debentures and the indenture pursuant to agreements reasonably satisfactory to the trustee, whereupon Boise's obligation in respect of the debentures exchanged for such Spin-Off Notes shall be fully satisfied and discharged; and

          (2)   Boise shall have completed a cash tender offer for the debentures in which it shall have offered to purchase the debentures from the holders on the terms set forth in the indenture for a purchase price in cash equal to 100% of the aggregate principal amount of debentures repurchased plus accrued and unpaid interest on the debentures repurchased, to the date of purchase, which offer shall have remained open for at least 20 business days.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Principal Property" means (a) any mill, converting plant, manufacturing plant or other facility owned by Boise and/or one or more Restricted Subsidiaries and located within the present 50 states of the United States of America having a gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) in excess of 3.0% of the Consolidated Net Tangible Assets of Boise and its Restricted Subsidiaries and (b) Timberlands, in each case other than (i) any property which in the opinion of the Board of Directors of Boise is not of material importance to the total business conducted by Boise as an entirety or (ii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property or (iii) any minerals or mineral rights.

        "Rating Agency" means a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act.

        "Realty Subsidiary" means a Subsidiary of Boise engaged primarily in the development and sale or financing of real property.

        "Receivables and Related Assets" means accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, including interests in merchandise or goods, the sale or lease of which give rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all the foregoing.

        "Receivables Program" means, with respect to any Person, any accounts receivable securitization program pursuant to which such Person pledges, sells or otherwise transfers or encumbers its accounts receivable, including a trust, limited liability company, special purpose entity or other similar entity.

        "Receivables Subsidiary" means a Wholly-Owned Subsidiary of Boise or a Restricted Subsidiary of Boise (or another Person in which Boise or any Restricted Subsidiary of Boise makes an Investment and to which Boise or any Restricted Subsidiary of Boise transfers Receivables and Related Assets) which engages in no activities other than in connection with the financing of Receivables and Related Assets and which is designated by the Board of Directors of Boise as a Receivables Subsidiary. Loving Creek Funding Corporation, a Delaware corporation, is a Receivables Subsidiary of Boise on the date of the indenture.

        "Replacement Assets" means (1) long-term assets that will be used or useful in a Permitted Business, (2) substantially all of the assets of another Permitted Business, or (3) a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary as a result of such acquisition.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Payment" has the meaning set forth in clause (4) under "— Debenture Covenants — Restricted Payments."

        "Restricted Subsidiary" of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary; provided, however, that after a Fall Away Event, a Restricted Subsidiary of Boise means only a Restricted Subsidiary (1) substantially all the property of which is located, or substantially all the business of which is carried on, within the present 50 States of the United States of America and (2) which owns a Principal Property, but does not include a Realty Subsidiary.

        "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing by Boise or any Restricted Subsidiary of any properties or assets of Boise and/or such Restricted Subsidiary (except for leases between Boise and any Restricted Subsidiary, between any Restricted Subsidiary and Boise or between Restricted Subsidiaries), which properties or assets have been or are to be sold or transferred by Boise or such Subsidiary to such Person with the intention of taking back a lease of such properties or assets.

        "Senior Notes" means Boise's 6.50% Senior Notes due 2010 and 7.00% Senior Notes due 2013.

        "S&P" means Standard & Poor's Ratings Service, a division of The McGraw Hill Companies, and its successors.

        "Significant Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Spin-Off Debentures" means debentures to be offered in a registered exchange offer by Newco on terms and with covenants that are identical to those included in the indenture (as applicable), with such variations from the debentures and the indenture as the trustee and Newco shall have mutually agreed.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid (including with respect to sinking fund obligations) in the original documentation governing such

Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Tender Offer" means an offer complying with the federal securities laws by Boise to purchase any and all debentures for a cash purchase price of not less than the following percentages of their principal amount if purchased during the respective periods:

On or After	Percentage of Principal Amount
Initial Price	102.50
December 16, 2004	102.25
March 16, 2005	102.00
June 16, 2005	101.75
September 16, 2005	101.50
December 16, 2005	101.25
March 16, 2006	101.00
June 16, 2006	100.75
September 16, 2006	100.50
December 15, 2006	100.25
December 16, 2006	100.00

The Tender Offer Fall Away Event shall be deemed to have occurred at the expiration of the Tender Offer and Boise's purchase of all debentures properly tendered.

        "Timberlands" means any real property owned by Boise and/or one or more Restricted Subsidiaries and located within the present 50 states of the United States of America which directly provides a material portion of the fiber required to operate any mill, converting plant, manufacturing plant or other facility included in subsection (a) of the definition of Principal Property and which contains standing timber which is (or upon completion of a growth cycle then in process is expected to become) of a commercial quantity and of merchantable quality, excluding, however, any such real property which at the time of determination is held primarily for development or sale, and not primarily for the production of any lumber or other timber products.

        "Unrestricted Subsidiary" means each Subsidiary of Boise that is designated by the Board of Directors, or Boise's Chief Executive Officer if Boise's Investment in such Subsidiary is $5.0 million or less, as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors or a Chief Executive Officer's Certificate, but only to the extent that each such Subsidiary:

          (1)   has no Indebtedness other than Non-Recourse Debt;

          (2)   is not party to any agreement, contract, arrangement or understanding with Boise or any Restricted Subsidiary of Boise unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Boise or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Boise, unless any such agreement, contract, arrangement or understanding is otherwise permitted by the "Transactions with Affiliates" covenant;

          (3)   is a Person with respect to which neither Boise nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4)   has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Boise or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of Boise as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution or Chief Executive Officer's Certificate giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "— Debenture Covenants — Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Boise as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "— Debenture Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock," Boise will be in default of such covenant. The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, and Boise's Chief Executive Officer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary if Boise's Investment in such Subsidiary is $5.0 million or less; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Boise of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "— Debenture Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation. Cuban Electric Company, a Florida corporation, is an Unrestricted Subsidiary of Boise on the date of the indenture and will continue to be one for so long as the debentures remain outstanding.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

        "Wholly-Owned Subsidiary" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of the material United States federal income tax consequences to U.S. holders of the purchase, ownership and disposition of the debentures acquired in the remarketing at the remarketing price and held as capital assets (generally, assets held for investment). For purposes of this discussion, a "U.S. holder" means a beneficial owner of a debenture that is (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia, or (3) a partnership, estate, or trust treated, for U.S. federal income tax purposes, as a domestic partnership, estate, or trust. The statements of law or legal conclusions set forth in this discussion constitute the opinion of our special tax counsel, Bell, Boyd & Lloyd LLC, which is based on the assumption that the transactions described in this prospectus supplement are consummated and performed in the manner described herein. You should bear in mind that opinions of tax counsel are not binding on the Internal Revenue Service (the "IRS") or the courts. In expressing its opinion, Bell, Boyd & Lloyd LLC has relied on our statements as to our expectations and determinations. This summary is based on the United States federal income tax laws, regulations, rulings, and decisions in effect as of the date of this prospectus supplement, which are subject to change or differing interpretations, possibly with retroactive effect.

        This summary does not address all aspects of United States federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as (1) banks, insurance companies, broker-dealers, tax-exempt organizations, or regulated investment companies; (2) persons holding debentures as part of a straddle, hedge, conversion transaction, or other integrated investment; (3) persons holding debentures through a partnership or other pass-through entity; or (4) persons whose functional currency is not the U.S. dollar. In addition, this summary does not address any aspects of state, local, or foreign tax laws. PROSPECTIVE INVESTORS THAT ARE NOT UNITED STATES PERSONS (WITHIN THE MEANING OF SECTION 7701(a)(30) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE DEBENTURES, INCLUDING THE POTENTIAL APPLICATION OF UNITED STATES WITHHOLDING TAXES.

        The proper application of the Treasury regulations governing contingent payment debt instruments (the "contingent payment debt regulations") to the debentures following the remarketing is not free from doubt in a number of respects, and the IRS may treat the debentures differently from the manner described below. A different treatment of the debentures could affect the amount, timing, and character of income, gain, or loss with respect to an investment in the debentures. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, OWNING, AND DISPOSING OF THE DEBENTURES, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

        ASSUMING THAT YOU REPORT YOUR INCOME IN A MANNER CONSISTENT WITH OUR POSITION DESCRIBED BELOW, THE AMOUNT OF INCOME THAT YOU WILL RECOGNIZE IN RESPECT OF THE DEBENTURES FOR A GIVEN PERIOD GENERALLY WILL CORRESPOND TO THE ECONOMIC ACCRUAL OF INCOME ON THE DEBENTURES TO YOU FOR THAT PERIOD AND THE AMOUNT OF INCOME YOU WOULD HAVE RECOGNIZED IF THE DEBENTURES WERE NOT SUBJECT TO THE CONTINGENT PAYMENT DEBT REGULATIONS. NO ASSURANCE CAN BE GIVEN THAT THE IRS WILL AGREE WITH THE APPLICATION OF THE CONTINGENT PAYMENT DEBT REGULATIONS TO THE REMARKETING IN THE MANNER DESCRIBED BELOW.

        Interest Accruals Based on Comparable Yield and Projected Payment Schedule.    Because of the manner in which the interest rate on the debentures is reset, the debentures will be treated for U.S. federal income tax purposes as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in the contingent payment debt regulations. The remainder of this discussion assumes that the debentures will be subject to the contingent payment debt regulations.

        Regardless of your method of accounting for U.S. federal income tax purposes, you are required to accrue interest income on the debentures on a constant yield basis at an assumed yield (the "comparable yield") that was determined at the time of issuance of the debentures. The comparable yield for the debentures of 8.25% was based on the yield at which we could have issued, at the time of issuance of the debentures, a fixed rate debt instrument with no contingent payments, but with terms otherwise similar to those of the debentures. Solely for purposes of determining the amount of interest income that accrues on the debentures for U.S. federal income tax purposes, we were required, at the time of issuance of the debentures, to construct a "projected payment schedule" with respect to the debentures representing a series of payments the amount and timing of which would produce a yield to maturity on the debentures equal to the comparable yield.

        You generally are required to use the comparable yield and the projected payment schedule that we established in determining interest accruals and adjustments with respect to a debenture, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS. For our own reporting purposes, we intend not to change the original projected payment schedule created at the time of the issuance of the debentures. The following discussion assumes that you will use this original projected payment schedule as well. Based on advice of our counsel, Bell, Boyd & Lloyd LLC, we believe that the application of the contingent payment debt regulations to the remarketing as described below is a reasonable interpretation of these regulations.

        The amount of interest on a debenture that accrues in an accrual period is the product of the comparable yield on the debenture (adjusted to reflect the length of the accrual period) and the adjusted issue price of the debenture. The daily portions of interest with respect to a debenture are determined by allocating to each day in an accrual period the ratable portion of interest on the debenture that accrues in the accrual period. The initial adjusted issue price of a debenture acquired by you in the remarketing will equal $51.01 per $50 principal amount as of the remarketing date (the "initial adjusted issue price"). For any accrual period thereafter, the adjusted issue price will be (x) the sum of the initial adjusted issue price of the debenture and all interest previously accrued on such debenture starting from the remarketing date (disregarding any positive or negative adjustments described below, including the adjustments reflecting the actual reset rate and additional adjustments) minus (y) the total amount of the projected payments on the debenture for all previous accrual periods starting from the remarketing date.

        At the time of the issuance of the debentures, we determined that the comparable yield was 8.25% and the projected payment schedule for the debentures, per $50 principal amount, reflected payments of $1.05 on March 16, 2002, $0.94 for each subsequent quarter ending on or before September 16, 2004, and $1.17 for each quarter ending after September 16, 2004. We also determined that the projected payment for the debentures, per $50 principal amount, at the maturity date was $51.17 (which included the stated principal amount of the debentures as well as the final projected interest payment). Based on the comparable yield of 8.25% and the initial adjusted issue price of $51.01 per $50 principal amount, you will be required (regardless of your accounting method) to accrue interest, subject to adjustments as set forth below, as the sum of the daily portions of interest on the debenture for each day in the taxable year on which you hold the debenture.

        Adjustments Reflecting the Actual Reset Rate.    Based on the rate of 4.62% set by Goldman, Sachs & Co., in its capacity as reset agent with respect to the remarketing, actual payments on the debentures, per $50 principal amount, will be $0.58 for the quarterly payment due on December 16, 2004. The actual payment for each subsequent quarter will be determined as described under "Description of the Remarketed Debentures — Interest" above. Because these payments may differ from the projected quarterly payments of $1.17, you will be required to account for these differences, as negative or positive adjustments to interest accrued based on the comparable yield of 8.25%, in a reasonable manner over the period to which they relate. For our own reporting purposes, we intend to treat the difference between the projected payment of $1.17 and the actual payment for each quarter on the debenture as a negative or positive adjustment to the interest accrued (based on the 8.25% comparable yield) during each preceding quarter. You are not required to use the same method to account for the differences between the actual payments and the projected payment schedule so long as you make these adjustments in a reasonable manner.

        Adjusted Tax Basis of the Debentures; Additional Potential Adjustments.    Your initial adjusted tax basis in the debenture acquired by you in the remarketing will equal the amount that you pay for the debenture. Your adjusted tax basis in the debenture for any accrual period following the remarketing will be (x) the sum of your initial adjusted tax basis in the debenture and any interest previously accrued on such debenture starting from the remarketing date (disregarding any positive or negative adjustments, other than those described immediately below) minus (y) the total amount of the projected payments on the debenture for all previous accrual periods starting from the remarketing date.

        Upon accruing interest income based on the comparable yield of 8.25% and making positive and negative adjustments that reflect the actual reset rate as described in the immediately preceding subsection and the difference between your initial adjusted tax basis in the debenture and its initial adjusted issue price of $51.01 per $50 principal amount as described in this subsection, the amount of income that you will recognize in respect of the debentures for a given period generally will correspond to the economic accrual of income on the debentures to you for that period and the amount of income you would have recognized if the debentures were not subject to the contingent payment debt regulations.

        Sale, Exchange or Retirement of the Debentures.    Upon a sale, exchange, or retirement of a debenture, you generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your adjusted tax basis in the debenture. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if you held the debenture for more than one year immediately prior to such sale, exchange, or retirement. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. If you sell the debenture at a loss that meets certain thresholds, you may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

        Information Reporting and Backup Withholding.    Information returns may be filed with the IRS in connection with payments on the debentures and the proceeds from a sale or other disposition of the debentures. You may receive statements containing the information reflected on these returns. BECAUSE THESE RETURNS WILL NOT REFLECT ALL OF THE ADJUSTMENTS DESCRIBED ABOVE, THE AMOUNTS REPORTED TO YOU WILL NOT REFLECT THE ACTUAL AMOUNTS THAT YOU WILL BE REQUIRED TO INCLUDE IN INCOME IN RESPECT OF THE DEBENTURES, EVEN IF YOU TAKE ADJUSTMENTS INTO ACCOUNT IN THE MANNER DESCRIBED ABOVE. PLEASE CONSULT YOUR TAX ADVISER REGARDING CALCULATING YOUR TAXABLE INCOME FROM THE DEBENTURES BASED ON THE AMOUNTS REPORTED TO YOU

AND OTHER INFORMATION AVAILABLE TO YOU, INCLUDING THE INFORMATION PROVIDED IN THIS PROSPECTUS SUPPLEMENT.

        You may be subject to United States backup withholding tax on these payments if you fail to provide your taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS.

PLAN OF DISTRIBUTION

        The remarketing is being conducted pursuant to a remarketing agreement between us and Goldman, Sachs & Co., as the remarketing agent. Under the remarketing agreement, the remarketing agent has agreed to use its commercially reasonable best efforts to sell the remarketed debentures in this offering for a price equal to 100.5% of the "remarketing value." The remarketing value with respect to the debentures being offered in this remarketing is the sum of:

  •
  the value at September 16, 2004 of such amount of U.S. Treasury securities (CUSIP No. 912795RQ6) as will pay, on or prior to December 16, 2004, an amount of cash equal to the interest scheduled to be paid on the remarketed debentures on that date, at the rate of interest in effect prior to the re-setting of the interest rate in the remarketing; and

  •
  the value at September 16, 2004 of such amount of U.S. Treasury securities (CUSIP No. 912795RQ6) as will pay, on or prior to December 16, 2004, an amount of cash equal to the aggregate principal amount of the remarketed debentures.

        On September 10, 2004, the remarketing agent determined that 100.5% of the remarketing value is equal to 102.01% of the aggregate principal amount of the remarketed debentures (or $51.01 per $50 of principal amount) and reset the rate of interest payable on the debentures to the floating rate described on the cover page of this prospectus supplement. The remarketing agent will use a portion of the net proceeds of the remarketing of debentures comprising a part of "normal units" (i.e., units consisting, prior to the settlement of the remarketing, of a debenture and a stock purchase contract) to purchase the U.S. Treasury securities described above, which will be pledged to support the obligations of holders of normal units to purchase shares of our common stock under the stock purchase contracts.

        Pursuant to the remarketing agreement, the remarketing agent will retain a total remarketing fee not exceeding 25 basis points (0.25%) of the total proceeds of the remarketing. Neither we nor the holders of debentures participating in this remarketing will otherwise be responsible for any remarketing fee or commission in connection with this remarketing.

        We have been advised by the remarketing agent that it proposes initially to remarket the debentures to investors at the price to the public set forth on the cover page of this prospectus supplement. After the initial remarketing, the offering price may be changed.

        The debentures have no established trading market, and none is expected to develop.

        We have agreed to indemnify the remarketing agent against, or to contribute to payments that the remarketing agent may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

        Goldman, Sachs & Co. has in the past provided, and may in the future provide, investment banking and underwriting services to us and our affiliates for which they have received, or will receive, customary compensation.

LEGAL MATTERS

        Certain legal matters with respect to the debentures will be passed upon for us by John W. Holleran, who is our Senior Vice President and General Counsel, and Bell, Boyd & Lloyd LLC, Chicago, Illinois, The validity of the debentures will be passed upon for the remarketing agent by Sullivan & Cromwell LLP.

        As of September 9, 2004, Mr. Holleran was the beneficial owner of 67,271 shares of our common stock and 1,330 shares of our convertible preferred stock, Series D, in the Employee Stock Option Plan. Mr. Holleran holds options to purchase shares of our common stock under our key executive stock option plan and holds stock units under the 2001 Key Executive Deferred Compensation Plan. Sullivan & Cromwell LLP and Bell, Boyd & Lloyd LLC from time to time render legal services to Boise Cascade.

EXPERTS

        Our consolidated financial statements as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, are incorporated into this prospectus supplement by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, in reliance upon the report of KPMG LLP, independent registered public accountants, which is also incorporated by reference in this prospectus supplement, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 financial statements refers to the adoption of the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 143, SFAS No. 148, SFAS No. 142, the FASB's Emerging Issues Task Force Issue No. 02-16, and FASB Interpretation No. 46, as revised.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read our SEC filings on the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the SEC's public reference rooms. Our filings are also available by calling the New York Stock Exchange at (212) 656-5060.

        We incorporate by reference into this prospectus supplement the information we file with the SEC. That means that we can disclose important information to you by referring you to those documents. The information that we file subsequently with the SEC will automatically update this prospectus supplement. We specifically incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus supplement.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed on March 2, 2004;

  •
  Quarterly Reports on Form 10-Q for the quarter ended March 31, 2004, as filed on May 7, 2004, and for the quarter ended June 30, 2004, as filed on August 5, 2004;

  •
  the portions of our Definitive Proxy Statement on Schedule 14A, as filed on March 2, 2004, that have been incorporated by reference into our Annual Report; and

  •
  Current Reports on Form 8-K (or amendments), as filed on January 7 and 22, February 17, 19 and 20, April 20, and July 20, 26, 28 and 29, 2004 (excluding any portions of such reports furnished and not filed).

        Documents filed by us and incorporated into this prospectus supplement by reference are available at no cost at www.bc.com, under the "Investor Relations" section, or by contacting our Corporate Communications Department by mail at Boise Cascade Corporation, Corporate Communications Department, P.O. Box 50, Boise, Idaho 83728, by telephone at (208) 384-7990, or by e-mail at investor@bc.com. Information contained on our website is not incorporated by reference into this prospectus supplement and is not part of this prospectus supplement.

        Any information contained in a document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that information contained in this prospectus supplement or in any other subsequently filed incorporated document modifies or supersedes such information. Any information that is modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this prospectus supplement.

The body of this prospectus supplement is printed on Boise Cascade paper.

Prospectus

$300,000,000
Boise Cascade Corporation
Boise Cascade Trust I
Boise Cascade Trust II
Boise Cascade Trust III

BOISE CASCADE CORPORATION

        We may offer and sell the following securities separately or in combination, in one or more offerings:

    •
    common stock

    •
    preferred stock (which may be in the form of depositary or fractional shares)

    •
    debt securities

    •
    warrants

    •
    purchase contracts

    •
    preferred securities (through the Trusts)

        The purchase contracts will require the purchaser to buy a certain amount of common or preferred stock, and may require us to pay the purchasers certain fees.

THE TRUSTS

        The Trusts are each Delaware business trusts that may offer and sell preferred securities. Each Trust will use the proceeds of its security sales to buy subordinated debt securities of Boise Cascade Corporation. The Trust will receive cash payments from the subordinated debt securities and will distribute those payments to its security holders. Boise Cascade will guarantee the Trusts' obligation to distribute cash to the holders of the preferred securities.

        We will provide the specific terms and the initial public offering price for each offering in a supplement to this prospectus. You should read this prospectus and the supplement carefully before you decide to invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2000

FORWARD-LOOKING STATEMENTS

        Some statements made in this prospectus or incorporated by reference in this prospectus are forward-looking statements. Because these forward-looking statements include risks and uncertainties, actual results may differ materially from the results expressed in or implied by the statements. Factors that could cause actual results to differ include, among other things:

  •
  our continued ability to execute our business strategies and achieve cost structure improvements;

  •
  fluctuations in production capacity and demand across pulp, paper, and wood products markets;

  •
  changes in economic growth in the United States and abroad, particularly in Asia, and the effect of those changes on imports and exports of paper and wood products;

  •
  changes in interest rates which may affect the number of housing starts;

  •
  the pace and success of acquisitions in our distribution businesses; and

  •
  other factors included in our filings with the SEC.

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we filed with the SEC. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus in one or more offerings at various times. The total dollar amount we raise through these offerings will not exceed $300,000,000.

        This prospectus provides you with only a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information."

        This prospectus does not contain separate financial statements for the Trusts because we do not believe investors would base investment decisions on the separate financial information of the Trusts. We believe investors would instead rely on the consolidated financial information that we file with the SEC under the Exchange Act for the following reasons:

  •
  each Trust is our wholly owned finance subsidiary;

  •
  the Trusts will not have any independent assets or operations other than issuing common and preferred securities and purchasing our subordinated debt securities; and

  •
  we will fully and unconditionally guarantee each Trust's obligations under its preferred securities, and we will be the sole guarantor of these obligations.

        You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. Neither we nor the underwriters have authorized any other person to provide you with different information. Neither we nor the underwriters will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

ABOUT BOISE CASCADE

        Boise Cascade Corporation is a major distributor of office products and building materials and an integrated manufacturer and distributor of paper and wood products. We also own and manage over 2 million acres of timberland in the United States.

        Boise Cascade is a Delaware corporation, and our principal executive office is located at 1111 West Jefferson Street, Boise, Idaho 83728-0001, telephone 208/384-6161. All references to "we," "us," or "Boise Cascade" in this prospectus mean, unless the context otherwise indicates, Boise Cascade Corporation and its consolidated subsidiaries.

ABOUT THE TRUSTS

        Each of the Trusts is a business trust formed under Delaware law by (i) a separate declaration of trust executed by Boise Cascade, as depositor, and the trustees for the trust, and (ii) a certificate of trust filed with the Delaware Secretary of State. When the securities of a Trust are issued the first time, the Trust's declaration will be amended and restated to set forth the substantive terms of the trust securities, substantially in the form filed as an exhibit to the registration statement, as of the date the securities are initially issued. Each amended declaration will be qualified as an indenture under the Trust Indenture Act of 1939. Any reference in this prospectus to the declaration means the amended declaration.

        Each Trust exists solely for the purposes of:

  •
  issuing preferred and common securities representing undivided beneficial interests in the assets of that trust;

  •
  investing the proceeds of those issuances in junior subordinated debt securities of Boise Cascade; and

  •
  engaging only in other incidental activities.

        By selling debt securities to the Trusts rather than issuing preferred and common securities of its own, Boise Cascade expects to realize significant tax benefits.

        Boise Cascade will own all of the common securities of each Trust. The common and preferred securities will generally have equal payment rights, and payments on both will be made pro rata. However, the holders of the preferred securities will have primary payment rights if an event of default has occured under the Trust's declaration as of the date of any distribution, liquidation, or redemption. The total liquidation amount of the common securities will equal 3% of the total capital of each Trust, and the total liquidation amount of the preferred securities will equal 97%.

        Each Trust will last approximately 55 years, unless it is terminated earlier according to its amended declaration. Because Boise Cascade will hold all the common securities, it will be entitled to appoint, remove, or replace the trustees of each Trust without input from the holders of the trust preferred securities. The trustees will conduct the business and affairs of each Trust. The declaration will govern the duties and obligations of the trustees.

        A majority of the trustees of each Trust will be employees, officers, or affiliates of Boise Cascade. In limited circumstances which will be explained in the prospectus supplement, the holders of a majority of the preferred securities will be entitled to appoint an additional trustee, who does not have to be affiliated with Boise Cascade.

        One trustee of each Trust will be a financial institution not affiliated with Boise Cascade. This trustee will act as property trustee and as indenture trustee under the Trust Indenture Act, under the terms stated in the prospectus supplement. The property trustee will:

  •
  hold title to the debt securities for the benefit of the Trust's security holders.

  •
  have the power to exercise all rights, powers, and privileges under the indenture related to the debt securities.

  •
  control a segregated non-interest bearing bank account which holds all payments received by the Trust in respect of the debt securities.

  •
  make all payments to the Trust's security holders, including distributions and liquidation and redemption payments.

        The security holders will have economic rights, rights to information, voting rights, and other rights, which are stated in the declaration of each Trust, the Delaware Business Trust Act and the Trust Indenture Act. Boise Cascade will pay all fees and expenses related to the Trusts and the offering of trust securities. The Delaware office of the trustee for each Trust will be Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890. The Trusts' principal place of business will be c/o Boise Cascade Corporation, 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728-0001.

WHERE YOU CAN FIND MORE INFORMATION

        Boise Cascade Corporation files reports, proxy statements, and other information with the Securities and Exchange Commission. Our filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference rooms at:

  •
  450 Fifth Street, N.W.
  Room 1024
  Washington, D.C. 20549;

  •
  Seven World Trade Center
  13th Floor
  New York, New York 10048; and

  •
  Citicorp Center
  500 West Madison Street
  Suite 1400
  Chicago, Illinois 60601.

        Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect the reports and other information we file with the SEC at:

  •
  New York Stock Exchange
  20 Broad Street
  New York, New York 10005; and

  •
  Chicago Stock Exchange
  One Financial Place
  440 South LaSalle Street
  Chicago, Illinois 60605-1070.

        We have filed a registration statement on Form S-3 with the SEC that covers the securities described in this prospectus. For further information on Boise Cascade, the Trusts and the securities, you should refer to our registration statement and its exhibits. In this prospectus, we have summarized material provisions of contracts and other documents. We have included copies of these documents as exhibits to our registration statement. The registration statement can be obtained from the SEC in the ways described above, or from Boise Cascade.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information we file with them. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus. Any information we file with the SEC after the date of this prospectus will automatically update and, to the extent information contained in these future SEC filings differs from or is not consistent with the information contained in this prospectus, supersede the information contained in this prospectus.

        We incorporate by reference the following documents which we have filed with the SEC:

  (1)
  Annual Report on Form 10-K for the year ended December 31, 1999 (filed on February 29, 2000);

  (2)
  The portions of Boise Cascade's Proxy Statement on Schedule 14A for the annual meeting of shareholders held on April 20, 2000 (filed on March 21, 2000), that have been incorporated by reference into the 10-K for the year ended December 31, 1999;

  (3)
  Current Report on Form 8-K (filed on April 20, 2000); and

  (4)
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (filed on May 11, 2000).

        We also incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but before the end of the offering of the securities made by this prospectus. Our SEC file number is 1-5057.

        You may request a free copy of these filings by contacting us at:

Investor Relations Department
Boise Cascade Corporation
P.O. Box 50
Boise, ID 83728-0001
208/384-6390
e-mail:  bcweb@bc.com

USE OF PROCEEDS

        Unless we indicate otherwise in the prospectus supplement, we expect to use the net proceeds we receive from any offering of these securities for our general corporate purposes, including working capital, repayment or reduction of debt, and capital expenditures. We may also use proceeds to acquire new facilities or real property or other business enterprises. Each of the Trusts will use the net proceeds from the sale of its preferred securities to purchase a series of junior subordinated debt securities from Boise Cascade. We also expect to use the net proceeds from the sale of those junior subordinated debt securities for the purposes described in this section.

RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED DIVIDEND REQUIREMENTS

	Year Ended December 31					Three Months Ended March 31,
	1995	1996	1997	1998	1999	1999	2000
Ratio of earnings to fixed charges (1)	4.18	—	—	—	2.95	1.67	2.55
Ratio of earnings to combined fixed charges and preferred dividend requirements (2)	3.36	—	—	—	2.88	1.49	2.27

(1)
Earnings before fixed charges were inadequate to cover total fixed charges by $5,602,000, $50,666,000, and $29,099,000 for the years ended December 31, 1996, 1997, and 1998.

(2)
Earnings before fixed charges were inadequate to cover combined fixed charges and preferred stock dividend requirements by $52,935,000, $79,011,000, and $34,368,000 for the years ended December 31, 1996, 1997, and 1998.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

        Boise Cascade may issue separately or in combination, in one or more offerings:

  •
  common stock, par value $2.50 per share;

  •
  preferred stock, no par value per share, which may be issued in the form of depositary shares representing fractions of shares of preferred stock;

  •
  debt securities, which may be senior or subordinated;

  •
  warrants to purchase other securities; and

  •
  purchase contracts.

        The Trusts may issue trust preferred securities in one or more offerings at various times. Boise Cascade will unconditionally guarantee the trust preferred securities.

        This prospectus summarizes the material and general terms of the various securities that we or the Trusts may offer, with a separate section below for each type of security. The prospectus supplement relating to any particular securities will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. The prospectus supplement will also state the terms of the offering, the initial public offering price and the net proceeds to Boise Cascade. Where applicable, the prospectus supplement will describe any material United States federal income tax considerations relating to the offered securities and indicate whether the securities are or will be listed on any securities exchange.

        The summaries in this prospectus and the prospectus supplement do not describe every aspect of the securities. When evaluating the offered securities, you should also refer to the provisions of other documents which relate to the offered securities, as described in the sections below. These other documents are filed as exhibits to or incorporated by reference in the registration statement.

Book-Entry System for Global Securities

        Boise Cascade or the Trusts may issue the securities contemplated by this prospectus in the form of one or more fully registered global securities, which represent offered securities. These global securities will be deposited with The Depository Trust Company ("DTC") and registered in the name of its nominee. The global securities are traded in units which are beneficial interests representing fractional portions of the global security. DTC (or its nominee) will hold each global security in book-entry form, as described below, for the benefit of institutions that have accounts with DTC ("participants").

        DTC has advised us that it is:

  •
  A limited-purpose trust company organized under the laws of the state of New York;

  •
  A member of the Federal Reserve System;

  •
  A "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  A "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in participants' accounts. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Others, such as banks, brokers, dealers and trust companies that either directly or indirectly clear through or maintain a collateral relationship with a participant, also have access to DTC's book-entry system. DTC administers its book-entry system in accordance with its rules and bylaws and legal requirements.

        When a global security representing offered securities is issued, DTC will credit (on its book-entry registration and transfer system) the principal amount to participants' accounts, in varying amounts as subscribed by the participants. DTC will maintain ownership records for participants' interests, and the participants will maintain ownership records for persons who purchase through them. Ownership interests may be transferred only through those records.

        So long as DTC (or its nominee) is the registered holder of a global security, DTC (or its nominee) will be considered, for all purposes the sole owner and holder of the related securities. Except as described below, you will not be entitled to:

  •
  have the securities registered in your name; or

  •
  receive physical delivery of your securities in definitive form.

The laws of some jurisdictions may require that certain purchasers take physical delivery of securities in definitive form. These laws may restrict or prevent the transfer of beneficial interests in a global security.

        Each person owning a beneficial interest in a global security must rely on DTC's procedures (and, if that person holds through a participant, on the participant's procedures) to exercise any rights of a holder of offered securities under the global security or the indentures. The indentures provide that DTC may grant proxies and otherwise authorize participants to take any action which DTC is entitled to take under the indentures or the global security. We understand that under existing industry practice, if Boise Cascade or a Trust requests any action of holders or an owner of a beneficial interest in a global security desires to take any action that DTC (as the holder of the global security) is entitled to take, DTC would authorize the participants to take that action and the participants would authorize the beneficial owners to take the action or would otherwise act upon the instructions of the beneficial owners.

        Boise Cascade or the Trusts will make payments to DTC. We expect that when DTC receives any payment, it will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests. We also expect that payments by participants to owners of beneficial interests in a global security held through them will be governed by standing instructions and customary practices (as is the case with securities held by brokers for customers' accounts in "street name"). The indentures may grant Boise Cascade or the Trusts the right to redeem any global security. In that case, Boise Cascade or the Trusts will notify DTC of the redemption and will make final payment to DTC. We expect that DTC and the participants will in turn notify the respective beneficial holders and distribute payment to them accordingly. Boise Cascade, the Trusts or any trustee will not be responsible or liable for:

  •
  any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security for any securities;

  •
  the maintenance, supervision, or review of any records relating to any beneficial ownership interests;

  •
  any other aspect of the relationship between DTC and its participants; or

  •
  the relationship between the participants and the beneficial owners.

        The global securities may not be transferred except as a whole between DTC and its nominee, unless they are exchanged for global securities of the same aggregate denomination to be registered in DTC's or its nominee's name, or unless they are exchanged in whole or in part for certificated securities in definitive form. The securities of any series represented by a global security may be exchanged for certificated securities in definitive form only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time it ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

  •
  Boise Cascade notifies the Trustee that it has decided not to have the securities of that series represented by a global security; or

  •
  in the case of debt securities, an event of default has occurred and is continuing with respect to the debt securities.

        If there is such an exchange, we will issue certificated securities in authorized denominations and registered in such names as DTC directs.

DESCRIPTION OF COMMON STOCK

        Boise Cascade's authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock. We describe the preferred stock under the heading "Description of Preferred Stock" below.

        This section summarizes the material and general terms of the common stock. The prospectus supplement relating to the common stock offered will state the number of shares offered, the initial offering price and market price, dividend information and any other relevant information. The summaries in this section and the prospectus supplement do not describe every aspect of the common stock. When evaluating the common stock, you should also refer to all the provisions of Boise Cascade's Restated Certificate of Incorporation, Boise Cascade's by-laws and the Delaware General Corporation Law. The Restated Certificate of Incorporation and the by-laws are incorporated by reference in the registration statement.

Terms of the Common Stock

        As of January 31, 2000, there were 57,217,861 shares of common stock issued and outstanding, and 8,814,542 shares reserved for issuance under Boise Cascade's stock option plans and under outstanding convertible securities.

        The holders of common stock have one vote for each share held. Subject to the rights of holders of any outstanding preferred stock, holders of common stock are entitled to receive dividends declared by the Board of Directors from time to time out of funds legally available for dividends. If a liquidation (whether voluntary or involuntary) or reduction in Boise Cascade's capital results in any distribution of assets to stockholders, the holders of common stock are entitled to receive, pro rata according to the number of the shares held by each, all of the assets of Boise Cascade remaining for distribution after creditors are paid and after the holders of any outstanding preferred stock receive the full preferential amounts to which they are entitled.

        Holders of common stock do not have preemptive rights to subscribe for or purchase any new or additional issue of common stock or securities convertible into common stock. Shares of the common stock are not subject to redemption.

        The outstanding shares of common stock are listed on the New York Stock Exchange and the Chicago Stock Exchange. Boise Cascade maintains its own stock transfer records and acts as a transfer agent for the common stock. Norwest Bank Minnesota, N.A. is co-transfer agent and registrar of the common stock.

Shareholder Rights Plan

        Boise Cascade has had a shareholder rights plan since January 1986. The current plan took effect in December 1998. At that time, the rights under the previous plan expired and we distributed to our common stockholders one new right for each common share held. Rights will be issued with each share of common stock issued before the rights expire or become exercisable. The rights expire in December 2008. The rights become exercisable ten days after a person or group acquires 15% of Boise Cascade's outstanding voting securities or ten business days after a person or group commences or announces an intention to commence a tender or exchange offer that could result in the acquisition of 15% of the outstanding voting securities. If the rights become exercisable, each full right entitles the holder to purchase one share of common stock at a purchase price of $175 per share, subject to adjustment. In addition, upon the occurrence of certain events involving a potential change in control that the Board of Directors has not approved, the rights may "flip in" and entitle holders to buy common stock, or "flip over" and entitle holders to buy common stock in an acquiring entity, in such an amount that the market value is equal to twice the purchase price.

The rights are nonvoting and may be redeemed by Boise Cascade for one cent per right at any time before they become exercisable.

Provisions with Possible Anti-Takeover Effects

        Various provisions of Boise Cascade's Restated Certificate of Incorporation, by-laws, and shareholder rights plan and the Delaware General Corporation Law may hinder or delay any transaction involving Boise Cascade that might result in a change of control.

  Shareholder Rights Plan

        As discussed above, Boise Cascade has adopted a shareholder rights plan which provides stockholders with the right to purchase shares of common stock or securities of an acquiring company at half the market price under certain circumstances involving a potential change in control of Boise Cascade that the Board of Directors has not approved.

  Delaware General Corporation Law Section 203

        The Delaware General Corporation Law provides, among other things, that any beneficial owner of 15% or more of Boise Cascade's voting stock is prohibited, without the prior approval of the Board of Directors, from entering into any business combination with Boise Cascade for three years from the date that 15% ownership interest is acquired unless the combination otherwise satisfies Section 203 of the Delaware General Corporation Law.

  Fair Price Provisions

        The "fair price provisions" of the Restated Certificate of Incorporation require that certain proposed business combinations between Boise Cascade and an "interested party" (a beneficial owner of 10% or more of the voting power of Boise Cascade) must be approved by the holders of a majority of the voting power of Boise Cascade held by stockholders other than the interested party, unless certain fair price and procedural requirements are met or unless the directors of Boise Cascade who are not affiliated with the interested party approve the business combination. An affirmative vote of 80% of the shares entitled to vote is required to amend the fair price provisions of the Restated Certificate of Incorporation, unless the amendment is unanimously recommended by the Board of Directors, and none of the directors are affiliated with the interested party.

  Directors; Classified Board

        The Restated Certificate of Incorporation also classifies the Board of Directors into three classes. Vacancies on the Board of Directors may only be filled by a majority vote of the remaining directors, and directors chosen in this manner hold office until the end of the full term of the class in which the vacancy occurred. A director may be removed from office only with cause and only by an affirmative vote of at least 80% of the shares entitled to vote. These provisions may only be amended by the affirmative vote of at least 80% of the shares entitled to vote.

  Future Issuances of Preferred Stock

        Boise Cascade is not required to seek stockholder approval prior to designating any future series of preferred stock. The Board of Directors could issue preferred stock in one or more transactions with terms which might make the acquisition of a controlling interest in Boise Cascade more difficult or costly.

  Shareholder Meetings

        The Restated Certificate of Incorporation and the by-laws also contain provisions to reduce surprise and disruptive tactics at shareholders' meetings. The Restated Certificate of Incorporation provides that no action may be taken by shareholders except at an annual meeting or special meeting, and the by-laws do not permit shareholders to directly call a special meeting of shareholders. A shareholder must give written notice to Boise Cascade of the intent to nominate a director for election at an annual meeting at least 30 days but not more than 60 days prior to the meeting, unless less than 35 days' notice of the date of the meeting is given to shareholders.

DESCRIPTION OF PREFERRED STOCK

        This section summarizes the material terms of the preferred stock that we may offer. The prospectus supplement relating to a particular series of preferred stock will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the preferred stock. When evaluating the preferred stock, you should also refer to all the provisions of Boise Cascade's Restated Certificate of Incorporation, the Certificate of Designation for the offered series of preferred stock, and the Delaware General Corporation Law. The Certificate of Designation will be filed as an exhibit to or incorporated by reference in the registration statement.

Authority of the Board to Issue Preferred Stock

        Under the Restated Certificate of Incorporation, the Board has the authority, without further shareholder action, to issue up to 10,000,000 shares of preferred stock, in one or more series at various times, with such terms and for such consideration as the Board may fix. At this time the only outstanding preferred stock is the Convertible Preferred Stock, Series D, discussed below. The Board may authorize or create stock ranking prior to the preferred stock only in specified circumstances described in "Voting Rights" below.

        The prospectus supplement relating to the particular series of preferred stock will describe the specific terms of the series, including:

  •
  the designation, stated value and liquidation preference of the series, the number of shares comprising the series and the number of shares offered;

  •
  the initial public offering price;

  •
  the dividend rate (or method of calculation), the dividend periods, the dates on which dividends shall be payable, and whether dividends shall be cumulative or noncumulative;

  •
  any redemption or sinking fund provisions;

  •
  any conversion or exchange provisions;

  •
  the procedures for any auction or remarketing of the series;

  •
  whether interests in the shares of the series will be represented by depositary shares;

  •
  the voting powers, if any, of the shares of the series (not to exceed one vote per share), in addition to those set forth below; and

  •
  any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the series.

        As described under "Description of Depositary Shares," Boise Cascade may elect to offer depositary shares evidenced by depositary receipts, each representing a fraction (to be specified in the prospectus supplement) of a share of the particular series of the preferred stock, rather than offering full shares of that series of the preferred stock.

        The preferred stock of each series shall rank equally with the preferred stock of every other series. The preferred stock shall rank senior to the common stock in priority of payment of dividends and in the distribution of assets in any liquidation, dissolution, or winding up of Boise Cascade, to the extent of the preferential amounts to which the preferred stock of the respective series is entitled.

        Once issued, the shares of preferred stock will be fully paid and nonassessable. Holders of preferred stock have no preemptive rights. Shares of preferred stock redeemed, converted or otherwise reacquired by Boise Cascade shall resume the status of authorized and unissued shares of preferred stock, undesignated as to series, and may be reissued later.

Dividends

        The holders of the preferred stock of each series will be entitled to receive only preferential dividends, when and as the Board declares dividends. Holders will receive declared dividends in cash payable at the rate, from the date, and on the specified dividend payment dates and, if cumulative, cumulative from the date, stated in the prospectus supplement relating to that series. Any arrearages in dividends on the preferred stock will not bear interest.

        The preferred stock may limit our ability to pay dividends or distribute assets with respect to junior stock. As long as any of the preferred stock is outstanding, we may only pay or declare dividends (other than dividends payable in junior stock, together with cash in lieu of fractional shares), or make any other distribution, on any junior stock, if:

  •
  there are no arrearages in dividends on preferred stock for any past dividend period, and dividends in full for the current dividend period have been paid or declared on all preferred stock; and

  •
  we have paid or set aside any amounts required to be paid or set aside for any purchase, retirement and sinking funds for the preferred stock of any series; and

  •
  we are not in default on any obligations to redeem any of the preferred stock.

        In addition, so long as any of the preferred stock is outstanding, neither we nor any of our subsidiaries may purchase, redeem or otherwise acquire any shares of any junior stock (except in connection with a reclassification or exchange of any junior stock through the issuance of other junior stock, or the purchase, redemption or other acquisition of any junior stock with proceeds of a reasonably contemporaneous sale of other junior stock) nor may we make any sinking fund payment for the purchase or redemption of any junior stock, unless

  •
  there are no arrearages in dividends on preferred stock for any past quarterly dividend period; and

  •
  we have paid or set aside any amounts then required to be paid or set aside for any purchase, retirement and sinking funds for the preferred stock of any series; and

  •
  we are not in default on any of our obligations to redeem any of the preferred stock.

If these conditions are met, the Board of Directors may declare and pay dividends on the shares of any junior stock.

        We may not declare or pay or set apart for payment dividends in full on any series of preferred stock unless

  •
  there are no arrearages in dividends on preferred stock for any past quarterly dividend period, and

  •
  dividends in full for the current quarterly dividend period have been paid or declared on all preferred stock to the extent that such dividends are cumulative.

Any dividends paid or declared when those requirements are not met will be shared ratably by the holders of all series of preferred stock in proportion to their respective arrearages and unpaid and undeclared current quarterly cumulative dividends.

Liquidation

        If any voluntary or involuntary liquidation, dissolution, or winding up of Boise Cascade occurs, the holders of preferred stock of each series will be entitled to receive the full preferential amount set forth in the prospectus supplement relating to that series, including any arrearages in dividends on that series to the date fixed for the payment in liquidation, before any distribution will be made to the holders of any junior stock. After the holders of the preferred stock are paid in full, the remaining assets of Boise Cascade will then be distributed exclusively among the holders of any junior stock, according to their respective interests.

        If Boise Cascade does not have sufficient assets to pay the full preferential amounts due to the preferred stock holders, then the assets available for distribution to preferred stock holders will be distributed ratably to those holders in proportion to the full preferential amounts payable on the respective shares.

  Merger or Sale of Assets

        A consolidation or merger of Boise Cascade with or into one or more other corporations or a sale of all or substantially all of the assets of Boise Cascade will not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of Boise Cascade.

Redemption

        The prospectus supplement for the preferred stock of any series will state redemption rights and redemption price(s) for that series. The Restated Certificate of Incorporation provides that Boise Cascade will not purchase or redeem less than all of the outstanding preferred stock unless either the full cumulative dividend on all outstanding shares of preferred stock has been paid or declared and set apart, or 66 2/3% of the outstanding shares of preferred stock approve the purchase or redemption.

        Unless the prospectus supplement states otherwise,

  •
  notice of redemption will be mailed to record holders at least 30 days but not more than 90 days prior to the date fixed for redemption; and

  •
  in case of a partial redemption, the shares to be redeemed will be selected pro rata or by lot or in such other manner as the Board of Directors may determine.

        If we give notice of redemption, then on and after the redemption date, dividends on the shares called for redemption will cease to accumulate, unless we default in the payment of the redemption price. As of the redemption date, holders of the preferred stock called for redemption will have no further rights except the right to receive the redemption price when they surrender their certificates for redemption.

        Shares of preferred stock of any series may also be subject to redemption, in the manner described above, through operation of any sinking or retirement fund created for that series, at the redemption prices and under the terms and provisions described in the prospectus supplement.

        We are not required to register a transfer of any share of a series of preferred stock within 15 days preceding a selection for redemption of shares of that series or of any share which has been selected for redemption.

        If we are obligated to retire shares of one or more series of preferred stock and if we do not pay the obligation in full, the number of shares of each series which are retired will be proportionate to the respective amounts which would have been payable for each series if we had paid in full.

Voting Rights

        The holders of the shares of each series of preferred stock will be entitled to the voting powers, if any (not to exceed one vote per share), stated in the prospectus supplement. Depositary shares will entitle the holders to the fractional vote specified in the prospectus supplement. The holders of preferred stock will be entitled to vote as a class only to the extent described in this section. The holders of each series of preferred stock will have all of the voting rights which are described in this section, as well as any other rights required by law.

  Holders' Approval Required

        We will take the following actions only with the approval of the holders of 66 2/3% of all the outstanding shares of preferred stock, voting as a single class, or if we provide for the redemption of all outstanding shares of preferred stock, at or before the time when the amendment, issuance, or other event is to occur or take effect:

  •
  amend, alter, or repeal any of the provisions of our Restated Certificate of Incorporation or bylaws to adversely affect the powers, preferences, or rights of the holders of the preferred stock or to reduce the time for any notice to which only the holders of the preferred stock may be entitled. An amendment of the Restated Certificate of Incorporation to authorize or create, or to increase the authorized amount of common stock or other junior stock or any class ranking on a parity with the preferred stock will not be deemed to adversely affect the powers, preferences, or rights of the holders of the preferred stock;

  •
  authorize or create, or increase the authorized amount of, any stock of any class or any security convertible into stock of any class ranking prior to the preferred stock;

  •
  voluntarily dissolve, liquidate, or wind up the affairs of Boise Cascade or sell, lease, or convey all or substantially all its property and assets;

  •
  merge with or consolidate into any other corporation, unless each holder of preferred stock at the time of the merger or consolidation receives the same number of shares in the resulting corporation, with substantially the same rights and preferences as the preferred stock held prior to the merger or consolidation; or

  •
  purchase or redeem less than all of the outstanding preferred stock unless we have paid or declared and set apart sufficient money to pay the full cumulative dividend on all outstanding shares of preferred stock.

        Unless the holders of at least 66 2/3% of the outstanding shares of any series of preferred stock approve, we will not amend, alter, or repeal any of the provisions of our Restated Certificate of Incorporation or by-laws, or the provisions of the series, so as to affect adversely the powers, preferences, or rights of the holders of the preferred stock of that series in a manner not equally applicable to all series of preferred stock.

        Unless the holders of a majority of the outstanding shares of preferred stock, voting as a single class, approve, Boise Cascade will not: (1) increase the authorized amount of the preferred stock, or (2) create any other class of stock ranking equally with the preferred stock, either as to dividends or upon liquidation, or (3) create any stock or other security convertible into or exchangeable for or evidencing the right to purchase any stock ranking equally with the preferred stock, or (4) increase the authorized number of shares of any other class of stock or other security ranking equally with the preferred stock.

  Holders' Approval Not Required

        No approval by the holders of the preferred stock shall be required if, before the amendment, issuance, or other event occurs or takes effect, the redemption of all shares of preferred stock which would otherwise have to consent to the action is provided for.

  Failure to Pay; Potential Conflicts

        Unless the prospectus supplement states otherwise, if we fail to pay the equivalent of six quarterly dividends on any series of preferred stock, the number of directors will be increased by three and the holders of all series of preferred stock, voting as a single class, will be entitled to elect the additional three directors. This right will last until we have paid or declared and set apart for payment either:

  •
  four consecutive quarterly dividends, if the shares of the series are non-cumulative, or

  •
  all dividends in arrears and dividends in full for the current quarterly period, if the shares of the series are cumulative.

If the terms of a series of preferred stock differ from the terms of other series of preferred stock (as to conversion rights, redemption or sinking fund provisions, or other material terms), the interests of the holders of the various series may differ or be perceived by the additional directors to differ.

Conversion or Exchange Rights

        The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state whether the shares are convertible or exchangeable into common stock, another series of preferred stock, or debt securities, and the terms on which shares of that series are convertible or exchangeable.

Series D Preferred Stock

        The Series D preferred stock was sold by Boise Cascade in July 1989 to the trustee for Boise Cascade's Employee Stock Ownership Plan, a component of its Savings and Supplemental Retirement Plan. The Series D preferred stock is convertible into common stock at any time at the trustee's option at a conversion ratio of .80357 share of common stock for each share of Series D preferred stock and bears a cumulative annual dividend of $3.31875 per share. Each share of Series D preferred stock is redeemable at Boise Cascade's option, and is entitled to one vote and to a preference of $45 in liquidation. The Series D preferred stock has a minimum redemption value of $45 per share. Currently, 6,745,347 shares of the Series D preferred stock are authorized and 4,969,774 shares are outstanding. The Series D preferred stock is restricted because it is not registered with the Commission. It may be held only by the trustee.

DESCRIPTION OF DEPOSITARY SHARES

        Boise Cascade may, at its option, elect to offer fractional shares, rather than full shares, of any series of preferred stock. Each fractional share of preferred stock will be represented by a depositary share pursuant to the terms of a Deposit Agreement among Boise Cascade, a bank or trust company selected by Boise Cascade to act as Depositary, and all holders of depositary receipts issued under the Deposit Agreement. The depositary shares will be evidenced by depositary receipts. Subject to the terms of the Deposit Agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the fractional share of preferred stock represented by that depositary share (including dividend, voting and liquidation rights), and subject to all of the limitations of the fractional share of preferred stock. The prospectus supplement will discuss United States federal income tax considerations which apply to the depositary shares.

        This section summarizes the material terms of the depositary shares we may offer. The prospectus supplement relating to any particular depositary shares offered will describe the specific terms of the depositary shares and the specific terms of the preferred stock represented by the depositary shares. The specific terms may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the depositary shares or the preferred stock represented by the depositary shares. When evaluating the depositary shares and the preferred stock represented by the depositary shares, you should also refer to all the provisions of the Deposit Agreement and the depositary receipt. The forms of the Deposit Agreement and the depositary receipt will be filed as exhibits to or incorporated by reference in the registration statement.

Issuance of Depositary Receipts and Withdrawal of Preferred Stock from Deposit

        When the shares of any series of preferred stock represented by depositary shares are issued, Boise Cascade will deposit those shares of preferred stock with the Depositary, which will then issue and deliver the depositary receipts to Boise Cascade. Boise Cascade will, in turn, deliver the depositary receipts to the purchasers of the preferred stock. Depositary receipts will be issued only for whole depositary shares.

        When the owner of the depositary shares surrenders the depositary receipts to the Depositary, he or she is entitled to receive certificates for the number of whole shares of preferred stock represented by the depositary receipts. If the depositary receipts show more depositary shares than the number of whole shares of preferred stock to be withdrawn, the holder will also receive a new depositary receipt showing the excess number of depositary shares. Boise Cascade does not expect that there will be any public trading market for the shares of preferred stock of the series except as represented by the depositary shares.

Dividends and Other Distributions

        If Boise Cascade declares and pays a cash dividend or other cash distribution on the preferred stock, the Depositary will distribute the dividend or other distribution received to the record holders of the depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. If Boise Cascade makes a distribution other than in cash, the Depositary will either distribute property received by it to the record holders of depositary shares entitled to the distribution or, if the Depositary determines that it is not feasible to make such a distribution and if Boise Cascade approves, sell the property and distribute the net proceeds from the sale to the holders.

Redemption, Conversion or Exchange of Depositary Shares

        If the preferred stock underlying the depositary shares may be redeemed, converted, or exchanged, then the depositary shares will be either redeemed from the proceeds received by the Depositary from the redemption of the preferred stock held by the Depositary, or converted or exchanged for the common stock or debt securities issued to the Depositary upon the conversion or exchange of the preferred stock. The redemption, conversion, or exchange price per depositary share will equal the fraction of the redemption price per share or the market value of common stock or debt securities per depositary share payable with respect to that series of the preferred stock. If less than all the depositary shares are to be redeemed, converted, or exchanged, the depositary shares to be redeemed, converted, or exchanged will be selected by lot or pro rata or by any other equitable method selected by Boise Cascade.

        After the date fixed for redemption, conversion, or exchange (which will be the same as the redemption, conversion, or exchange date for the preferred stock), the depositary shares called for redemption, converted, or exchanged will no longer be deemed to be outstanding. Holders of the depositary shares will have no further rights, except the right to receive any money or other property to which they are entitled upon surrender to the Depositary of the depositary receipts.

Voting

        When the Depositary receives notice of any meeting at which the holders of the preferred stock are entitled to vote, the Depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred stock. Each record holder of depositary shares on the record date (which will be the same date as the record date for the preferred stock) will have voting rights corresponding to the number of shares of preferred stock underlying his or her depositary shares. The holder will be entitled to instruct the Depositary how to vote his or her depositary shares. The Depositary will endeavor, to the extent practicable, to vote the appropriate number of shares of preferred stock according to the holder's instructions, and Boise Cascade will take all action which the Depositary deems necessary to enable the Depositary to do so. If the Depositary does not receive specific instructions from a holder, the Depositary will not vote the shares of preferred stock underlying that holder's depositary shares.

Amendment of the Deposit Agreement

        Boise Cascade and the Depositary may agree at any time to amend the form of depositary receipt evidencing the depositary shares and/or any provision of the Deposit Agreement. However, any amendment which imposes or increases any fees, taxes, or other charges upon holders of depositary receipts (other than taxes and other governmental charges, fees, and other expenses payable by the holders as stated under "Charges of Depositary"), or which otherwise prejudices any substantial existing right of holders of depositary receipts, will not apply to outstanding depositary receipts until 30 days after notice of the amendment has been mailed to the record holders of outstanding depositary receipts. Every holder of depositary receipts at the time any amendment becomes effective shall be deemed to consent and agree to the amendment and to be bound by the Deposit Agreement as amended.

Charges of Depositary

        Boise Cascade will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. Boise Cascade will pay the charges of the Depositary in connection with the initial deposit of the preferred stock and any redemption or exchange of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges.

Notice, Limitation on Obligations

        The Depositary will forward to the holders of depositary shares all reports and communications from Boise Cascade which Boise Cascade is required to furnish to the holders of the preferred stock.

        Neither the Depositary nor Boise Cascade will be liable if law or any circumstance beyond its control prevents or delays its performance under the Deposit Agreement. Boise Cascade and the Depositary are obligated only to perform in good faith their duties under the Deposit Agreement. They will not be obligated to prosecute or defend any legal proceeding regarding any depositary shares or preferred stock unless they receive a satisfactory indemnity. Boise Cascade and the Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares, or other persons believed to be competent, and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

        The Depositary may resign at any time by delivering notice of its resignation to us, and we may remove the Depositary at any time. Any resignation or removal will take effect once a successor is appointed and accepts the appointment. We will appoint a successor within 45 days after we receive the notice of resignation or removal. Either we or the Depositary may terminate the Deposit Agreement if we do not appoint a successor within 45 days after receiving notice of the Depositary's resignation. If the Deposit Agreement is terminated, the Depositary will:

  •
  discontinue the transfer of depositary receipts,

  •
  suspend the distribution of dividends to the holders of depositary receipts,

  •
  continue to collect dividends and other distributions pertaining to the preferred stock,

  •
  continue to sell rights, preferences, or privileges as provided in the Deposit Agreement, and

  •
  continue to deliver preferred stock certificates, together with dividends and distributions and the net proceeds of any sales of rights, preferences, privileges, or other property, in exchange for surrendered depositary receipts.

        The Depositary will not give any further notices (other than notice of the termination) or perform any further acts under the Deposit Agreement. At any time at least two years after the date of termination, the Depositary may sell the preferred stock and hold the proceeds of the sale, without interest, for the benefit of the holders of depositary receipts who have not yet surrendered their depositary receipts. After selling the preferred stock, the Depositary will be discharged from all obligations under the Deposit Agreement except accounting for the sale proceeds. If the Deposit Agreement is terminated, Boise Cascade will use its best efforts to list the underlying shares of preferred stock on any stock exchange where the depositary shares were listed.

DESCRIPTION OF DEBT SECURITIES

        The debt securities will be unsecured general obligations of Boise Cascade and may include:

  •
  senior debt securities, issued under the Senior Indenture;

  •
  subordinated debt securities, issued under the Subordinated Indenture; or

  •
  junior subordinated debt securities, issued under the Junior Subordinated Indenture.

        The junior subordinated debt securities will be issued solely to one or more of the Trusts. The Trusts will purchase the junior subordinated debt securities with the proceeds from issuances of trust securities.

        This section summarizes the material terms of the debt securities we may offer. The prospectus supplement relating to any particular debt securities offered will indicate whether the debt securities are senior debt securities, subordinated debt securities, or junior subordinated debt securities, and will describe the specific terms of the debt securities, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the Senior Indenture, Subordinated Indenture, or Junior Subordinated Indenture or the debt securities. When evaluating the debt securities, you should also refer to all the provisions of the applicable indenture and the debt securities. The forms of the Senior Indenture, Subordinated Indenture, and Junior Subordinated Indenture and the forms of the debt securities will be filed as exhibits to or incorporated by reference in the registration statement.

Provisions Applicable to All Debt Securities

        The indentures do not limit the amount of debt securities which may be issued. The debt securities may be issued in various principal amounts as authorized from time to time, and in one or more series at various times. Unless the prospectus supplement states otherwise, the senior debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of Boise Cascade. The subordinated debt securities and the junior subordinated debt securities will be unsecured and their payment rights will be subordinated to the payment in full of the Senior Indebtedness of Boise Cascade, as described below under "Subordination of Subordinated Debt Securities" and in the applicable prospectus supplement.

        Each prospectus supplement will describe the following terms of the offered debt securities:

  •
  The title;

  •
  Any limit on the aggregate principal amount;

  •
  The date(s) the principal is payable;

  •
  The interest rate(s), if any, and the date(s) from which the interest accrues;

  •
  The dates on which the interest, if any, is payable and the regular record dates for the interest payment dates;

  •
  Whether the offered debt securities are redeemable at our option and the redemption price(s) and other redemption terms and conditions;

  •
  Whether we are obligated to redeem or purchase the offered debt securities according to any sinking fund or similar provision or at the holder's option and the price(s), period(s), and terms and conditions of that redemption or purchase obligation;

  •
  Whether the offered debt securities are subordinated debt securities and the terms of subordination;

  •
  Whether the offered debt securities are junior subordinated debt securities;

  •
  If other than the principal amount, the portion of the principal amount payable if the maturity of the offered debt securities is accelerated;

  •
  Whether the provisions relating to Satisfaction, Discharge, and Defeasance described below apply;

  •
  If other than United States Dollars, the currency or currencies of payment of principal and any premium and interest (which may include the Euro);

  •
  If payments are based on an index, the manner in which the amount of principal payments and any premium and interest is to be determined;

  •
  Boise Cascade's right, if any, to defer payment of interest and the maximum length of any deferral period;

  •
  If applicable, the terms of any right to convert or exchange the offered debt securities into common stock or other securities of Boise Cascade;

  •
  If other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which offered debt securities of the series will be issuable;

  •
  Whether the offered debt securities will be issued in whole or in part in the form of a global security; the terms and conditions, if any, upon which the global security may be exchanged in whole or in part for other definitive debt securities; and the depositary for the global security, which must be a clearing agency registered under the Exchange Act;

  •
  Any authenticating or paying agents, registrars, conversion agents or any other agents with respect to the offered debt securities; and

  •
  Any other terms.

        Debt securities may be issued and sold at a substantial discount below their principal amount. The prospectus supplement will describe any material United States federal income tax consequences and other considerations which apply to debt securities issued at a discount or to any offered debt securities denominated or payable in a foreign currency or currency unit.

Modification and Waiver

        Boise Cascade and the trustee may amend each indenture with the consent of the holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of each series issued under the indenture. However, Boise Cascade and the trustee may not, without the consent of the holder of each debt security affected:

  •
  Change the stated maturity of the principal of or any installment of the principal of or any interest on any such debt security;

  •
  Reduce the principal amount of, the rate of any interest on, or any premium payable upon the redemption of, any such debt security;

  •
  Reduce the principal amount due upon acceleration of the maturity of an original issue discount security;

  •
  Change the place or currency of payment of principal of (or any premium or interest on) any such debt security;

  •
  Impair the right to bring suit to enforce any payment on or after the stated maturity or redemption date of such debt security;

  •
  Change the indenture to permit amendments with the consent of the holders of less than 66 2/3% in principal amount of debt securities of any affected series; or

  •
  Modify the above requirements or reduce the percentage of outstanding debt securities necessary to waive compliance with certain provisions of the indenture or to waive certain defaults and their consequences.

        The holders of a majority in aggregate principal amount of the outstanding securities of any series may waive compliance by Boise Cascade with certain restrictive provisions of the indenture solely with respect to that series.

Satisfaction, Discharge, and Defeasance Prior to Maturity or Redemption.

  Defeasance of any Series.

        If Boise Cascade:

  •
  deposits with the Trustee, in trust, at or before maturity or redemption of the outstanding debt securities of any series, either money or direct obligations of the United States of America or obligations for which the United States of America has guaranteed principal and interest, and

  •
  obtains the opinion of a nationally recognized firm of independent public accountants that the proceeds of these obligations upon their maturity and/or interest payment dates will be sufficient to pay when due the principal of and any premium and interest on that series of outstanding debt securities, then Boise Cascade may omit to comply with certain terms of the indenture with respect to that series of debt securities. We refer to this as "defeasance." The material covenants Boise Cascade may omit to comply with are those restricting the incurrence of secured debt, restricting sale and leaseback transactions, and prohibiting mergers in situations where an Event of Default exists or would exist. Boise Cascade may also omit to comply with other procedural covenants. Further, the events of default described in clauses (3) and (6) under "Events of Default" below shall not apply.

  Satisfaction and Discharge of any Series.

        Boise Cascade may also omit to comply with its obligation to pay the principal of and any premium and interest on a particular series of debt securities if Boise Cascade deposits money or securities as discussed in "Defeasance of any Series," above, and if Boise Cascade satisfies the other conditions listed below. Any events of default with respect to that series will not apply, and the holders of debt securities of that series will be entitled only to payment out of the money or securities deposited with the Trustee. The required conditions include among others:

  1.
  Except in certain limited circumstances involving a deposit made within one year of maturity or redemption:

  (i)
  no event of default or event which, with notice or lapse of time, would become an event of default exists at the date of deposit or on the 91st day thereafter, and

  (ii)
  Boise Cascade delivers to the trustee an opinion of nationally recognized tax counsel that (a) holders of the debt securities of that series will not recognize income, gain, or loss for federal income tax purposes as a result of the deposit, and (b) holders will be subject to federal income tax in the same amounts, in the same manner, and at the same times as would have been the case if the deposit and defeasance had not occurred, and

  2.
  Boise Cascade receives an opinion of counsel stating that satisfaction and discharge will not violate the rules of any nationally recognized securities exchange on which debt securities of that series are listed.

Events of Default

        The indentures define an "event of default" with respect to debt securities of each series as one or more of the events described in clauses (1) through (5) below. The prospectus supplement for any series of debt securities may state different or additional events of default as well.

  1.
  Failure to pay any interest on any debt security of that series for 30 days after becoming due;

  2.
  Failure to pay the principal of or any premium on any security of that series when due;

  3.
  Failure to perform, or breach of, any other covenant or warranty of Boise Cascade in the indenture for 90 days after notice;

  4.
  Certain events of bankruptcy, insolvency, or reorganization; and

  5.
  Any other Event of Default provided with respect to debt securities of that series issued under the indenture.

        In addition, the following events are events of default under the Senior Indenture.

  6.
  Involuntary acceleration of the maturity of indebtedness in excess of $5,000,000 for money borrowed by Boise Cascade or any of its Restricted Subsidiaries, if the acceleration is not rescinded or annulled, or the indebtedness is not discharged, within 10 days after notice;

  7.
  Entry of certain court orders requiring Boise Cascade or any Restricted Subsidiary to make payments exceeding $1,000,000, if the order is not satisfied or stayed within 60 days of entry;

        If any Event of Default described in clauses (1), (2), or (5) shall occur and be continuing, then either the Trustee or the holders of at least 25% (or if the debt securities of the series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) in principal amount of the outstanding securities of that series may accelerate the maturity of the securities of that series. If an event of default described in clauses (3), (4), (6), or (7) above shall occur and be continuing under an indenture, then either the Trustee or the holders of at least 25% (or if the debt securities are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) in principal amount of the outstanding debt securities issued under the indenture may accelerate the maturity of all outstanding debt securities. Original issue discount securities provide for an amount less than the principal amount to be due and payable upon acceleration of maturity and are typically sold for an amount less than the principal amount.

Notice of Default; Trustee May Withhold Notice

        The indentures provide that the trustee, within 90 days after a default with respect to any series of debt securities, shall notify the holders of securities of that series of all uncured defaults known to it (the term default to mean the events specified above without grace periods). However, except in the case of default in the payment of principal of, or any premium or interest on any debt security of that series, the trustee may withhold notice if it in good faith determines that withholding notice is in the interest of the holders of debt securities of that series.

        Each indenture requires us to furnish to the trustee an annual statement by certain officers that to the best of their knowledge we are not in default of any of our obligations under the indenture or, if there has been a default, specifying each default.

Rights of Holders to Direct Proceedings

        The holders of a majority in principal amount of the outstanding debt securities of any series affected will have the right, subject to the limitations described in the following sentence, to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any right or power conferred on the trustee with respect to the securities of that series, and to waive certain defaults. However,

  •
  the holders' direction may not conflict with any rule or law or the indenture;

  •
  the trustee may decline to follow such direction if the direction would be unduly prejudicial to other holders or would involve the trustee in personal liability; and

  •
  the trustee may take other action it deems proper if it is not inconsistent with such direction.

        The indentures provide that if a default occurs and is continuing, the trustee shall exercise the rights and powers under the indenture with the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of that person's own affairs.

        Subject to certain provisions, the trustee will not be obligated to exercise any of its rights or powers under the indentures at the request of any of the holders unless they have offered to the trustee reasonable security or indemnity against the costs, expenses, and liabilities which the trustee might incur in compliance with the request.

Merger or Consolidation

        The indentures provide that no consolidation or merger of Boise Cascade with or into any other corporation and no conveyance or transfer of its property substantially as an entirety to another corporation may be made unless:

  •
  The surviving corporation or acquiring entity is a corporation organized under the laws of a domestic jurisdiction, and will expressly assume Boise Cascade's payment and performance responsibilities with regard to the securities and the indenture;

  •
  Immediately after giving effect to such transaction, no event of default, and no event which after notice or lapse of time would become an event of default, shall have happened and be continuing; and

  •
  Boise Cascade has delivered the required officers' certificate and opinion of counsel to the Trustee.

        The rights, if any, of the holders of any series of debt securities in the event of a change in control of Boise Cascade will be described in the prospectus supplement for that series.

Our Relationship with the Trustee

        U.S. Bank Trust National Association is the indenture trustee under the Senior Indenture. The prospectus supplements will specify the trustee under the Subordinated Indenture and the Junior Subordinated Indenture. We maintain a deposit account and conduct other banking transactions with U.S. Bank Trust National Association in the normal course of business. U.S. Bank Trust National Association serves as trustee for some of our industrial revenue bonds. As of January 31, 2000, U.S. Bank Trust National Association is also the trustee under indentures under which our 9.90% Notes Due 2000, 9.85% Notes Due 2002, 9.45% Debentures Due 2009, 7.35% Debentures Due 2016, and $383,005,000 (principal amount) of Medium-Term Notes, Series A are outstanding.

Governing Law

        The Senior Indenture, the Subordinated Indenture, the Junior Subordinated Indenture and the debt securities shall be governed by New York law.

Payment and Paying Agents

        Unless the prospectus supplement states otherwise, we will pay interest on debt securities on any interest payment date to the person in whose name the debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the interest.

        Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents that we designate, except that interest payments may be made by check and mailed to the holder, unless the prospectus supplement states otherwise. The corporate trust office of the indenture trustee in New York City, or any other entity named in the prospectus supplement, will be designated as our paying agent for payments with respect to debt securities of each series. The prospectus supplement will also name any additional paying agents which we initially designate for the debt securities of a particular series. Boise Cascade may designate itself as a paying agent.

        All money which we pay to a paying agent or to the indenture trustee for any payment on any debt securities and which remains unclaimed for three years after the payment is due and payable will be repaid to us. After the agent or trustee repays the payment to us, the holder of the security may look only to Boise Cascade for payment.

Provisions Applicable to Senior Debt Securities—Material Covenants

  Certain Definitions Applicable to Covenants

        "Attributable Debt" means the total net amount of rent required to be paid during the remaining primary term of any particular lease under which any person is at the time liable, discounted at the rate per year equal to the weighted average interest rate borne by the securities outstanding under the indenture.

        "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting:

  •
  all liabilities, other than deferred income taxes, Funded Debt, and shareholders' equity; and

  •
  all goodwill, trade names, trademarks, patents, organization expenses, and other similar intangibles of Boise Cascade and its consolidated subsidiaries.

        "Funded Debt" means:

  •
  all indebtedness for borrowed money which matures more than 12 months from the date as of which the determination is made or which by its terms and at the borrower's option is renewable or extendible beyond 12 months from such date; and

  •
  rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles.

        "Principal Property" means:

  •
  any mill, converting plant, manufacturing plant, or other facility owned by Boise Cascade or any Restricted Subsidiary of Boise Cascade which is located within the present 50 states of the United States and which has a gross book value (without deduction of any depreciation reserves) greater than 3% of Consolidated Net Tangible Assets on the date as of which the determination is being made; and

  •
  Timberlands,

in each case other than properties or any portion of a particular property which the Board of Directors believes is not material to Boise Cascade's business and other than minerals or mineral rights.

        "Restricted Subsidiary" means a Subsidiary of Boise Cascade which maintains substantially all of its property or which carries on substantially all of its business within the present 50 states of the United States, and which owns a Principal Property, but excluding a Subsidiary of Boise Cascade which is primarily engaged in the development and sale or financing of real property.

        "Subsidiary" of Boise Cascade means a corporation more than 50% of the voting stock of which is, directly or indirectly, owned by Boise Cascade and/or one or more Subsidiaries of Boise Cascade.

Restrictions on Secured Debt

        The Senior Indenture provides that neither Boise Cascade nor any Restricted Subsidiary shall incur, issue, assume, or guarantee any loans ("Debt") secured by a mortgage, pledge, or lien ("Mortgage") on any Principal Property of Boise Cascade or any Restricted Subsidiary, or on any stock or Debt of any Restricted Subsidiary, unless either:

  •
  Boise Cascade secures or causes the Restricted Subsidiary to secure the securities issued under the Senior Indenture equally and ratably with, or at Boise Cascade's option, prior to, the secured Debt, or

  •
  the total amount of all secured Debt, plus all Attributable Debt of Boise Cascade and its Restricted Subsidiaries with respect to sale and leaseback transactions involving Principal Properties (except sales and leasebacks permitted under "Restrictions on Sales and Leasebacks" below) does not exceed 10% of Consolidated Net Tangible Assets.

When Restrictions on Secured Debt Inapplicable

        This restriction does not apply to, and computations under this restriction will exclude from the total amount of secured Debt, Debt secured by:

  •
  Mortgages on property, any shares of stock, or Debt of any corporation existing at the time the corporation becomes a Restricted Subsidiary;

  •
  Mortgages in favor of Boise Cascade or a Restricted Subsidiary;

  •
  Mortgages in favor of governmental bodies to secure progress or advance payments;

  •
  Mortgages on property, shares of capital stock or Debt existing at the time the property, stock or Debt is acquired (including acquisition through merger or consolidation),

  •
  purchase money and construction Mortgages which are entered into within specified time limits;

  •
  Mortgages securing industrial revenue or pollution control bonds;

  •
  Mortgages on Timberlands or in connection with arrangements under which Boise Cascade or any Restricted Subsidiary is obligated to cut or pay for timber; or

  •
  any extension, renewal, or refunding of any Mortgage referred to in the foregoing clauses.

        The Senior Indenture also provides that Boise Cascade may not consolidate with or merge into any other corporation or convey its property substantially as an entirety to another corporation if any Principal Property of Boise Cascade or any Restricted Subsidiary would become subject to a Mortgage which is not expressly excluded from the restrictions or permitted by the provisions of the "Restrictions on Secured Debt" covenant, unless all the outstanding debt securities are secured by a lien upon such Principal Property equal with or, at Boise Cascade's option, prior to the Debt secured by the Mortgage.

Restrictions on Sales and Leasebacks

        The Senior Indenture provides that neither Boise Cascade nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless the total amount of all Attributable Debt of Boise Cascade and its Restricted Subsidiaries with respect to such transaction plus all secured Debt (with the exception of secured Debt excluded as described in "Restrictions on Secured Debt" above) would not exceed 10% of Consolidated Net Tangible Assets.

When Restrictions on Sales and Leasebacks Inapplicable

        This restriction does not apply to, and computations of Attributable Debt under this restriction shall exclude, a sale and leaseback transaction if:

  •
  The lease, including renewal rights, is for three years or less;

  •
  The Principal Property is sold or transferred within a specified period after it is acquired or constructed;

  •
  The lease secures or relates to industrial revenue or pollution control bonds;

  •
  The transaction is between Boise Cascade and a Restricted Subsidiary or between Restricted Subsidiaries; or

  •
  Within 180 days after the sale, Boise Cascade or the Restricted Subsidiary uses an amount of money at least equal to the greater of (i) the net proceeds of the sale of the Principal Property leased or (ii) the fair market value of the Principal Property leased, to retire Funded Debt of Boise Cascade or a Restricted Subsidiary, or to purchase other property which will be Principal Property at least equal in value to the Principal Property leased.

        The amount used to retire Funded Debt shall be reduced by (1) the principal amount of any debentures or notes (including securities issued under the indenture) of Boise Cascade or a Restricted Subsidiary surrendered to the trustee for retirement and cancellation within 180 days after the sale of the Principal Property, and (2) the principal amount of Funded Debt, other than items referred to in the preceding clause (1), voluntarily retired by Boise Cascade or a Restricted Subsidiary within 180 days after the sale of the Principal Property.

Provisions Applicable to Subordinated Debt Securities—Subordination

        The payment rights of the subordinated debt securities will be subordinated to the full payment of all existing and future Senior Indebtedness of Boise Cascade and will be senior to any payment on junior subordinated debt securities, as stated in the Subordinated Indenture. "Senior Indebtedness" generally means any existing or future debt incurred, assumed, or guaranteed by Boise Cascade, including:

  •
  the principal of the debt, and any premium;

  •
  interest on the debt, including interest accruing after a petition initiating any proceeding under any bankruptcy law is filed, but only to the extent interest is allowed to the holder of the debt against the bankruptcy or any other insolvency estate of Boise Cascade in the proceeding;

  •
  any accrued original issue discount on the debt;

  •
  other amounts due on or in connection with the debt; and

  •
  all renewals, extensions, and refundings of the debt (as defined below).

However, the following will not constitute Senior Indebtedness:

  •
  any debt which expressly provides that (i) the payment rights of the debt shall not be senior to the subordinated debt securities, or (ii) the debt shall be subordinated to any other debt of

    Boise Cascade, unless the debt also expressly provides that the payment rights of the debt shall be senior to the subordinated debt securities;

  •
  any debt of Boise Cascade in respect of the subordinated debt securities;

  •
  any debt or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services;

  •
  any debt of Boise Cascade to any subsidiary for money borrowed or advanced from such subsidiary; and

  •
  any liability for federal, state, local, or other taxes owed or owing by Boise Cascade.

        "Debt" means the following:

  •
  All indebtedness for borrowed money, whether or not the lender's recourse is to all the assets of the borrower or only to a portion of the assets, and including all indebtedness evidenced by notes, bonds, debentures, or other securities sold for money;

  •
  All indebtedness incurred or assumed in acquiring any business, real property, or other assets, except goods and materials acquired in the ordinary course of the conduct of the acquirer's usual business;

  •
  All capital lease obligations;

  •
  Hedging obligations;

  •
  Guarantees of indebtedness described in the preceding four clauses of any other person; and

  •
  Renewals, extensions, refundings, deferrals, restructurings, amendments, and modifications (including, without limitation, exchange offers) of any such indebtedness, obligation, or guarantee.

        Because the subordinated debt securities are subordinated as described in this section, if Boise Cascade becomes insolvent, the holders of these securities are required to pay over their share of any distribution of Boise Cascade's assets to the indenture trustee in bankruptcy, receiver or other person distributing the assets. This person will apply the distribution to the payment of all Senior Indebtedness remaining unpaid until the Senior Indebtedness is paid in full. In addition, unsecured creditors who do not hold subordinated debt securities or Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the subordinated debt securities.

        If we fail to pay any principal, premium, or interest on Senior Indebtedness when due, whether at the stated maturity of any such payment or by declaration of acceleration, call for redemption, or otherwise, then we are not permitted to pay any principal, premium, if any, or interest on any subordinated debt securities, nor may we acquire any subordinated debt securities.

        If a default which permits the holders of Senior Indebtedness or the trustee for the Senior Indebtedness to declare the Senior Indebtedness due and payable prior to the date on which it would otherwise become due and payable, other than a failure to pay principal, premium, or interest, has occurred and is continuing, and if Boise Cascade and the trustee for the Senior Indebtedness have received notice of such occurrence from any holder of the Senior Indebtedness, then we are not permitted to pay any principal, premium, or interest on any subordinated debt securities, nor may we acquire any subordinated debt securities during the "payment blockage period." A payment blockage period will begin on the date the notice is received and end on the earlier of the following:

  •
  the date when the default has been cured or waived or ceases to exist,

  •
  the date when we have discharged all the Senior Indebtedness to which the default relates, or

  •
  the 179th day after the date the notice is received.

Only one payment blockage period may begin during any 360-day period. There must also be a period of at least 181 days during each 360-day period when no payment blockage period is in effect. In addition, a default that existed or was continuing on the date a payment blockage period begins may not be the basis of a subsequent payment blockage period, unless the default has been cured for at least 90 consecutive days. However, if a breach of any financial covenant occurs after a payment blockage period and continues for a period that gives rise to an event of default, then the breach constitutes a new default even if it is a breach of the same provision under which a prior event of default existed.

        If we fail to make any payment on the subordinated debt securities because of the subordination provisions described in this subsection, the failure may still be deemed an event of default with respect to the subordinated debt securities. Once the payment blockage period terminates, we will resume making any and all required payments in respect of the subordinated debt securities, including any missed payments.

No Limit on Senior Indebtedness, Other Debt

        The Subordinated Indenture will not limit the amount of subordinated debt securities which we may issue, nor will it prohibit us from issuing any other secured or unsecured debt. The Subordinated Indenture will not limit or prohibit us from incurring additional Senior Indebtedness, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to other obligations of Boise Cascade. The senior debt securities, when issued, will be Senior Indebtedness. The prospectus supplement will describe any other provisions which apply to the subordination of the subordinated debt securities of a particular series.

Provisions Applicable to the Junior Subordinated Debt Securities

Events of Default

        In addition to the events described above under "Provisions Applicable to All Debt Securities—Events of Default" applicable to all debt securities, the following will be an event of default under the Junior Subordinated Indenture with respect to any series of junior subordinated debt securities issued:

  •
  the voluntary or involuntary dissolution, winding up or termination of the Trust that owns the series of junior subordinated debt securities, except in connection with

  (1)
  the distribution of such junior subordinated debt securities to holders of trust securities of the Trust;

  (2)
  the redemption of all of the trust securities of the Trust; or

  (3)
  mergers, consolidations, or amalgamations permitted by the declaration of the Trust.

        The holders of at least a majority in aggregate liquidation amount of the trust preferred securities of a Trust may waive any default or event of default with respect to that series and its consequences, except defaults or events of default regarding:

  •
  payment of principal, premium, or interest; or

  •
  certain covenants containing limitations on our ability to pay dividends and make payments on debt securities in certain circumstances.

        A waiver shall cure the default or event of default. If, under a Trust's declaration, an event of default has occurred because we have failed to pay the principal, premium, or interest on the junior subordinated debt securities, then each holder of the trust preferred securities may sue us or seek other remedies, to force us to pay to the holder the principal, premium, or interest on the junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities held by the holder.

Modification of Junior Subordinated Indenture; Waiver

        Under the Junior Subordinated Indenture, Boise Cascade and the indenture trustee may change the rights of holders of a series of junior subordinated debt securities with the written consent of the holders of at least 66 2/3% in aggregate liquidation amount of the preferred securities of the Trust holding that series of debt. Any change will be subject to the limitations described above under "Modification and Waiver" applicable to the other debt securities.

        If the property trustee of the Trust, as the holder of junior subordinated debt securities, is required to consent to any amendment, modification, or termination of the Junior Subordinated Indenture, the property trustee will request directions from the holders of the preferred securities of the applicable Trust.

Subordination of Junior Subordinated Debt Securities

        The junior subordinated debt securities will be unsecured and will be subordinate in priority of payment to certain other Boise Cascade indebtedness to the extent described in the prospectus supplement. The Junior Subordinated Indenture will not limit the amount of junior subordinated debt securities which we may issue, nor does it prevent us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase common stock, preferred stock, debt securities, or any combination of these three. The warrants may be issued independently or together with any other securities and may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Boise Cascade and a bank or trust company, as warrant agent.

        This section summarizes the material terms of the warrants that we may offer. The prospectus supplement relating to a particular series of warrants will describe the specific terms of the series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the warrants. When evaluating the warrants, you should also refer to all the provisions of the warrant agreement and the certificates representing the warrant. The forms of the warrant agreement and the warrant certificates are or will be filed as exhibits or incorporated by reference in the registration statement.

        The prospectus supplement relating to a series of warrants will describe the specific terms of the warrants including the following:

  •
  the title of the warrants;

  •
  the aggregate number of the warrants;

  •
  the price or prices at which the warrants will be issued and the currency in which the price for the warrants may be paid;

  •
  the designation and terms of the securities purchasable upon the exercise of the warrants;

  •
  the price at which and the currency in which the securities purchasable upon exercise of the warrants may be purchased;

  •
  the dates on which the right to exercise the warrants shall commence and expire;

  •
  whether the warrants are exercisable by payment of cash, surrender of other securities, or both;

  •
  provisions for changes to or adjustments in the exercise price of the warrants;

  •
  if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

  •
  if applicable, the designation and terms of the other securities with which the warrants are issued and the number of the warrants issued with each such other security;

  •
  if applicable, the date on and after which the warrants and the related other securities will be separately transferable;

  •
  whether the warrants will be issued in registered form or bearer form;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of material United States federal income tax considerations; and

  •
  any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

        Warrant certificates will be exchangeable for new warrant certificates of different denominations, and warrants may be exercised, at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Until holders of warrants to purchase debt securities exercise their warrants to purchase the debt securities, they will not be entitled to payments of principal, premium, or interest on the debt securities. Until holders of warrants to purchase common or preferred stock exercise their warrants to purchase the stock, they will not be entitled to dividends, if any, declared and paid on the stock.

        Holders may exercise warrants as stated in the prospectus supplement relating to those warrants. Once the payment and the properly completed and executed warrant certificate is received at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities. If the holder exercises less than all of the warrants represented by the warrant certificate, we will also issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF THE PURCHASE CONTRACTS AND THE UNITS

        We may issue purchase contracts, including contracts obligating holders to purchase and Boise Cascade to sell a specified number of shares of common stock or preferred stock at a future date or dates. The price per share of the stock may be fixed at the time the purchase contracts are issued or may be determined through a specific formula set forth in the purchase contracts. The purchase contracts may be issued separately or as a part of units, including, but not limited to, adjustable conversion-rate equity security units. A unit may consist of a purchase contract and debt securities, trust securities, or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock or preferred stock under the purchase contracts. The purchase contracts may require us to make periodic payments to the unit holders or vice versa, and these payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner.

        The prospectus supplement relating to any particular offered purchase contracts and/or units will describe the specific terms of the purchase contracts and/or units, which may be in addition to or different from the general terms summarized above in this section. When evaluating the purchase contracts and/or units, you should read the specific description in the prospectus supplement. In addition, the forms of the purchase contracts and the units are or will be filed as exhibits to or incorporated by reference in the registration statement.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

General

        The declaration of each Trust authorizes the respective trustees to issue one series of trust preferred securities on the Trust's behalf. Each Trust will use the proceeds from the sale of the trust preferred securities to purchase a series of junior subordinated debt securities issued by Boise Cascade. The property trustee will hold these debt securities in trust for the benefit of the holders of the trust preferred securities.

        This section summarizes the material terms of the preferred securities that the Trusts may offer. The prospectus supplement relating to any particular preferred securities offered by a Trust will describe the specific terms of the preferred securities, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the preferred securities. When evaluating the preferred securities, you should refer to all the provisions of the amended declarations and the preferred securities. The forms of the declarations and the preferred securities will be filed as exhibits to or incorporated by reference in the registration statement.

        In particular, the prospectus supplement will describe:

  •
  the name of the trust preferred securities;

  •
  the designation of the trust preferred securities;

  •
  the dollar amount and number of trust preferred securities issued;

  •
  the annual distribution rate(s) or method of determining the rate(s), the payment date(s) and the record dates;

  •
  the date(s) or the method to determine the date(s) from which distributions shall be cumulative;

  •
  any optional repurchase or redemption provisions, including the prices, time periods, and other terms and conditions for which the trust preferred securities shall be purchased or redeemed, in whole or in part;

  •
  the terms and conditions, if any, upon which the applicable series of junior subordinated debt securities and the related trust preferred securities guarantee may be distributed to holders of the trust preferred securities upon liquidation, dissolution, termination or winding up of the Trust;

  •
  any voting rights of the trust preferred securities other than those described in this section;

  •
  any securities exchange on which the trust preferred securities will be listed;

  •
  whether the trust preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for the global certificates and the specific terms of the depositary arrangements;

  •
  any other relevant rights, preferences, privileges, limitations, or restrictions of the trust preferred securities; and

  •
  any applicable United States Federal income tax considerations.

Rights to Payment

        We will guarantee the payments of distributions and payments on redemption or liquidation with respect to the trust preferred securities, but only to the extent the Trust has funds available to make those payments and has not made the payments. The trust preferred securities guarantee by Boise Cascade is described in more detail below under "Description of the Trust Preferred Securities Guarantee."

        The assets of each Trust available for distribution to the holders of its trust preferred securities will be limited to payments from Boise Cascade under the series of junior subordinated debt securities held by the Trust. If Boise Cascade fails to make a payment on the junior subordinated debt securities, the Trust will not have sufficient funds to make related payments, including distributions, on its trust preferred securities.

        The trust preferred securities guarantee, when taken together with our obligations under the series of junior subordinated debt securities, the Junior Subordinated Indenture and the amended declaration of the Trust, will provide a full and unconditional guarantee of amounts due on the trust preferred securities issued by each Trust.

Liquidation Distribution Upon Dissolution

        The amended declaration of each Trust states that the Trust shall be dissolved upon:

  •
  the expiration of the term of the Trust;

  •
  the bankruptcy of Boise Cascade;

  •
  a change in law requiring the Trust to register as an investment company under the Investment Company Act of 1940;

  •
  the filing of a certificate of dissolution or its equivalent with respect to Boise Cascade;

  •
  Boise Cascade's election to terminate the trust and distribute the related junior subordinated debt securities directly to the holders of the trust securities;

  •
  the redemption, conversion, or exchange of all of the trust securities of the Trust; or

  •
  entry of a court order for the dissolution of Boise Cascade or the Trust.

        In the event of a dissolution, after the Trust pays all amounts owed to creditors, the holders of the trust securities will be entitled to receive:

  •
  cash equal to the aggregate liquidation amount of each trust security specified in the prospectus supplement, plus accumulated and unpaid distributions to the date of payment; or

  •
  junior subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the trust securities.

        If a Trust cannot pay the full amount due on its trust securities because it has insufficient assets, then the amounts payable by the Trust shall be paid pro rata. However, if an event of default under the related indenture has occurred, the total amounts due on the trust preferred securities will be paid before any distribution on the trust common securities.

Events of Default

        An event of default under the Junior Subordinated Indenture relating to a series of junior subordinated debt securities is also an event of default under the amended declaration of the Trust that owns those securities. We have described these events of default under the sections entitled "Description Debt Securities—Provisions Applicable to All Debt Securities—Events of Default" and "—Provisions Applicable to Junior Subordinated Debt Securities—Events of Default."

        Every year, Boise Cascade and the regular trustees of each Trust must file with the property trustee for the Trust a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the related amended declaration.

        If an event of default occurs, the property trustee of the Trust, as the sole holder of the junior subordinated debt securities held by the Trust, will have the right under the Junior Subordinated Indenture to declare the principal, any premium, and interest on the junior subordinated debt securities immediately due and payable.

Holder's Right to Sue

        If a property trustee fails to enforce its rights under the amended declaration or the Junior Subordinated Indenture then, to the fullest extent permitted by law, and subject to the terms of the amended declaration and the Junior Subordinated Indenture, any holder of trust preferred securities may sue Boise Cascade, or seek other remedies, to enforce the property trustee's rights under the amended declaration or the Junior Subordinated Indenture. The holder is not required to institute a legal proceeding against the property trustee or any other person before suing Boise Cascade.

        If Boise Cascade fails to pay any principal, premium, or interest on a series of junior subordinated debt securities when payable, then a holder of the trust preferred securities may directly sue Boise Cascade or seek other remedies, to collect its pro rata share of payments owed.

Removal and Replacement of Trustees

        Only Boise Cascade may remove or replace the trustees of a Trust. The resignation or removal of any trustee and the appointment of a successor trustee shall be effective only when the successor trustee accepts the appointment according to the provisions of the amended declaration for the Trust.

Conversion or Exchange Rights

        The prospectus supplement will state the terms on which the trust preferred securities are convertible into or exchangeable for common stock or other securities of Boise Cascade or any other entity. The terms will state whether conversion or exchange is mandatory, and whether it is at the holder's option or at Boise Cascade's option. The terms may provide for adjustment of the number of shares of common stock or other securities of Boise Cascade or any other person to be received by the holders of trust preferred securities in specified instances.

Mergers, Consolidations, Conversions or Amalgamations of the Trusts

        The Trusts may not consolidate or merge with or be converted into or replaced by any other corporation or other entity, or convey, transfer, or lease their properties and assets substantially as an entirety to any other corporation or other entity, except in each case as described below. A Trust may, with the consent of a majority of its regular trustees and without the consent of the trust security holders or the other trustees, engage in any of the merger events referred to above, provided that:

  •
  the successor entity either:

  (1)
  assumes all of the obligations of the Trust relating to its trust securities or

  (2)
  substitutes other securities for the trust securities that are substantially similar to the trust securities, so long as the successor securities rank the same as the trust securities for distributions and payments upon liquidation, redemption, and otherwise;

  •
  Boise Cascade acknowledges a trustee of the successor entity who has the same powers and duties as the property trustee of the Trust, as the holder of the particular series of junior subordinated debt securities;

  •
  the trust preferred securities are listed, or any successor securities will be listed, upon notice of issuance, on the same national securities exchange or other market on which the trust preferred securities are then listed;

  •
  the merger event does not cause the trust preferred securities or successor securities to be downgraded by any national rating agency;

  •
  the merger event does not adversely affect the rights, preferences, and privileges of the holders of the trust securities or successor securities in any material way;

  •
  the successor entity has a purpose identical to that of the Trust;

  •
  prior to the merger event, Boise Cascade has received an opinion of counsel from a nationally recognized law firm stating that

  (1)
  the merger event does not adversely affect the rights of the holders of the Trust's preferred securities or any successor securities in any material way (other than with respect to any dilution of the holders' interest in the new entity) and

  (2)
  following the merger event, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

  •
  Boise Cascade or any permitted successor owns all of the common stock of the successor entity and guarantees the obligations of the successor entity under the successor securities in the same manner as in the original guarantee.

        In addition, unless all of the holders of the trust preferred securities and trust common securities approve, the Trust may not consent to or engage in a merger event if that event would cause the Trust or the successor entity to be classified other than as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Declaration

        The holders of trust preferred securities have no voting rights except as discussed above under "—Mergers, Consolidations, Conversion or Amalgamations of the Trust," below under "Description of the Trust Preferred Securities Guarantee—Amendments and Assignment," and in the following three paragraphs, and as otherwise required by law or the amended declaration for the Trust.

        The amended declaration may be amended by a majority of the regular trustees of the Trust. However, if any proposed amendment provides for, or the regular trustees otherwise propose,

    (1)
    any action that would adversely affect the powers, preferences, or special rights of the trust securities, whether by way of amendment to the amended declaration or otherwise, or

    (2)
    the dissolution, winding-up, or termination of the Trust other than pursuant to the terms of its amended declaration,

then the holders of the trust securities as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal must be approved by at least 66 2/3 in liquidation amount of the trust securities affected by the amendment or proposal.

        If any amendment or proposal referred to in clause (1) above would adversely affect only a particular class of the trust securities of the Trust, then only the affected class will be entitled to vote on the amendment or proposal. The amendment or proposal must be approved by at least 66 2/3% in liquidation amount of the affected class.

        No amendment may be made to an amended declaration if the amendment would:

  •
  cause the Trust to be characterized as other than a grantor trust for United States federal income tax purposes;

  •
  impose any additional obligation on Boise Cascade without its consent;

  •
  reduce or otherwise adversely affect the powers of the property trustee; or

  •
  cause the Trust to be deemed to be an "investment company" which is required to be registered under the Investment Company Act.

        The holders of a majority in aggregate liquidation amount of the trust preferred securities have the right to:

  •
  direct the time, method, and place of conducting any proceeding for any remedy available to the property trustee of the Trust; or

  •
  direct the exercise of any trust or power conferred upon the property trustee under the Trust's amended declaration, including the right to direct the property trustee, as the holder of a series of junior subordinated debt securities, to

  (1)
  exercise the remedies available under the Junior Subordinated Indenture with respect to those junior subordinated debt securities,

  (2)
  waive any event of default under the Junior Subordinated Indenture that is waivable or

  (3)
  cancel an acceleration of the principal of the junior subordinated debt securities.

        However, if the Junior Subordinated Indenture requires the consent of the holders of more than a majority in aggregate principal amount of the junior subordinated debt securities, then the property trustee must get approval of the holders of the "super-majority" in liquidation amount of the trust preferred securities.

        In addition, before taking any of the actions described above, the property trustee must obtain an opinion of counsel stating that, as a result of the action, the Trust will continue to be classified as a grantor trust for United States federal income tax purposes.

        The property trustee of the Trust will notify all trust preferred securities holders of the Trust of any notice received from the indenture trustee with respect to the junior subordinated debt securities held by the Trust.

        As described in the amended declaration, the property trustee may hold a meeting to have holders of trust preferred securities vote on a change or have them approve a change by written consent.

        Any trust preferred securities that we or our affiliates own will be treated as if they were not outstanding for purposes of any vote or consent of trust preferred securities.

Information Concerning the Property Trustee

        For matters relating to compliance with the Trust Indenture Act, the property trustee of the Trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee must perform only the duties specifically stated in the amended declaration and, upon an event of default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is not required to exercise any of the powers it has under the applicable amended declaration at the request of any holder of trust preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. However, the holders of the trust preferred securities will not be required to offer an indemnity where the holders, by exercising their voting rights, direct the property trustee to take any action following an event of default.

Miscellaneous

        The regular trustees of a Trust are authorized and directed to conduct the affairs of the Trust and to operate the Trust so that

  •
  it will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

  •
  it will be classified as a grantor trust for United States federal income tax purposes; and

  •
  the junior subordinated debt securities it holds will be treated as indebtedness of Boise Cascade for United States federal income tax purposes.

        Boise Cascade and the regular trustees of the Trust are authorized to take any action permitted under applicable law, the certificate of trust and the amended declaration, that they together determine is necessary or desirable for the purposes of the Trust.

        Holders of trust preferred securities have no preemptive or similar rights.

        The Trust may not borrow money, issue debt, execute mortgages, or pledge any of its assets.

Governing Law

        The amended declaration and the related trust preferred securities will be governed by the laws of the State of Delaware.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE

General

        When a Trust issues trust preferred securities, Boise Cascade will execute a trust preferred securities guarantee which benefits the holders of trust preferred securities. The trust preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. U.S. Bank Trust National Association will act as the guarantee trustee for the purposes of compliance with the Trust Indenture Act, and will hold the guarantee for the benefit of the holders of trust preferred securities.

Guarantee Payment

        This section summarizes the material terms of the guarantees that Boise Cascade will provide in respect of the preferred securities that the Trusts may offer. The summary in this section does not describe every aspect of the guarantee. When evaluating the guarantee, you should also refer to any description in the related prospectus supplement and to all the provisions of the guarantee agreements. The form of the guarantee agreement is filed as an exhibit to the registration statement.

        Boise Cascade will irrevocably agree to pay in full to the holders of the trust preferred securities the following guarantee payments when due, to the extent not paid by the Trust, regardless of any defense, right of set-off, or counterclaim which the Trust may have or assert:

  •
  any accrued and unpaid distributions required to be paid on the trust preferred securities, to the extent that the Trust has funds available to make the payment;

  •
  the redemption price, to the extent that the Trust has funds available to make the payment; and

  •
  if the Trust is voluntarily or involuntarily dissolved and liquidated (other than in connection with a distribution of junior subordinated debt securities to holders of the trust preferred securities or the redemption of all the trust preferred securities), the lesser of

  (1)
  the aggregate of the liquidation amount specified in the prospectus supplement for each trust preferred security plus all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the Trust has funds available to make the payment, and

  (2)
  the amount of assets of the Trust remaining available for distribution to holders of its trust preferred securities upon a dissolution and liquidation of the trust ("Liquidation Payment").

        Boise Cascade may satisfy its obligation to make a guarantee payment by directly paying the required amounts to the holders of the trust preferred securities or by causing the Trust to pay the amounts to the holders.

        The combined operation of Boise Cascade's obligations under the Junior Subordinated Indenture and the trust preferred securities guarantee and amended declaration provides a full, irrevocable and unconditional guarantee of the trust's obligations under its trust preferred securities.

Status of the Guarantee

        The guarantee will be an unsecured obligation of Boise Cascade and will rank:

  •
  subordinate and junior in right of payment to all of Boise Cascade's other liabilities, except those obligations made equal or junior to its obligations under the trust preferred securities guarantee;

  •
  equal with the senior most preferred or preference stock now or later issued by Boise Cascade, and with any guarantee now or later issued by it in respect of any preferred or preference stock of any of its affiliates; and

  •
  senior to the common stock.

        The declaration will require that the holder of trust preferred securities accept the subordination provisions and other terms of the guarantee. The guarantee will be a guarantee of payment and not of collection (in other words, the holder of the guaranteed security may sue Boise Cascade, or seek other remedies, to enforce its rights under the trust preferred securities guarantee without first suing any other person or entity). The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not previously paid or upon distribution of the corresponding series of junior subordinated debt securities to the holders of trust preferred securities pursuant to the declaration.

Amendments and Assignment

        Except for changes which do not adversely affect the rights of holders of trust preferred securities in any material respect (in which case no consent of the holders will be required), a guarantee may only be amended with the prior approval of the holders of at least 66 2/3% in aggregate liquidation amount of the trust preferred securities. We have described the way to obtain approval under "Description of the Trust Preferred Securities—Voting Rights; Amendment of Declaration." All guarantees and agreements contained in the trust preferred securities guarantee will be binding on our successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable trust preferred securities.

Events of Default under the Guarantee

        An event of default under the guarantee occurs if we fail to make any required payments or perform our obligations under the guarantee.

        The holders of at least a majority in aggregate liquidation amount of the trust preferred securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power given to the guarantee trustee under the guarantee.

Information Concerning the Guarantee Trustee

        The guarantee trustee will only perform the duties that are specifically described in the guarantee, except when an event of default under the guarantee occurs and is continuing. After a default, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of its powers at the request of any holder of covered trust preferred securities unless it receives reasonable indemnity against the costs, expenses, and liabilities that it might incur.

Termination of the Guarantee

        The guarantee will terminate once the trust preferred securities are paid in full or upon distribution of the corresponding series of junior subordinated debt securities to the holders of the trust preferred securities. The guarantee will continue to be effective or will be reinstated if at any time any holder of trust preferred securities must return any sums paid under the trust preferred securities or the guarantee.

Governing Law

        The guarantee will be governed by the laws of the State of New York.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
THE TRUST PREFERRED SECURITIES GUARANTEE
AND THE SUBORDINATED DEBT SECURITIES HELD BY THE TRUST

        As long as Boise Cascade makes payments of interest and other payments when due on the junior subordinated debt securities held by a Trust, the Trust will have sufficient funds to make distribution payments and redemption and liquidation payments due on its trust preferred securities. This is because:

  •
  the aggregate principal amount of the junior subordinated debt securities will be equal to the sum of the aggregate liquidation amount of the trust securities;

  •
  the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

  •
  Boise Cascade will pay for any and all costs, expenses, and liabilities of each Trust except the trust's obligations under its trust preferred securities; and

  •
  each declaration provides that a Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

        If and to the extent that Boise Cascade fails to make payments on the junior subordinated debt securities, the Trust will not have funds available to make payments of distributions or other amounts due on its trust preferred securities. In those circumstances, holders will not be able to rely upon the trust preferred securities guarantee for payment of these amounts. Instead, they may directly sue Boise Cascade or seek other remedies to collect the pro rata share of payments owed. If a holder of trust preferred securities sues Boise Cascade to collect payment, then Boise Cascade will assume the holder's rights under the declaration to the extent Boise Cascade makes a payment in the legal action.

        A holder of any trust preferred security may sue Boise Cascade, or seek other remedies, to enforce its rights under the guarantee without first suing the guarantee trustee, the Trust or any other person or entity.

PLAN OF DISTRIBUTION

        Boise Cascade may sell common stock, preferred stock, any series of debt securities, warrants, purchase contracts, units or guarantees, and the Trusts may sell trust preferred securities, in one or more of the following ways from time to time:

  •
  to underwriters for resale to the public;

  •
  directly to institutional investors; or

  •
  through agents to the public.

        The offered securities may be distributed periodically in one or more transactions at:

  •
  a fixed price or prices, which may be changed;

  •
  market prices prevailing at the time of sale;

  •
  prices related to the prevailing market prices; or

  •
  negotiated prices.

In connection with the sale of offered securities, underwriters or agents may receive compensation from Boise Cascade in the form of underwriting discounts or commissions. They may also receive commissions from purchasers of offered securities. Underwriters or agents may sell offered securities to or through dealers. Those dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from purchasers.

        The prospectus supplement will set forth the terms of the offering of the securities, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed.

        If underwriters participate in the sale, they will acquire the offered securities for their own account and may resell the securities time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

        Unless otherwise stated in the prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent. The underwriters cannot purchase a series in part but must instead purchase the entire series.

        Underwriters, dealers, and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Underwriters and agents may be entitled under agreements entered into with Boise Cascade and/or the Trusts to indemnification by Boise Cascade and/or the Trusts against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to related payments which the underwriters or agents may be required to make.

        Underwriters and agents and/or their affiliates may engage in transactions with or perform services for us and our affiliates in the ordinary course of business.

        If indicated in the Prospectus Supplement, we will authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase offered securities from us pursuant to delayed purchase contracts. Each contract will provide for payment and delivery on the date(s) stated in the prospectus supplement and will be for an amount not less than the amount stated in the prospectus supplement. The aggregate amount of offered securities sold pursuant to these contracts shall be equal to the amount stated in the prospectus supplement. We may enter into delayed purchase contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions. Purchasers will in all cases be subject to our approval. The obligations of any purchaser under any delayed contract will be subject to the following conditions:

  1.
  The purchase by an institution of the offered securities covered by its delayed contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and

  2.
  If the offered securities are being sold to underwriters, Boise Cascade shall have sold to the underwriters the total principal amount of the offered securities less the principal amount covered by delayed purchase contracts.

The underwriters will not have any responsibility regarding the validity or performance of the delayed purchase contracts.

        Each series of offered securities will be a new issue of securities and will have no established trading market, other than our common stock which is listed on the New York Stock Exchange and the Chicago Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange and the Chicago Stock Exchange subject to official notice of issuance. Other securities may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold for public offering and sale may but are not required to make a market in the securities, and the underwriters may discontinue any market making at any time without notice.

VALIDITY OF OFFERED SECURITIES

        The validity of the Offered Securities will be passed upon for us by John W. Holleran, who is our Senior Vice President and General Counsel, and for the underwriters or agents, if any, by Sullivan & Cromwell, New York, New York. Certain matters of Delaware law relating to the trust preferred securities will be passed upon on behalf of the Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Trusts. As of December 31, 1999, Mr. Holleran was the beneficial owner of 1,180 shares of our common stock and 960 shares of our Convertible preferred stock, Series D, in the Employee Stock Option Plan. Mr. Holleran holds options to purchase shares of our common stock under a Company stock option plan. Sullivan & Cromwell and Richards, Layton & Finger, P.A. from time to time render legal services to Boise Cascade.

EXPERTS

        The audited financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports which accompany those statements, and are incorporated by reference in reliance upon the authority of that firm as experts in accounting and auditing in giving such reports.

The body of this Prospectus is printed on Boise Cascade paper.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the remarketing agent has authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the remarketing agent are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

$144,500,000

Boise Cascade Corporation

Senior Floating Rate Debentures due
December 16, 2006

Remarketing Agent

Goldman, Sachs & Co.

QuickLinks

PROSPECTUS SUPPLEMENT SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
DESCRIPTION OF OTHER INDEBTEDNESS
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
RELATIONSHIP OF THE EQUITY SECURITY UNITS TO THE REMARKETING
DESCRIPTION OF THE REMARKETED DEBENTURES
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
ABOUT BOISE CASCADE
ABOUT THE TRUSTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS
DESCRIPTION OF THE SECURITIES WE MAY OFFER
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
DESCRIPTION OF THE PURCHASE CONTRACTS AND THE UNITS
DESCRIPTION OF THE TRUST PREFERRED SECURITIES
DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE
RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE TRUST PREFERRED SECURITIES GUARANTEE AND THE SUBORDINATED DEBT SECURITIES HELD BY THE TRUST
PLAN OF DISTRIBUTION
VALIDITY OF OFFERED SECURITIES
EXPERTS